Exhibit 10.1

Execution Version

$1,775,000,000

CREDIT AGREEMENT

among

DYNEGY INC.,

VARIOUS LENDERS,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as ADMINISTRATIVE AGENT

Dated as of April 23, 2013

CREDIT SUISSE SECURITIES (USA) LLC, MORGAN STANLEY SENIOR FUNDING, INC., BARCLAYS BANK PLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS LENDING PARTNERS LLC, J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, RBC CAPITAL MARKETS and UBS SECURITIES LLC, as JOINT LEAD ARRANGERS and JOINT BOOK RUNNERS,

i

5.01.	Voluntary Prepayments	84
5.02.	Mandatory Repayments	85
5.03.	Method and Place of Payment	91
5.04.	Taxes	91

SECTION 6.	Conditions Precedent to Credit Events on the Closing Date	94

6.01.	Closing Date; Notes	94
6.02.	Opinions of Counsel	94
6.03.	Company Documents; Proceedings; etc.	94
6.04.	Consummation of the Refinancing	95
6.05.	Intercreditor Agreement	95
6.06.	Adverse Change	95
6.07.	Security Documents	95
6.08.	Financial Statements	96
6.09.	Solvency Certificate	96
6.10.	Fees, etc.	96
6.11.	PATRIOT ACT	97

SECTION 7.	Conditions Precedent to All Credit Events	97

7.01.	No Default; Representations and Warranties	97
7.02.	Notice of Borrowing; Letter of Credit Request	97

SECTION 8.	Representations and Warranties	97

8.01.	Company Status	97
8.02.	Power and Authority	98
8.03.	No Violation	98
8.04.	Approvals	98
8.05.	Financial Statements; Solvency; Projections	99
8.06.	Litigation	99
8.07.	True and Complete Disclosure	99
8.08.	Margin Regulations	100
8.09.	Tax Returns and Payments	100
8.10.	Compliance with ERISA	100
8.11.	Security Documents	101
8.12.	Properties	102
8.13.	Subsidiaries	102
8.14.	Compliance with Statutes, etc.	102
8.15.	Investment Company Act	102
8.16.	Environmental Matters	102
8.17.	Employment and Labor Relations	103
8.18.	Intellectual Property, etc.	103
8.19.	Anti-Terrorism Laws; OFAC; FCPA	103

SECTION 9.	Affirmative Covenants	104

9.01.	Information Covenants	104
9.02.	Books, Records and Inspections	106
9.03.	Maintenance of Property; Insurance	107
9.04.	Existence; Franchises	107
9.05.	Compliance with Statutes, etc.	107
9.06.	Compliance with Environmental Laws	108
9.07.	End of Fiscal Years; Fiscal Quarters	108

9.08.	Payment of Taxes	108
9.09.	Use of Proceeds	108
9.10.	Additional Security; Further Assurances; etc.	109
9.11.	Designation of Subsidiaries	110
9.12.	Ratings	112
9.13.	Status as Senior Debt	112

SECTION 10.	Negative Covenants	112

10.01.	Liens	112
10.02.	Consolidation, Merger or Sale of Assets, etc.	115
10.03.	Restricted Payments	117
10.04.	Indebtedness	120
10.05.	Dividend and Other Payment Restrictions Affecting Subsidiaries	125
10.06.	Transactions with Affiliates	127
10.07.	Senior Secured Leverage Ratio	129
10.08.	Asset Sales	130

SECTION 11.	Events of Default and Remedies	131

11.01.	Payments	131
11.02.	Representations, etc.	131
11.03.	Covenants	131
11.04.	Default Under Other Agreements	131
11.05.	Bankruptcy, etc.	132
11.06.	ERISA	132
11.07.	Security Documents	132
11.08.	Judgments	133
11.09.	Change of Control	133
11.10.	Borrower’s Right to Cure	134

SECTION 12.	The Administrative Agent	135

12.01.	Appointment	135
12.02.	Nature of Duties	135
12.03.	Lack of Reliance on the Administrative Agent	136
12.04.	Certain Rights of the Administrative Agent	136
12.05.	Reliance	137
12.06.	Indemnification	137
12.07.	The Administrative Agent in its Individual Capacity	137
12.08.	Holders	137
12.09.	Resignation by the Administrative Agent	138
12.10.	Collateral Matters	138
12.11.	Delivery of Information	140
12.12.	Intercreditor Agreement	140

SECTION 13.	Miscellaneous	141

13.01.	Payment of Expenses, etc.	141
13.02.	Right of Setoff	143
13.03.	Notices	143
13.04.	Benefit of Agreement; Assignments; Participations	143
13.05.	No Waiver; Remedies Cumulative	147
13.06.	Payments Pro Rata	147

13.07.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	148
13.08.	Counterparts	149
13.09.	Headings Descriptive	149
13.10.	Amendment or Waiver; etc.	149
13.11.	Survival	151
13.12.	Register	151
13.13.	Confidentiality	152
13.14.	No Advisory or Fiduciary Responsibility	152
13.15.	PATRIOT ACT	153
13.16.	Post-Closing Actions	153
13.17.	Interest Rate Limitation	153
13.18.	Lender Action	154
13.19.	Effectiveness	154
13.20.	Domicile of Loans	154

SCHEDULE 1.01(a)	Lender Addresses
SCHEDULE 1.01(b)	Commitments
SCHEDULE 1.01(c)	Pro Forma Adjustments
SCHEDULE 2.18	Reverse Dutch Auction Procedures
SCHEDULE 3.09	Existing Letters of Credit
SCHEDULE 8.10	Plans
SCHEDULE 8.12	Real Property
SCHEDULE 8.13	Subsidiaries
SCHEDULE 8.16	Environmental Matters
SCHEDULE 10.01	Liens
SCHEDULE 10.04	Indebtedness
SCHEDULE 13.16	Post-Closing Matters

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT B-3	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D-1	Form of U.S. Tax Compliance Certificate
EXHIBIT D-2	Form of U.S. Tax Compliance Certificate
EXHIBIT D-3	Form of U.S. Tax Compliance Certificate
EXHIBIT D-4	Form of U.S. Tax Compliance Certificate
EXHIBIT E	Form of Guarantee and Collateral Agreement
EXHIBIT F	Form of Solvency Certificate
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Assignment and Assumption Agreement
EXHIBIT I	Form of Intercreditor Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of April 23, 2013, among DYNEGY INC. (the “Borrower”), a Delaware corporation, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, including any permitted successor thereto, the “Administrative Agent”) and as collateral trustee (in such capacity, including any permitted successor thereto, the “Collateral Trustee”) under the Credit Documents, and each Lender (such term having the meaning assigned in Section 1 hereto) from time to time party hereto.

WHEREAS, Dynegy Power, LLC (“GasCo”), an indirect Wholly-Owned Subsidiary of the Borrower, as the borrower, and Dynegy Gas Investments Holdings, LLC, an indirect Wholly-Owned Subsidiary of the Borrower, as holdings, previously entered into (i) that certain credit agreement, dated as of August 5, 2011 (the “GasCo Term Loan Agreement”), with the lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent and collateral trustee, and the other parties thereto, whereby a $1,100,000,000 term loan credit facility was made available to GasCo and (ii) that certain credit agreement, dated as of January 16, 2013 (the “GasCo Revolving Credit Agreement”), with the lenders party thereto from time to time, the Royal Bank of Canada, as administrative agent, and the other parties thereto, whereby a $150,000,000 revolving credit facility was made available to GasCo.

WHEREAS, Dynegy Midwest Generation, LLC (“CoalCo”), an indirect Wholly-Owned Subsidiary of the Borrower, as the borrower, Dynegy Coal Investments Holdings, LLC, an indirect Wholly-Owned Subsidiary of the Borrower, as holdings, the lenders party thereto from time to time, Credit Suisse, as administrative agent and collateral trustee, and the other parties thereto previously entered into that certain credit agreement, dated as of August 5, 2011 (the “CoalCo Term Loan Agreement”), whereby a $600,000,000 term loan credit facility was made available to CoalCo.

WHEREAS, GasCo, as the account party, previously entered into that certain letter of credit reimbursement and collateral agreement, dated as of August 5, 2011 (the “GasCo CS Letter of Credit Agreement”), with Credit Suisse, as the issuing lender, whereby a $215,000,000 letter of credit facility was made available to GasCo.

WHEREAS, CoalCo, as the account party, and Credit Suisse, as the issuing lender, previously entered into that certain letter of credit reimbursement and collateral agreement, dated as of August 5, 2011 (the “CoalCo CS Letter of Credit Agreement”), whereby a $100,000,000 letter of credit facility was made available to CoalCo.

WHEREAS, (i) the Borrower, as successor in interest to Dynegy Holdings, LLC, as the account party, and Credit Suisse, as the issuing lender, are party to that certain letter of credit reimbursement and collateral agreement, dated as of August 5, 2011 (as amended, the “Holdings CS Letter of Credit Agreement”), whereby a $26,217,318 letter of credit facility was made available and (ii) the Borrower, as the account party, and Credit Suisse, as the issuing lender, previously entered into that certain letter of credit reimbursement and collateral agreement, dated as of October 17, 2011 (as amended, the “Dynegy Inc. CS Letter of Credit Agreement”), whereby a $1,250,000 letter of credit facility was made available to the Borrower.

WHEREAS, the Borrower and its Subsidiaries wish to refinance and repay or prepay in full (including the payment of all fees, accrued interest, premiums and transaction expenses incurred in connection therewith, but excluding letters of credit that become Existing Letters of Credit hereunder) and terminate the commitments under the credit facilities made available under each of the GasCo Term Loan Agreement, the CoalCo Term Loan Agreement, the GasCo Revolving Credit Agreement, the GasCo CS

Letter of Credit Agreement, the CoalCo CS Letter of Credit Agreement, the Holdings CS Letter of Credit Agreement and the Dynegy Inc. CS Letter of Credit Agreement.

WHEREAS, the Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW. THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.                            Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Financial Counterparty” shall mean any Person who, at the time the applicable Treasury Services Agreement is entered into, (a) in the ordinary course provides treasury services or cash management services and (b)(i) has a corporate rating of A- or higher by S&P or a corporate family rating of A3 or higher by Moody’s (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if either of such rating agencies is not then in the business of providing such ratings), or (ii) whose obligations are supported by collateral, guarantees or letters of credit in a manner consistent with the then prevailing industry practice from Persons that have the ratings described in clause (i) above.

“Acquired Debt” shall mean, with respect to any specified Person:

(a)  Indebtedness of any other Person or asset existing at the time such other Person or asset is merged with or into, is acquired by, or became a Subsidiary of such specified Person, as the case may be, whether or not such Indebtedness is incurred in connection with, or in contemplation of, or to finance, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b)  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act” shall have the meaning provided in Section 8.19.

“Additional Lender” shall mean, at any time, any bank, other financial institution or debt provider that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Facility in accordance with Section 2.15 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.17; provided that each Additional Lender shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned), in each case to the extent any such consent would be required from the Administrative Agent under Section 13.04(c) for an assignment of Loans to such Additional Lender.

“Additional Security Documents” shall have the meaning provided in Section 9.10.

“Adjustable Applicable Margins” shall have the meaning set forth in the definition of “Applicable Margin”.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement, and shall include any permitted successor to the Administrative Agent appointed pursuant to Section 12.09.

“AER” shall mean Ameren Energy Resources Company, LLC, an Illinois limited liability company.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control; provided further however that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extension of credit hereunder, or its actions in connection herewith or any other Credit Document.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” shall have the meaning provided in Section 10.06(a).

“Agent” shall mean the Administrative Agent, the Collateral Trustee and any other agent appointed hereunder and each of their respective successors and assigns.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended, refinanced or renewed from time to time.

“Applicable Law” shall mean, as to any Person, any ordinance, law, treaty, rule or regulation or any determination, ruling or other directive by and from an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property is subject.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Initial Tranche B-1 Term Loans maintained as (A) Base Rate Loans, 2.00% and (B) LIBOR Loans, 3.00%; (ii) in the case of Initial Tranche B-2 Term Loans maintained as (A) Base Rate Loans, 2.00% and (B) LIBOR Loans, 3.00%; (iii) initially in the case of Initial Revolving Loans maintained as (A) Base Rate Loans, 1.75% and (B) LIBOR Loans, 2.75%; (iv) initially, in the case of Unutilized Revolving Loan Commitments attributable to Initial Revolving Loan Commitments, 0.50% and (v) in the case of Swingline Loans, 1.75%.  From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for Initial Revolving Loans (including Swingline Loans) and Unutilized Revolving Loan Commitments, attributable to Initial Revolving Loan Commitments, than that described in the immediately preceding sentence (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for such Initial Revolving Loans (including Swingline Loans) and Unutilized Revolving Loan Commitments, attributable to Initial Revolving Loan Commitments (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Senior Secured Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

Senior Secured Leverage Ratio	Unutilized Revolving Loan Commitment Margin	Initial Revolving Loan and Swingline Loan Base Rate Margin	Initial Revolving Loan LIBO Rate Margin
Greater than or equal to 2.25:1.00	0.500%	1.75%	2.75%
Greater than or equal to 1.75:1.00 but less than 2.25:1.00	0.375%	1.50%	2.50%
Less than 1.75:1.00	0.375%	1.25%	2.25%

The Senior Secured Leverage Ratio used in a determination of Adjustable Applicable Margins shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 50 days of the last day of any Fiscal Quarter of the Borrower, which certificate shall set forth the calculation of the Senior Secured Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date (but determined on a Pro Forma Basis) and the Adjustable Applicable Margins which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences).  The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next certificate is delivered to the Administrative Agent, and (y) the date which is 51 days (or 106 days in the case of the fourth Fiscal Quarter of the Borrower) following the last day of the Test Period in which the previous Start Date occurred (such earliest date, the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margins (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those set forth in the first sentence of this definition (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”).  Notwithstanding anything to the contrary contained above in this definition, the Adjustable Applicable Margins shall be the Highest Adjustable Applicable Margins (x) at all times during which there shall exist any Event of Default and (y) at all times prior to the date of delivery of the financial statements pursuant to Section 9.01(a) for the first full Fiscal Quarter of the Borrower following the Closing Date.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Senior Secured Leverage Ratio set forth in any Quarterly Pricing Certificate delivered for any period is inaccurate for any reason and the result thereof is that the Lenders received interest for any period based on an Applicable Margin that is less than that which would have been applicable had the Senior Secured Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Quarterly Pricing Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Senior Secured Leverage Ratio for such period, and any shortfall in the interest theretofore paid by the Borrower for the relevant period pursuant to Section 2.08(a) and (b) as a result of the miscalculation of the Senior Secured Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.08(a) or (b), as applicable, at the time the interest for such period was required to be paid pursuant to said Section on the same basis as if the Senior Secured Leverage Ratio had been accurately set forth in such Quarterly Pricing Certificate (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.08(d), in accordance with the terms of this Agreement).  Such Applicable Margin shall be due and payable on the earlier of (i) the occurrence of a Default or an Event of Default under Section 11.05 and (ii) promptly upon written demand to the Borrower (but in no event later than five (5) Business Days after such written demand); provided that in the case of preceding clause (ii), nonpayment of such Applicable Margin as a result of any inaccuracy shall not constitute a Default or Event of Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the applicable default rate), at any time prior to the date that is five (5) Business Days after such written demand to the Borrower.

The Applicable Margins with respect to any Term Loans other than Initial Term Loans, Revolving Loans other than Initial Revolving Loans and Unutilized Revolving Loan Commitments attributable to Revolving Loan Commitments other than the Initial Revolving Loan Commitments, shall in each case be determined in accordance with the relevant provisions of this Agreement, and shall utilize the rules provided above to the extent specified in the respective Incremental Amendment, Extension or Refinancing Amendment, as applicable.

“Approved Fund” shall mean any Fund that is administered, advised or managed by a Lender or an Affiliate of the entity that administers, advises or manages any Fund that is a Lender.

“Arrangers” shall mean, collectively, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Lending Partners LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets(1) and UBS Securities LLC.

“Asset Sale” shall mean (a) the sale, lease (other than an operating lease), conveyance or other disposition of any assets or rights other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 10.02 and not by Section 10.08 and (b)  the issuance of Equity Interests in any of the Borrower’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i)                                     any single transaction or series of related transactions for which the Borrower or its Restricted Subsidiaries receive aggregate consideration of less than $20,000,000;

(ii)                                  a transfer of assets or Equity Interests between or among the Borrower and its Restricted Subsidiaries and/or between Restricted Subsidiaries;

(iii)                               an issuance of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary of the Borrower;

(iv)                              the sale, lease or other transfer of products or services (including power, capacity, energy, ancillary services, and other products or services, or the sale of any other inventory or contracts related to any of the foregoing (in each case, whether in physical, financial or any other form), or fuel or emission credits) and any sale or other disposition of damaged, worn-out or obsolete assets;

(v)                                 the sale or discount, in each case without recourse, of accounts receivable, in connection with the compromise or collection thereof;

(1)  RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

(vi)                              the licensing of intellectual property;

(vii)                           the sale, lease, conveyance or other disposition for value of power capacity, energy, fuel ancillary services or emission credits and other products or services or sale of any other inventory or contracts for any of the foregoing;

(viii)                        the sale or other disposition of cash or Cash Equivalents;

(ix)                              a Restricted Payment that does not violate Section 10.03 or a Permitted Investment;

(x)                                 to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any “boot” thereon) for use in a Permitted Business;

(xi)                              a disposition of assets in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action;

(xii)                           any sale and leaseback transaction that is a Permitted Tax Lease;

(xiii)                        the sale, transfer or other disposition of property or assets related to the decommissioning or demolition of the South Bay Facility, the Vermilion Facility, the Havana 1-5 Units, the Wood River 1-3 Units, the Oglesby Facility or the Stallings Facility;

(xiv)                       any disposition of property and assets to the extent it constitutes, or results from, a Recovery Event; or

(xv)                          any sale or disposition of Equity Interests of an Unrestricted Subsidiary.

“Assignee” shall have the meaning provided in Section 13.04(c)(i).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit H (appropriately completed).

“Attributable Debt” shall mean, in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Auction” shall have the meaning provided in Section 2.18(a).

“Auction Manager” shall have the meaning set forth in Section 2.18(a).

“Auction Notice” shall have the meaning provided in Schedule 2.18.

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any Person or Persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement, (ii) delivering financial information (including, without limitation, calculations of “Fair Market Value”) and

Officer’s Certificates pursuant to this Agreement, the chief executive officer, the president, the chief financial officer, the treasurer, the assistant treasurer, the principal accounting officer or any other person of the Borrower having substantially the same responsibilities as the aforementioned officers, and (iii) any other matter in connection with this Agreement or any other Credit Document, the chief executive officer, chief financial officer, treasurer, the assistant treasurer, general counsel or a responsible financial or accounting officer of the Borrower.

“Baldwin” shall mean the 1800MW coal fired power generation facility owned by a Subsidiary of the Borrower located in Baldwin, Illinois and the property and assets necessary for the maintenance and operation of such facility.

“Bankruptcy Law” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time, or any similar federal or state or other law for the relief of debtors.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% per annum in excess of the overnight Federal Funds Rate at such time and (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% per annum; provided that, notwithstanding the foregoing, in the case of Initial Term Loans which are incurred or maintained as Base Rate Loans, the “Base Rate” shall in no event be less than 2.00% per annum.  For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of “LIBO Rate,” except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two (2) Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.  The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” shall mean:

(a)                                 with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)                                 with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)                                  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Party” shall have the meaning set forth in Section 2.18(a).

“Borrowing” shall mean the borrowing of one Type of Loan of a single Class from all the Lenders having Commitments with respect to such Class (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Buffer Land” shall mean farm property neighboring a Credit Party’s power generation facility which is not related to or used for the generation of electric power.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Calculation Period” shall mean, with respect to any Specified Transaction or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Specified Transaction or other event for which financial statements have been delivered to the Lenders pursuant to Section 9.01(a) or (b) as applicable; provided that, with respect to any event required to be calculated on a Pro Forma Basis that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 9.01(a) for the Fiscal Quarter ending nearest to June 30, 2013, the “Calculation Period” shall be the period of four consecutive Fiscal Quarters of the Borrower (including its predecessor entity) ended March 31, 2013 (taken as one accounting period), with Consolidated Adjusted EBITDA (prior to giving pro forma effect to the applicable event required to be calculated on a Pro Forma Basis) being as set forth in the definition of “Test Period”.

“Capital Lease Obligations” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” shall mean:

(a)                                 in the case of a corporation, corporate stock;

(b)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)                                  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” shall mean:

(a)                                 United States dollars, Euros or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time;

(b)                                 (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) and (ii) debt obligations issued by the Government National Mortgage Association, Farm Credit System, Federal Home Loan Banks, Federal Home Loan Mortgage Corporation, Financing Corporation and Resolution Funding Corporation, in each case under clauses (i) and (ii) above, having maturities of not more than 12 months from the date of acquisition;

(c)                                  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(d)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)                                  commercial paper and auction rate securities having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within 12 months after the date of acquisition;

(f)                                   readily marketable direct obligations issued by any state of the United States or any political subdivision thereof, in either case having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(g)                                  (i) money market funds that invest primarily in securities described in clauses (a) through (f) of this definition or (ii) short duration liquidity funds with a total weighted average maturity of no more than ninety (90) days that invest primarily in securities having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, including those described in clauses (a) through (f) of this definition.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, requiring compliance by any Lender (or lending office of such Lender).

“Change of Control” shall mean (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower or any of its Restricted Subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan and one or more Permitted Holders), (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than one or more Permitted Holders or a corporation owned directly or indirectly by the stockholders of the Borrower in substantially the same proportion as their ownership of stock of the Borrower prior to such transaction, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares; or (iv) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.

“Claims” shall have the meaning provided in the definition of “Environmental Claims.”

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Lenders of Revolving Loans or Term Loans (which shall not comprise the same Class) in each case having the same terms and Maturity Date (whether constituting a Class of Initial Revolving Loans, Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans, or any such Class of Revolving Loans or Term Loans resulting from extensions of credit or actions in accordance with the provisions of Section 2.15 through 2.17 of this Agreement), (b) when used with respect to Commitments, refers to the Commitments relating to a given Class of Loans as described in preceding clause (a), and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Swingline Loans or Loans of a given Class provided by Lenders of such Class as described in preceding clause (a).

“Closing Date” shall mean the first date that all of the conditions precedent in Section 6 are satisfied or waived in accordance with Section 6, which date is April 23, 2013.

“CoalCo” shall have the meaning provided in the preamble hereto.

“CoalCo CS Letter of Credit Agreement” shall have the meaning provided in the preamble hereto.

“CoalCo Term Loan Agreement” shall have the meaning provided in the preamble hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder; provided, however, that for purposes of the definition of FATCA, “Code” shall mean the Code, as of the date of this Agreement (or any or amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Guarantee and Collateral Agreement Collateral, all Mortgaged Properties but, for the avoidance of doubt, excluding all Excluded Assets.

“Collateral Trustee” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commitment” shall mean any of the commitments of any Lender, i.e., an Initial Tranche B-1 Term Loan Commitment, an Initial Tranche B-2 Term Loan Commitment, an Initial Revolving Loan Commitment or a Commitment with respect to any other Class of Loans hereunder (as same may be adjusted from time to time in accordance with the terms hereof).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedging Agreements” shall mean any agreement (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, fuel purchase or sale agreements, tolling agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, commercial or trading agreements, weather derivatives agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy or weather related commodity, service or risk, price or price indices for any such commodities, services or risks or any other similar derivative agreements, any renewable energy credits, carbon emission credits and any other “cap and trade” related credits, assets or attributes with an economic value and any other similar agreements, entered into by the Borrower or any Restricted Subsidiary, in each case under this definition, (i) in the ordinary course of business, or (ii) otherwise consistent with Prudent Industry Practice in order to manage fluctuations in the price or availability to the Borrower or any Restricted Subsidiary of any commodity and/or manage the risk of adverse or unexpected weather conditions.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Compliance Date” shall mean any date on which the aggregate amount of outstanding Revolving Loans and Swingline Loans and Letter of Credit Outstandings (excluding any Letter of Credit Outstandings that are cash collateralized) of all Lenders exceed 25% of the Total Revolving Loan Commitment at such time.

“Concurrent Cash Distributions” has the meaning assigned to it in the definition of “Investments.”

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income of the Borrower for such period, adjusted by:  (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income of the Borrower for such period (other than with respect to clauses (vii) and (xiii))), without duplication, the amount of:

(i)                                     total interest expense (inclusive of amortization of premiums, deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees, non-cash interest payments, the interest component of Capital Lease Obligations, net payments, if any, pursuant to interest rate protection agreements with respect to Indebtedness, the interest component of any pension or other post-employment benefit expense)) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(ii)                                  provision for taxes based on income, profits or capital and foreign withholding taxes and franchise, state single business unitary and similar taxes for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(iii)                               all depreciation and amortization expense of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, including but not limited to amortization or impairment of intangibles (including, but not limited to goodwill), non-cash write offs of debt discounts and debt issuances, non-cash costs and commissions, non-cash discounts and other non-cash fees and charges with respect to Indebtedness, Interest Rate/Currency Hedging Agreements and Commodity Hedging Agreements;

(iv)                              other unusual or non-recurring cash charges, or expenses of the Borrower and its Restricted Subsidiaries during such period including, without limitation, costs of and payments of legal settlements, fines, judgments or orders;

(v)                                 the amount of all other non-cash charges, losses or expenses (including non-cash employee and officer equity compensation expense (including stock options), or asset write-offs, write-ups or write-downs) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (but excluding any additions to bad debt reserves or bad debt expense and any non-cash charge to the extent it represents amortization of a prepaid cash item that was paid in a prior period);

(vi)                              cash restructuring charges or reserves, including any restructuring costs and integration costs incurred in connection with the Transaction, acquisitions permitted under this Agreement (including the acquisition of AER and its subsidiaries) or Significant Asset Sales or other Specified Transactions after the Closing Date, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses (including professional and underwriting fees), and consulting fees and any one-time expense relating to enhanced accounting function, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs or any other costs incurred in connection with any of the foregoing; provided that amounts added back pursuant to this clause (vi) shall not, when taken together with any add-backs pursuant to clause (vii) below and Section 1.06(iv), account for more than 15% of Consolidated Adjusted EBITDA in any Test Period (calculated before giving effect to any such add-backs and adjustments);

(vii)                           the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized in connection with the Transactions or any Specified Transaction (including the acquisition of AER and its subsidiaries) or the implementation of an operational initiative (including the termination, abandonment or discontinuance of operations and product lines) after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by an Authorized Officer of Borrower shall be delivered to the Administrative Agent together with the compliance certificate required to be delivered pursuant to Section 9.01(d), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable, reasonably anticipated to be realizable and factually supportable in the good faith judgment of Borrower, and (y) such actions are to be taken within, in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with (I) the Transactions, 18 months after the Closing Date and (II) in all other cases, within 18 months after the consummation of the Specified Transaction or the implementation of an operational initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) projected amounts (and not yet realized) may no longer be added in calculating Consolidated Adjusted EBITDA pursuant to this clause (vii) to the extent occurring more than six Fiscal Quarters after the specified action taken in order to realize such projected cost savings, operating expense reduction, other operating improvements and synergies and (C) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided that amounts added back pursuant to this clause (vii) shall not, when taken together with any add-backs pursuant to clause (vi) above and Section 1.06(iv), account for more than 15% of Consolidated Adjusted EBITDA in any Test Period (calculated before giving effect to any such add-backs and adjustments);

(viii)                        pro forma adjustments set forth on Schedule 1.01(c);

(ix)                              other accruals, up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence, repayment, amendment or modification of Indebtedness permitted by this Agreement (whether or not successful, and including costs and expenses of the Administrative Agent and Lenders that are reimbursed) and up-front or financing fees, transaction costs, commissions, expenses, premiums or charges related to the Transaction and any non-recurring merger or business acquisition transaction costs incurred during such period (in each case whether or not successful);

(x)                                 fees, costs and expenses incurred in connection with the Transaction, including fees, costs and expenses of any counsel, consultants or other advisors;

(xi)                              expenses to the extent covered by contractual indemnification, insurance or refunding provisions in favor of the Borrower or any of its Restricted Subsidiaries and actually paid by such third parties, or, so long as Borrower has made a determination that a reasonable basis exists for payment and only to the extent that such amount is in fact paid within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so paid within such 365 days);

(xii)                           to the extent covered by business interruption insurance and actually reimbursed or otherwise paid, expenses or losses relating to business interruption or any expenses or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition, or any sale, conveyance, transfer or other disposition of assets, in each case, permitted under this Agreement, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(xiii)                        solely for purposes of determining compliance with Section 10.07 in respect of any period which includes a Cure Quarter, the amount of proceeds from any sale or issuance of Qualified Equity Interests in connection with the exercise of a Cure Right in respect of such Cure Quarter;

(xiv)                       effects of adjustments in the consolidated financial statements of the Borrower pursuant to GAAP (including, without limitation, in the inventory, property and equipment, goodwill, software, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any acquisition permitted under this Agreement (including the acquisition of AER and its subsidiaries) or the amortization or write-off of any amounts thereof; and

(xv)                          adjustments on upfront premiums received or paid by the Borrower and its Restricted Subsidiaries for financial options in periods other than the strike periods;

and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income of the Borrower for such period and without duplication) the amount of (i) all cash payments or cash charges made (or incurred) by the Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated Adjusted EBITDA in a previous period, (ii) income and gain items corresponding to those referred to in clauses (A)(iv) and (A)(v) above (other than the accrual of revenue in the ordinary course), (iii) gains related to pensions and other post-employment benefits and (iv) federal, state, local and foreign income tax credits;

provided that:

(A)                               to the extent included in Consolidated Net Income of the Borrower, there shall be excluded in determining Consolidated Adjusted EBITDA (x) currency translation gains and losses related to currency re-measurements of Indebtedness and (y) gains or losses on Interest Rate/Currency Hedging Agreements and Commodity Hedging Agreements;

(B)                               to the extent included in Consolidated Net Income of the Borrower, there shall be excluded in determining Consolidated Adjusted EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations; and

(C)                               without duplication of amounts already deducted or excluded in determining the Consolidated Adjusted EBITDA (or the component defined terms), the Consolidated Adjusted EBITDA attributable to Excluded Project Subsidiaries shall be excluded from the definition of Consolidated Adjusted EBITDA for all purposes of the Credit Documents, except to the extent (and solely to the extent) actually distributed or repatriated in cash by any such Excluded Project Subsidiary to the Borrower or any Subsidiary Guarantor.

Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated Adjusted EBITDA for any Test Period which includes any Fiscal Quarter ended on or prior to June 30, 2013, Consolidated Adjusted EBITDA for all portions of such period occurring prior to June 30, 2013 shall be calculated in accordance with the definition of “Test Period” contained herein.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the consolidated cash interest expense of such Person and its Restricted Subsidiaries (other than Excluded Project Subsidiaries) for such period, whether paid or accrued (including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to interest rate Hedging Obligations, but not including amortization of original issue discount and other non-cash interest payments), net of cash interest income.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary (other than an Excluded Project Subsidiary) with respect to any interest rate hedging agreements.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a)                                 the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions (including pursuant to other intercompany payments but excluding Concurrent Cash Distributions) paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b)                                 for purposes of Sections 10.03(a)(C)(1) and 10.07 only, the Net Income of any Restricted Subsidiary that is not a Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(c)                                  the cumulative effect of a change in accounting principles will be excluded;

(d)                                 any net after-tax non-recurring or unusual gains, losses (less all fees and expenses relating thereto) or other charges or revenue or expenses (including, without limitation, relating to severance, relocation and one-time compensation charges) shall be excluded;

(e)                                  any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded, whether under FASB 123R or otherwise;

(f)                                   any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(g)                                  any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions shall be excluded; and

(h)                                 any impairment charge or asset write-off pursuant to Financial Accounting Statement No. 142 and No. 144 or any successor pronouncement shall be excluded.

In addition, to the extent not already included in Consolidated Net Income of the Borrower and its Restricted Subsidiaries, Consolidated Net Income shall include (x) the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption, (y) reimbursements of any expenses or charges that are actually received and covered by indemnification or other reimbursement provisions, in each case to the extent such expenses, charges or losses were deducted in the calculation of Consolidated Net Income and (z) the purchase accounting effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any acquisition (including the acquisition of AER and its subsidiaries) or other similar investment permitted under this Agreement, or the amortization or write-off of any amounts thereof.

“Consolidated Senior Secured Net Debt” shall mean, as of any date of determination, (a) the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries, consisting only of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations, Attributable Debt and debt obligations evidenced by promissory notes or similar instruments, that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary (other than Liens that are contractually subordinated to the Liens of the Collateral Trustee in the Collateral pursuant to intercreditor and subordination arrangements that are reasonably satisfactory to the Administrative Agent) outstanding on such date, determined on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of Unrestricted cash and Cash Equivalents, together with the aggregate amount of Restricted cash and Cash Equivalents which secures the Obligations under this Agreement and the other Credit Documents, in an aggregate amount not to exceed $150,000,000; provided that Consolidated Senior Secured Net Debt shall not include Indebtedness (i) in respect of (x) any cash collateralized letter of credit, or (y) any other letter of credit, except to the extent of an Unpaid Drawing, (ii) of Unrestricted Subsidiaries, (iii) of Excluded

Subsidiaries (but, for the avoidance of doubt, not secured Guarantees of such Indebtedness by the Credit Parties), (iv) of any Person other the Borrower and its Restricted Subsidiaries and (v) in respect of Hedging Obligations; provided, further, that, solely for purposes of determining compliance with Section 10.07, the Initial Tranche B-1 Term Loans shall be excluded from the definition of “Consolidated Senior Secured Net Debt”.

“Consolidated Total Assets” shall mean, as of any date of determination, the total consolidated assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent publicly available balance sheet of the Borrower, and after giving pro forma effect to any acquisition or disposal of any property or assets consummated after the date of the applicable balance sheet and on or prior to the date of determination.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (a) the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP consisting only of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of Unrestricted cash and Cash Equivalents, together with the aggregate amount of Restricted cash and Cash Equivalents which secures the Obligations under this Agreement and the other Credit Documents, in an aggregate amount not to exceed $150,000,000; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of (x) any cash collateralized letter of credit, or (y) any other letter of credit, except to the extent of an Unpaid Drawing, (ii) of Unrestricted Subsidiaries, (iii) Excluded Subsidiaries (but, for the avoidance of doubt, not guarantees of such Indebtedness by the Credit Parties), (iv) of any Person other the Borrower and its Restricted Subsidiaries and (v) in respect of Hedging Obligations.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or customary and reasonable indemnity obligations entered into in connection with any contractual arrangement, including, but not limited to, any acquisition, capital expenditure, investment or disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of the Borrower who:  (a) was a member of such Board of Directors on the Closing Date or (b) was nominated for election or elected to such Board of Directors with the approval of (x) one or more

Permitted Holders or (y) a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Contribution Indebtedness” shall mean Indebtedness of the Borrower in an aggregate principal amount not to exceed two times the aggregate amount of cash received by the Borrower after the Closing Date from the sale of its Equity Interests (other than Disqualified Stock) or as a contribution to its common equity capital (in each case, other than to or from a Subsidiary of the Borrower); provided that such Indebtedness (a) is incurred within 180 days after the sale of such Equity Interests or the making of such capital contribution and (b) is designated as “Contribution Indebtedness” pursuant to an Officer’s Certificate on the date of its incurrence.  Any sale of Equity Interests or capital contribution that forms the basis for an incurrence of Contribution Indebtedness will not be considered to be a sale of Qualified Equity Interests and will be disregarded for purposes of Section 10.03.

“Controlled Foreign Corporation” shall mean any Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes and that is described under Section 957(a) of the Code.

“Core Assets” shall mean all Equity Interests in, and property and assets of, Baldwin, Dynegy Kendall Energy, LLC, Ontelaunee Power Operating Company, LLC, Moss Landing and Independence, in each case whether now owned or hereafter acquired; provided, however, that (a) the Equity Interests in, and property and assets of, Independence shall only constitute Core Assets hereunder through (and including) October 31, 2014 and (b) only the Equity Interests in Moss Landing, and the Moss I Facility, the Moss II Facility, the Moss VI Facility and the Moss VII Facility owned thereby and the property and assets necessary for the maintenance and operation of such named facilities, shall constitute Core Assets hereunder; provided, further, however, that at any time, from time to time after the later of (i) the date on which all Tranche B-1 Term Loans have been repaid in full or refinanced in their entirety with the proceeds of a Tranche B-1 Debt Offering and (ii) the delivery of the consolidated financial statements of the Borrower for the fiscal quarter ending March 31, 2014 in accordance with Section 9.01(a), the Borrower may deliver to the Administrative Agent an Officers’ Certificate designating certain of such Equity Interests, property and/or assets otherwise comprising Core Assets to be excluded from the definition and requirements thereof, if, on and as of the date of any such designation, the Senior Secured Leverage Ratio for the most recently ended Calculation Period on or prior to such date, determined on a Pro Forma Basis after giving effect to each such designation, is not more than 0.75:1.00 below the applicable Senior Secured Leverage Ratio set forth in Section 10.07 for such Calculation Period (whether or not such date is otherwise a Compliance Date).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt (including any Tranche B-1 Debt Offering) or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans and Other Revolving Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Initial Tranche B-1 Term Loans, existing Initial Tranche B-2 Term Loans, existing Revolving Loans (and swingline loans and letters of credit and/or unused Revolving Loan Commitments), Indebtedness and/or letters of credit incurred under Section 10.04(b)(i)(B) under one or more Credit Facilities and/or any then existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that Credit Agreement Refinancing Indebtedness incurred in respect of theretofore outstanding Initial Tranche B-1 Term Loans may only be incurred in the form of Permitted Unsecured Refinancing Debt (including any Tranche B-1 Debt Offering); provided, further, that (i) such new Indebtedness does not mature prior to the maturity date of, or have a shorter Weighted Average Life to Maturity than, the Refinanced Debt (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayments of such Refinanced Debt), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and fees and expenses associated with the refinancing, extension, renewal or replacement, unless otherwise permitted under Section 10.04 (other than Section 10.04(b)(iii)), (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained and (iv) the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Loan Commitments being replaced, extended or renewed unless otherwise permitted hereby.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note (if any), the Guarantee and Collateral Agreement and each other Security Document.

“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (including, without limitation, any Existing Letter of Credit), other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit.

“Credit Facilities” shall mean (i) one or more debt or credit facilities (including, without limitation, the credit facilities provided under this Agreement), letter of credit facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, credit-linked deposits (or similar deposits) receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and (ii) debt securities sold to institutional investors, in each case of (i) and (ii), as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Credit Suisse” shall have the meaning provided in the preamble hereto.

“Cure Quarter” shall have the meaning assigned to such term in Section 11.10.

“Cure Right” shall have the meaning assigned to such term in Section 11.10.

“Cure Termination Date” shall have the meaning assigned to such term in Section 11.10.

“Declined Proceeds” shall have the meaning provided in Section 5.02(k).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would (without cure or waiver hereunder) constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Noncash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or any person who is an Affiliate of the Borrower as a result of the Borrower’s ownership of Equity Interests in such Person in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a senior financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Institutions” shall mean those Persons that are competitors of the Borrower and its Subsidiaries (or reasonably known Affiliates of any such competitors) that are specified from time to time by the Borrower in writing to the Administrative Agent.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 10.03.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“DNE” shall mean Dynegy Northeast Generation, Inc., a Delaware corporation.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean any Restricted Subsidiary of the Borrower that was incorporated or organized in the United States or any state thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Dynegy Inc. CS Letter of Credit Agreement” shall have the meaning provided in the preamble hereto.

“Effective Date” shall have the meaning provided in Section 13.19.

“Effective Yield” shall mean, as to any Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans or Incremental Term Loans of any tranche, the effective yield on such loans as reasonably determined by the Administrative Agent (consistent with generally accepted financial practices), taking into account the applicable interest rate margins (but not any fluctuations in the LIBO Rate), any interest rate floors by equating the excess amount of any such floor to interest margin, and all fees, including recurring, up-front or similar fees or original issue discount (amortized over the shorter of (x) the life of such loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such loans, but excluding (i) any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the Lenders thereunder and (ii) any customary consent fees paid generally to consenting Lenders.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in commercial loans in the ordinary course of business or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than a natural person) but in any event excluding (i) except to the extent provided in Section 2.18 and 13.04, the Borrower and its respective Subsidiaries, and (ii) Disqualified Institutions.

“End Date” shall have the meaning provided in the definition of “Applicable Margin.”

“Environmental CapEx Debt” shall mean Indebtedness of the Borrower or its Restricted Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.

“Environmental Capital Expenditures” shall mean capital expenditures deemed necessary by the Borrower or its Restricted Subsidiaries to comply with Environmental Laws.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or adjudicatory proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to occupational health or safety or the environment, in both cases, due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety (as such relates to exposure to Hazardous Materials) or Hazardous Materials.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b) or (c) of the Code or Section 4001 of ERISA, or for purposes of Section 412 of the Code, under Section 414(m) or (o) of the Code.

“ERISA Event” shall mean any one or more of the following:

(a)                                 any Reportable Event;

(b)                                 the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c)                                  the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d)                                 the failure to make a required contribution to any Plan that would reasonably be expected to result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver or an extension of any amortization period under Section 412 of the Code with respect to any Plan, or that such filing may be made;

(e)                                  the failure to make any required contribution to a Multiemployer Plan; the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan; or the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan;

(f)                                   the Borrower or any of its Subsidiaries or any ERISA Affiliate ceases operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA or withdraw as a substantial employer so as to become subject to the provisions of Section 4063(a) of ERISA or ceases making contributions to any Plan subject to Section 4064(a) of ERISA;

(g)                                  the Borrower or any of its Subsidiaries of any ERISA Affiliates incurs liability under Section 4069 or 4212(c) of ERISA;

(h)                                 the Borrower or any of its Subsidiaries have incurred with respect to a Plan or any Multiemployer Plan a material tax under Chapter 43 of the Code or a material civil penalty under Section 409, 502(i) or 502(l) of ERISA.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning provided in the Guarantee and Collateral Agreement.

“Excluded Equity Interests” shall have the meaning provided in the Guarantee and Collateral Agreement.

“Excluded Foreign Subsidiary” shall mean, at any time, any Foreign Subsidiary that is a Restricted Subsidiary that is (or is treated as) for United States federal income tax purposes either (a) a corporation or (b) a pass-through entity owned directly or indirectly by another Foreign Subsidiary that is (or is treated as) a corporation.  There are no Excluded Foreign Subsidiaries on the Closing Date.

“Excluded Hedging Obligation” shall mean, with respect to any Subsidiary Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation.  If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Information” shall have the meaning provided in Section 2.18(d).

“Excluded Proceeds” shall mean any Net Sale Proceeds of an Asset Sale in an amount of up to $15,000,000 per year, if and to the extent such Net Proceeds are designated by an Authorized Officer of the Borrower as Excluded Proceeds.

“Excluded Project Subsidiary” shall mean, at any time, any Restricted Subsidiary that:

(a)                                 is an obligor (or, in the case of a Restricted Subsidiary of an Excluded Project Subsidiary that is such an obligor and is in a business that is related to the business of such Excluded Project Subsidiary that is such an obligor, is otherwise bound, or its property is subject to one or more covenants and other terms of any Non-Recourse Debt outstanding at such time, regardless of whether such Restricted Subsidiary is a party to the agreement evidencing the Non-Recourse Debt (unless otherwise expressly elected by the Borrower in its sole discretion with respect to any such Subsidiaries)) with respect to any Non-Recourse Debt outstanding at such time, in each case if and for so long as the grant of a security interest in the property or assets of such Subsidiary, or the guarantee by such Subsidiary of the Obligations, or the pledge of the Equity Interests of such Subsidiary, in each case in favor of the Collateral Trustee, for the benefit of the Secured Parties, shall constitute or result in a breach, termination or default under the agreement or instrument governing the applicable Non-Recourse Debt; provided that such Subsidiary shall be an Excluded Project Subsidiary only to the extent that and for so long as the requirements and consequences above shall exist; or

(b)                                 is not an obligor with respect to any such Non-Recourse Debt as described in clause (a), but is designated by the Borrower as an Excluded Project Subsidiary under and in accordance with this Agreement; and

provided that (i) none of the Subsidiaries constituting or owning Core Assets may at any time be an Excluded Project Subsidiary and (ii) the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Excluded Project Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Investments under the provisions of Section 10.05, as determined by the Borrower. There are no Excluded Project Subsidiaries on the Closing Date.  Notwithstanding anything herein to the contrary, following the consummation of the acquisition of AER, neither AER nor any of its Subsidiaries may be deemed an “Excluded Project Subsidiary” hereunder.

“Excluded Subsidiary” shall mean:

(a)                                 (i) any Domestic Subsidiary of a Controlled Foreign Corporation or (ii) any Domestic Subsidiary (x) substantially all of the assets of which consist of the Equity Interests of one or more Controlled Foreign Corporations or (y) that is treated as a disregarded entity for United States federal income tax purposes substantially all of the assets of which are Equity Interests of one or more Controlled Foreign Corporations (treating, for this purpose, any disregarded entity described in this clause (ii)(y) as a Controlled Foreign Corporation) and, if applicable, Indebtedness of such Controlled Foreign Corporation,

(b)                                 Unrestricted Subsidiaries,

(c)                                  any captive insurance Subsidiary,

(d)                                 not-for-profit Subsidiaries,

(e)                                  any special purpose vehicle,

(f)                                   any Immaterial Subsidiary,

(g)                                  any Subsidiary, to the extent a guarantee of which is prohibited or restricted by contracts existing on the Closing Date (or if acquired after the Closing Date, on the date of such acquisition) (provided that such contracts were not entered into in contemplation hereof) or applicable law (including any requirement to obtain governmental (including regulatory) authority or third party consent, approval, license or authorization) or would result in materially adverse tax consequences as reasonably determined by Borrower,

(h)                                 any Controlled Foreign Corporation,

(i)                                     any Subsidiary that is not directly or indirectly a Wholly-Owned Subsidiary of the Borrower,

(j)                                    any Excluded Project Subsidiary, and

(k)                                 any Subsidiary for which the Administrative Agent and Borrower determine the cost and/or burden of obtaining the guaranty outweigh the benefit to the Lenders.

“Excluded Taxes” shall mean with respect to any Lender or Agent (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed on it, by a jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or Agent, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Lender or Agent’s failure to comply with Section 5.04(f), (c) any U.S. federal withholding Taxes that are imposed by reason of FATCA, and (d) any U.S. federal withholding Tax that is imposed on amounts payable to a Lender or Agent at the time such Lender or Agent becomes a party to this Agreement (or designates a new lending office), except to the extent that (i) such Lender or Agent (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 5.04(a) or (ii) such withholding Taxes are a result of a Change in Law after such Lender or Agent became a party to this Agreement (or changed its lending office).

“Existing Indebtedness” shall mean Indebtedness of the Borrower and its Subsidiaries in existence on the Closing Date after giving effect to the refinancing (other than the Indebtedness under this Agreement) and listed on Schedule 10.04, until such amounts are repaid.

“Existing Letters of Credit” shall have the meaning provided in Section 3.09.

“Extended Revolving Loan Commitment” shall have the meaning provided in Section 2.16(a).

“Extended Revolving Loans” shall mean Revolving Loans incurred in respect of Extended Revolving Loan Commitments.

“Extended Term Loans” shall have the meaning provided in Section 2.16(a).

“Extending Revolving Credit Lender” shall have the meaning provided in Section 2.16(a).

“Extending Term Lender” shall have the meaning provided in Section 2.16(a).

“Extension” shall have the meaning provided in Section 2.16(a).

“Extension Offer” shall have the meaning provided in Section 2.16(a).

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an Authorized Officer of the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%).

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financial Covenant Event of Default” shall have the meaning provided in Section 11.03.

“Fiscal Quarter” shall mean, for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

“Fiscal Year” shall mean the fiscal year of the Borrower and its Restricted Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” shall mean with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)                                 Investments and acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (including all pro forma cost savings calculated in accordance with Section 1.06(iv)) as if they had occurred on the first day of the four-quarter reference period and Consolidated Adjusted EBITDA for such reference period will be calculated on the same pro forma basis;

(b)                                 the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)                                  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(d)                                 any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(e)  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(f)  if any Indebtedness that is being incurred on the Calculation Date bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto (including any pro forma cost savings calculated in accordance with Section 1.06(iv)) for such period as if such Investment, acquisition or disposition, or classification of such operation as discontinued had occurred at the beginning of the applicable four-quarter period.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(a)                                 the Consolidated Interest Expense of such Person and its Restricted Subsidiaries (other than interest expense of any Person the Consolidated Adjusted EBITDA of which is excluded from the Consolidated Adjusted EBITDA of such Person) for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(b)                                 the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c)                                  any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(d)                                 the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Restricted Subsidiary of the Borrower, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(e)                                  interest income for such period.

“Foreign Agent” shall mean an Agent that is not a U.S. Person.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” of any Person shall mean any Restricted Subsidiary of such Person that is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that if any operating lease would be recharacterized as a capital lease due to changes in the accounting treatment of such operating leases under GAAP since the Closing Date, then solely with respect to the accounting treatment of any such lease, GAAP shall be interpreted as it was in effect on the Closing Date.

“GasCo” shall have the meaning provided in the preamble hereto.

“GasCo CS Letter of Credit Agreement” shall have the meaning provided in the preamble hereto.

“GasCo Revolving Credit Agreement” shall have the meaning provided in the preamble hereto.

“GasCo Term Loan Agreement” shall have the meaning provided in the preamble hereto.

“Governmental Authority” shall mean any nation or government, or any state, province, territory or other political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any governmental or non-governmental authority regulating the generation and/or transmission of energy, including Electric Reliability Council of Texas.

“Granting Lender” shall have the meaning provided in Section 13.04(g).

“Guarantee and Collateral Agreement” shall have the meaning provided in Section 6.07(a).

“Guarantee and Collateral Agreement Collateral” shall mean all “Collateral” as defined in the Guarantee and Collateral Agreement, but excluding any Excluded Assets.

“Havana” shall mean the 441MW coal fired power generation facility owned by a Subsidiary of the Borrower located in Havana, Illinois.

“Havana 1-5 Units” shall mean the decommissioned units 1 through 5 located at the power generation facility owned by a Subsidiary of the Borrower and located in Mason County, Illinois.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under:

(a)                                 currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; or

(b)                                 (i) agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or commodity transportation or transmission pricing or availability; (ii) any netting arrangements, power purchase and sale agreements, fuel purchase and sale agreements, swaps, options and other agreements, in each case, that fluctuate in value with fluctuations in energy, power or gas prices; and (iii) agreements or arrangements for commercial or trading activities with respect to the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service.

“Hennepin” shall mean the 293MW coal fired power generation facility owned by a Subsidiary of the Borrower located in Hennepin, Illinois.

“Highest Adjustable Applicable Margins” shall have the meaning provided in the definition of “Applicable Margin.”

“Holdings CS Letter of Credit Agreement” shall have the meaning provided in the preamble hereto.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of the Borrower that is designated by the Borrower as an “Immaterial Subsidiary” if and for so long as such Restricted Subsidiary, together with all other Immaterial Subsidiaries, has (i) total assets at such time not exceeding 5% of the Borrower’s Consolidated Total Assets as of the last day of the most recently completed Test Period and (ii) total revenues and operating income for the most recently completed Test Period not exceeding 5% of the Borrower’s consolidated revenues and operating income for such Test Period, respectively; provided that such Restricted Subsidiary shall be an Immaterial Subsidiary only to the extent that and for so long as all of the above requirements are satisfied.

“Incremental Amendment” shall have the meaning provided in Section 2.15(d).

“Incremental Facility” shall mean (i) each Incremental Term Loan, (ii) each Revolving Commitment Increase and (iii) each Incremental Revolving Commitment.

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.15(e).

“Incremental Revolver” shall have the meaning provided in Section 2.15(a).

“Incremental Revolving Commitment” shall have the meaning provided in Section 2.15(a).

“Incremental Revolving Loans” shall have the meaning provided in Section 2.15(a).

“Incremental Term Loans” shall have the meaning provided in Section 2.15(a).

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables, except as provided in clause (e) below), whether or not contingent:

(a)                                 in respect of borrowed money;

(b)                                 evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)                                  in respect of banker’s acceptances;

(d)                                 representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(e)                                  representing the balance deferred and unpaid of the purchase price of any property (including trade payables) or services due more than six months after such property is acquired or such services are completed; or

(f)                                   representing the net amount owing under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person; provided, that the amount of such Indebtedness shall be deemed not to exceed the lesser of the amount secured by such Lien and the value of the Person’s property securing such Lien.

“Indebtedness to be Refinanced” shall mean the existing Indebtedness of the Borrower and its respective Subsidiaries outstanding on the Closing Date pursuant to the GasCo Term Loan Agreement, the GasCo Revolving Credit Agreement, the CoalCo Term Loan Agreement, the GasCo CS Letter of Credit Agreement, the CoalCo CS Letter of Credit Agreement, the Holdings CS Letter of Credit Agreement and the Dynegy Inc. CS Letter of Credit Agreement, but exclusive of any letters of credit thereunder that become Existing Letters of Credit pursuant hereto.

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independence” shall mean Sithe/Independence Power Partners, L.P., a Delaware limited partnership.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Individual RL Exposure” of any RL Lender shall mean, at any time, the sum of (x) the aggregate principal amount of all Revolving Loans made by such RL Lender and then outstanding, (y) such RL Lender’s RL Percentage in each then outstanding Letter of Credit multiplied by the sum of the Stated Amount of the respective Letter of Credit and any Unpaid Drawings relating thereto and (z) such RL Lender’s RL Percentage multiplied by the aggregate principal amount of then outstanding Swingline Loans.

“Initial Revolving Loan Commitment” shall mean, for each Lender party to this Agreement on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.01(b) directly below the column entitled “Initial Revolving Loan Commitment,” as the same may from time to time be (x) reduced or terminated pursuant hereto, (y) increased (but only with the consent of the respective Lender) in accordance with the terms hereof or (z) adjusted as a result of assignments to or from such Lender pursuant hereto.

“Initial Revolving Loan Maturity Date” shall mean April 23, 2018.

“Initial Revolving Loans” shall mean all Revolving Loans made from time to time pursuant to the Initial Revolving Loan Commitments.

“Initial Term Loans” shall have the meaning provided in Section 2.01(b).

“Initial Tranche B-1 Term Loan Commitment” shall mean, for each Lender party to this Agreement on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.01(b) directly below the column entitled “Initial Tranche B-1 Term Loan Commitment,” as the same may from time to time be (x) reduced or terminated pursuant to the terms herein or (y) adjusted as a result of assignments to or from such Lender pursuant hereto.

“Initial Tranche B-1 Term Loan Maturity Date” shall mean April 23, 2020.

“Initial Tranche B-1 Term Loans” shall have the meaning provided in Section 2.01(a).

“Initial Tranche B-2 Term Loan Commitment” shall mean, for each Lender party to this Agreement on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.01(b) directly below the column entitled “Initial Tranche B-2 Term Loan Commitment,” as the same may from time to time be (x) reduced or terminated pursuant to the terms herein or (y) adjusted as a result of assignments to or from such Lender pursuant hereto.

“Initial Tranche B-2 Term Loan Maturity Date” shall mean April 23, 2020.

“Initial Tranche B-2 Term Loans” shall have the meaning provided in Section 2.01(b).

“Intercreditor Agreement” shall mean the Collateral Trust and Intercreditor Agreement, substantially in the form of Exhibit I, among the Borrower, the Subsidiary Guarantors, the Collateral Trustee, for the benefit of the Secured Parties, and each other Person from time to time party thereto, including one or more Secured Debt Representatives (as defined in the Intercreditor Agreement).

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate/Currency Hedging Agreement” shall mean any agreement of the type described in clauses (a), (b) or (c) of the definition of “Interest Rate/Currency Hedging Obligations”.

“Interest Rate/Currency Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk and (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, in each case under clauses (a), (b) and (c), entered into by such Person in the ordinary course of business and not for speculative purposes.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

Notwithstanding anything to the contrary herein, in the case of any Investment made by the Borrower or a Restricted Subsidiary of the Borrower in a Person substantially concurrently with a cash distribution by such Person to the Borrower or a Subsidiary Guarantor (a “Concurrent Cash Distribution”), then: (a)  the Concurrent Cash Distribution shall be deemed to be Net Sale Proceeds received in connection with an Asset Sale and applied as set forth in Section 5.02(f); and (c)  the amount of such Investment shall be deemed to be the Fair Market Value of the Investment, less the amount of the Concurrent Cash Distribution.

“IRS” shall mean the U.S. Internal Revenue Service.

“Issuing Lender” shall mean each of Credit Suisse, Morgan Stanley Bank, N.A., and Royal Bank of Canada (except as otherwise provided in Section 12.09) and any other Lender reasonably acceptable to the Administrative Agent and the Borrower which agrees to issue Letters of Credit hereunder; provided, however, that, unless otherwise agreed by such Person, Morgan Stanley Bank, N.A., Credit Suisse, and/or their respective Affiliates shall only be Issuing Lenders hereunder with respect to standby Letters of Credit.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).  The commitment of each Issuing Lender with respect to Letters of Credit shall be the amount set forth opposite such Issuing Lender’s name on Schedule 1.01(b) under the caption “Letter of Credit Commitment” or, if an Issuing Lender has entered into an Assignment and Assumption Agreement with respect to such Letter of Credit Commitment, set forth for such Issuing Lender in the Register maintained by the Administrative Agent pursuant to Section 13.12 as the Issuing Lender’s “Letter of Credit Commitment”; provided that any RL Lender may, from time to time, become an Issuing Lender under this Agreement with the protections and rights afforded to Issuing Lenders hereunder by executing a joinder, in form and substance reasonably satisfactory to (and acknowledged and accepted by) the Administrative Agent and the Borrower, indicating such RL Lender’s Letter of Credit Commitment (which commitment may exceed such RL Lender’s Revolving Loan Commitment) and upon the execution and delivery of any such joinder, such RL Lender shall be an Issuing Lender for all purposes hereof.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans, Initial Revolving Loan Commitments, Incremental Term Loan, Incremental Revolver, Other Term Loan, Other Revolving Loan, Extended Revolving Loan Commitment or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee, sublessee or licensee in, to and under leases, subleases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder.

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured within two (2) Business Days) to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) or 3.05, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority or (iii) such Lender having made a public statement or notified the Administrative Agent, the Swingline Lender, any Issuing Lender and/or any Credit Party in writing (x) that it does not intend to comply with its obligations under Section 2.01, Section 2.04 or Section 3, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under such respective Sections or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 2.14 and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least sixty (60) consecutive days, (iii) such

Lender has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (iv) the failure of such Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) or 3.05 within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Majority Lenders with Revolving Loan Commitments has or have, as applicable, funded its or their portion thereof and (v) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under Bankruptcy Law or any other debtor relief law, or (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity.

“Letter of Credit” shall have the meaning provided in Section 3.01(a) and shall include all Existing Letters of Credit.

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.14(a).

“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time.  The Letter of Credit Exposure of any RL Lender at any time shall be its RL Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, (i) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum (rounded upwards to the next 1/100th of 1.00%) determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that, notwithstanding the foregoing, in the case of Initial Term Loans which are incurred or maintained as LIBOR Loans, the “LIBO Rate” shall in no event be less than 1.00% per annum.

“LIBOR Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement) and any preference or priority having the effect of security, and any lease having substantially the same effect as any of the foregoing.

“Loan” shall mean an extension of credit by a Lender to the Borrower under Section 2.

“Loan Participant” shall mean any Person who participates in the Loans pursuant to Section 13.04; provided that only Eligible Transferees may be Loan Participants.

“Majority Lenders” of any Class shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Class under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(e).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean any event or circumstance which has had a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies, taken as a whole, of the Administrative Agent, the Collateral Trustee and Lenders under the Credit Documents or (iii) the ability of the Borrower and the Subsidiary Guarantors, taken as a whole, to perform their payment obligations under the Credit Documents.

“Material Indebtedness” shall have the meaning provided in Section 11.04(a).

“Maturity Date” shall mean, with respect to the relevant Class of Loans, the Initial Tranche B-1 Term Loan Maturity Date, the Initial Tranche B-2 Term Loan Maturity Date, or the Initial Revolving Loan Maturity Date, as the case may be; provided, that the reference to Maturity Date with respect to (x) Other Term Loans and Other Revolving Loans shall be the final maturity date as specified in the applicable Refinancing Amendment, (y) Extended Term Loans and Extended Revolving Loans, shall be the final maturity date as specified in the applicable Extension Offer and (z) any Incremental Facility, shall be the final maturity date as specified in the applicable Incremental Amendment.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of (a) $100,000,000, plus (b) an additional $100,000,000 from time to time after all Tranche B-1 Term Loans have been repaid in full or refinanced in their entirety with the proceeds of a Tranche B-1 Debt Offering; provided that the “Maximum Incremental Facilities Amount” shall be an unlimited amount on any date if (and to the extent that), after giving effect to the incurrence of all Incremental Facilities made or entered into on and as of such date, the Senior Secured Leverage Ratio shall be less than or equal to 4.25:1.00, determined on a Pro Forma Basis as of the last day of the most recently ended Calculation Period (but excluding cash proceeds of all Incremental Facilities from any “netting” calculations in determining Consolidated Senior Secured Net Debt); provided that, for purposes of the preceding proviso, (i) each Incremental Facility shall be treated as if it is secured on a senior secured basis, whether or not so secured and (ii) and all Incremental Revolving Facilities shall be treated as fully drawn.

“Maximum Rate” shall have the meaning provided in Section 13.17.

“Maximum Swingline Amount” shall mean $50,000,000.

“Minimum Borrowing Amount” shall mean, at any time, (i) for Revolving Loans, the lesser of $5,000,000 and the Total Revolving Loan Commitment at such time and (ii) for Swingline Loans, $1,000,000.

“Minimum Extension Condition” shall have the meaning provided in Section 2.16(b).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.

“Moody’s” shall mean Moody’s Investors Service, Inc., together with its successors.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument.

“Mortgage Policy” shall mean an ALTA Lender’s title insurance policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned in fee by the Borrower or any of its Restricted Subsidiaries with a Fair Market Value or book value in excess of $25,000,000, which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof; provided, that Mortgaged Property shall not include the South Bay Facility, the Vermilion Facility, the Havana 1-5 Units, the Wood River 1-3 Units, the Oglesby Facility or the Stallings Facility or any Buffer Land to (a) any of the foregoing properties or (b) the Baldwin, Havana and Hennepin plants.

“Moss Landing” shall mean Dynegy Moss Landing, LLC.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has had any liability (including on account of an ERISA Affiliate).

“NAIC” shall mean the National Association of Insurance Commissioners.

“Necessary CapEx Debt” shall mean Indebtedness of the Borrower or its Restricted Subsidiaries incurred for the purpose of financing Necessary Capital Expenditures.

“Necessary Capital Expenditures” shall mean capital expenditures that are required by Applicable Law (other than Environmental Laws) or undertaken for health and safety reasons or to prevent catastrophic failure of a unit. The term “Necessary Capital Expenditures” does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Net Debt Proceeds” shall mean with respect to any incurrence of Indebtedness, the gross cash proceeds (net of underwriting discounts and commissions, fees and other costs associated therewith, including, without limitation, those of attorneys, accountants and other professionals) received by the respective Person from the respective incurrence of such Indebtedness.

“Net Income” shall mean, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or accretion, excluding, however:

(a)                                 any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any Asset Sale (without giving effect to the threshold provided for in the definition thereof); or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(b)                                 any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Recovery Event Proceeds” shall mean, with respect to any Recovery Event, the gross cash proceeds received by the respective Person in connection with such Recovery Event, net of (i) costs, expenses and taxes incurred in connection with such Recovery Event, (ii) in the case of any Recovery Event regarding a Non-Wholly Owned Subsidiary, the pro rata portion of such proceeds that is contractually required (including pursuant to the organizational documents of such Subsidiary) to be paid to third Persons holding minority interests of such Subsidiary at the time of such Recovery Event (with such portion not to exceed such third Person’s proportionate share of such proceeds based on its relative holding of Equity Interests in such Subsidiary), (iii) any funded escrow established in connection with any such Recovery Event (provided, that to the extent that any amounts are released from such escrow to the Borrower or a Restricted Subsidiary thereof, such amounts, net of any related expenses, shall constitute Net Recovery Event Proceeds), (iv) any taxes paid or reasonably estimated to be payable in connection therewith, (v) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness pursuant to this Agreement and Credit Agreement Refinancing Indebtedness) which is secured by a Lien (other than a Lien that ranks pari passu with, or subordinated to, the Lien securing the Obligations) on the respective assets which were the subject of such Recovery Event and (vi) without duplication of clause (iii) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) arising from Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) or any estimated taxes referred to under clause (iii) above that are not required to be paid to any taxation or other Governmental Authority shall be deemed to be Net Recovery Event Proceeds of such sale or disposition of assets occurring on the date of such reduction).

“Net Sale Proceeds” shall mean, with respect to any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (i) transaction fees, expenses and costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within sixty (60) days after, the date of such sale or other disposition, (iii) the amount of gross proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness pursuant to this Agreement and Credit Agreement Refinancing Indebtedness) which is secured by a Lien (other than a Lien that ranks pari passu with, or subordinated to, the Lien securing the Obligations) on the respective assets which were the subject of such Asset Sale, (iv) taxes paid or reasonably estimated to be payable in connection therewith, (v) any funded escrow established pursuant to the documents evidencing any such Asset Sale to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale

(provided, that to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary thereof, such amounts, net of any related expenses, shall constitute Net Sale Proceeds) and (vi) without duplication of clause (v) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) arising from Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) or any estimated taxes referred to under clause (iv) above that are not required to be paid to any taxation or other Governmental Authority shall be deemed to be Net Sale proceeds of such sale or disposition of assets occurring on the date of such reduction).

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, respectively, other than any Defaulting Lender.

“Non-Recourse Debt” shall mean Indebtedness:

(a)                                 as to which neither the Borrower nor any of its Restricted Subsidiaries (other than an Excluded Project Subsidiary) (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than pursuant to a Non-Recourse Guarantee or any arrangement to provide or guarantee to provide goods and services on an arm’s length basis, (ii) is directly or indirectly liable as a guarantor or otherwise, other than pursuant to a Non-Recourse Guarantee, or (iii) constitutes the lender;

(b)                                 no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (except Non-Recourse Indebtedness (x) of one or more Excluded Project Subsidiaries and its Subsidiaries and/or direct or indirect parents and their subsidiaries, that, in each case, is an Excluded Project Subsidiary or (y) pursuant to one or more Non-Recourse Guarantees) of the Borrower or any of its Restricted Subsidiaries (excluding, for the avoidance of doubt, any such Indebtedness resulting from a Non-Recourse Guarantee that is otherwise permitted hereunder)  to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c)                                  in the case of Non-Recourse Debt incurred after the Closing Date, as to which the lenders have been notified in writing, or have otherwise agreed, that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries except as otherwise permitted by clauses (a) or (b) above;

provided, however, that the following shall be deemed to be Non-Recourse Debt: (i) guarantees with respect to debt service reserves established with respect to a Subsidiary to the extent that such guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such guarantee; (ii) contingent obligations of the Borrower or any Subsidiary to make capital contributions to a Subsidiary; (iii) any credit support or liability consisting of reimbursement obligations in respect of Letters of Credit issued under and subject to the terms of this Agreement to support obligations of a Subsidiary; (iv) agreements of the Borrower or any Subsidiary to provide, or guarantees or other credit support (including letters of credit) by the Borrower or any Subsidiary of any agreement of another Subsidiary to provide, corporate, management, marketing, administrative, technical, energy management or marketing, engineering, procurement, construction, operation and/or maintenance services to such Subsidiary, including in respect of the sale or acquisition of power, emissions, fuel, oil, gas or other supply of energy, (v) any agreements containing Hedging Obligations, and any power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, commercial or trading agreements and any other similar agreements entered into between the Borrower or any Subsidiary with or otherwise involving any other Subsidiary, including any guarantees or other credit support (including letters of credit) in connection therewith, (vi) any Investments in a Subsidiary and, for the avoidance of doubt, pledges by the Borrower or any Subsidiary of the Equity Interests of any Excluded Subsidiary that are directly owned by the Borrower or any Subsidiary in favor of the agent or lenders in respect of such Excluded Subsidiary’s Non-Recourse Debt and (vii) any Non-Recourse Guarantees, to the extent in the case of (i) through (vii)  otherwise permitted by this Agreement.

“Non-Recourse Guarantee” shall mean any guarantee by the Borrower or a Subsidiary Guarantor of Non-Recourse Debt incurred by an Excluded Project Subsidiary as to which the lenders of such Non-Recourse Debt have acknowledged that they will not have any recourse to the stock or assets of the Borrower or any Subsidiary Guarantor, except to the limited extent set forth in such guarantee.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean any Term Note, any Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice of Intent to Cure” shall have the meaning provided in Section 11.10.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at Eleven Madison Avenue, 23rd Floor, New York, New York 10010, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing by the Borrower or any Subsidiary Guarantor to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Restricted Subsidiaries, whether or not allowed in such case or proceeding but excluding all Excluded Hedging Obligations).

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower by an Authorized Officer of the Borrower, which certificate shall include: (a) a statement that each of the Officers making such certificate has read the applicable covenant or condition, (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based, (c) a statement that, in the opinion of each such Officer, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the applicable covenant or condition has been complied with and (d) a statement as to whether or not, in the opinion of each such Officer, the applicable condition or covenant has been complied with.

“Oglesby Facility” shall mean the retired peaking generation facility owned by a Subsidiary of Borrower and located in Oglesby, Illinois.

“Other Applicable Indebtedness” shall have the meaning provided in Section 5.02(f).

“Other Connection Taxes” shall mean with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising solely from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Revolving Commitments” shall mean one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” shall mean one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Other Term Loan Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Participant” shall have the meaning provided in Section 3.04(a).

“Participant Register” shall have the meaning provided in Section 13.04(h).

“Payment Office” shall mean the office of the Administrative Agent that is provided in writing to the other parties hereto by the Administrative Agent at times that payments are due.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Business” shall mean the business of acquiring, constructing, managing, developing, improving, maintaining, leasing, owning and operating a power or energy related facility, together with any related assets or facilities, or engaging in wholesale or retail sale of power, as well as any other activities reasonably related to, ancillary to, or incidental to, any of the foregoing activities (including acquiring and holding reserves), including investing in a power or energy related facility.

“Permitted Debt” shall have the meaning provided in Section 10.04(b).

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations (other than those secured on a junior priority basis) and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Subsidiary Guarantors and (iv) the holders of such Indebtedness (or their representative) and the Administrative Agent shall have acceded to the Intercreditor Agreement in accordance with the terms thereof; provided that, notwithstanding anything herein to the contrary, such Permitted First Priority Refinancing Debt may not be used to repay, refund, refinance or otherwise replace any or all of the Initial Tranche B-1 Term Loans.

“Permitted Holder” shall mean Franklin Advisers, Inc. and/or one or more of its Affiliates.

“Permitted Investments” shall mean:

(a)                                 any Investment in the Borrower or in a Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor;

(b)                                 any Investment in an Immaterial Subsidiary;

(c)                                  any Investment in an Excluded Foreign Subsidiary for so long as the Excluded Foreign Subsidiaries do not collectively own more than 5% of the Consolidated Total Assets of the Borrower as of the most recent Fiscal Quarter end for which financial statements are publicly available;

(d)                                 any issuance of letters of credit by, or for the account of, the Borrower and/or any of its Restricted Subsidiaries to support the obligations of any of the Excluded Subsidiaries;

(e)                                  any Investment in Cash Equivalents (and, in the case of Excluded Subsidiaries only, Cash Equivalents or other liquid investments permitted under any Credit Facility to which it is a party);

(f)                                   any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(i)                                     such Person becomes a Restricted Subsidiary of the Borrower and a Subsidiary Guarantor or an Immaterial Subsidiary; or

(ii)                                  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor;

(g)                                  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 10.08;

(h)                                 Investments made as a result of the sale of Equity Interests of any Person that is a Subsidiary of the Borrower such that, after giving effect to any such sale, such Person is no longer a Subsidiary of the Borrower, if the sale of such Equity Interests constitutes an Asset Sale and the Net Sale Proceeds received from such Asset Sale are applied as set forth in Section 5.02(f);

(i)                                     Investments to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(j)                                    any Investments received in compromise or resolution of (i) obligations of trade creditors or customers of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(k)                                 Investments represented by Hedging Obligations;

(l)                                     loans or advances to employees;

(m)                             repayments or prepayments of the Loans or pari passu Indebtedness;

(n)                                 any Investment in securities of trade creditors, trade counter-parties or customers received in compromise of obligations of those Persons, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(o)                                 negotiable instruments held for deposit or collection;

(p)                                 receivables owing to the Borrower or any Restricted Subsidiary of the Borrower and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary of the Borrower deems reasonable under the circumstances;

(q)                                 payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

(r)                                    Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of, or to finance, the acquisition of such Person;

(s)                                   (i) any Investment in (A) any joint ventures in which the Borrower and/or one or more Restricted Subsidiaries (other than Excluded Subsidiaries) owns 50% of the ordinary voting interests therein and (B) any Excluded Project Subsidiary, in each case, engaged primarily in one or more Permitted Businesses, in either case that is made in property and assets (including cash) that are not Core Assets, (ii) any Investments required by the Limited Guaranty given by the Borrower in favor of Ameren Corporation, dated as of March 14, 2013 and (iii) Investments in one or more Unrestricted Subsidiaries in an aggregate amount not to exceed, in the case of this clause (iii), $100,000,000;

(t)                                    Investments made pursuant to a commitment that, when entered into, would have complied with the provisions of this Agreement;

(u)                                 Investments in any Excluded Subsidiary made by another Excluded Subsidiary;

(v)                                 Investments (including letters of credit issued) to support trading or other obligations of Independence in the ordinary course of business, in an aggregate amount not to exceed $75,000,000 at any time outstanding; provided that if Independence does not become a Subsidiary Guarantor on or prior the date that is 180 days after the Closing Date, any and all such Investments shall be deemed to be Investments made pursuant to clause (w) of this definition of Permitted Investments;

(w)                               other Investments made since the Closing Date in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that are at any time outstanding not to exceed the greater of (i) $125,000,000 and (ii) 2.5% of Consolidated Total Assets; provided, however, that if any Investment pursuant to this clause (w) is made in any Person that is not a Restricted Subsidiary of the Borrower and a Subsidiary Guarantor at the date of the making of the Investment and such Person becomes a Restricted Subsidiary and a Subsidiary Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above, and shall cease to have been made pursuant to this clause (w).

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness (and, without duplication, unused commitments) of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that Indebtedness comprised of all or any portion of the Initial Tranche B-1 Term Loans, which may only be refinanced or replaced with a Tranche B-1 Debt Offering; and provided further that:

(i)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness (which for this purpose shall include unused commitments) extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(ii)           such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iii)          if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iv)          such Indebtedness is incurred either by the Borrower (and may be guaranteed by any Subsidiary Guarantor) or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(v)           (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Latest Maturity Date of all Classes of Loans or Commitments, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Latest Maturity Date of all Classes of Loans or Commitments, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Latest Maturity Date of all Classes of Loans or Commitments.

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”) and (iii) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to an intercreditor agreement on terms and conditions reasonably satisfactory to the Administrative Agent; provided that, notwithstanding anything herein to the contrary, such Permitted Second Priority Refinancing Debt may not be used to repay, refund, refinance or otherwise replace any or all of the Initial Tranche B-1 Term Loans

“Permitted Tax Lease” shall mean a sale and leaseback transaction consisting of a “payment in lieu of taxes” program or any similar structure (including leases, sale-leasebacks, etc.) primarily intended to provide tax benefits (and not primarily intended to create Indebtedness).

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” shall mean an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has had any liability (including on account of an ERISA affiliate).

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, with respect to compliance with any test, covenant or calculation of any ratio hereunder, the determination or calculations of such test, covenant or ratio (including in connection with any Specified Transaction) in accordance with Section 1.06.

“Pro Forma Compliance” shall mean, with respect to the covenant in Section 10.07, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.06.

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated April 2, 2013 and that were prepared by or on behalf of the Borrower in connection with the Transaction and made available to the Administrative Agent and the Lenders prior to the Closing Date.

“Prudent Industry Practice” shall mean those practices and methods as are commonly used or adopted by Persons in the independent power generation industry in the United States in connection with the conduct of the business of such industry, in each case as such practices or methods may evolve from time to time, consistent in all material respects with all applicable legal requirements.

“Public Disclosure” shall mean the Borrower’s most recent annual report, Form 10-K for the most recently completed fiscal year, each quarterly report on Form 10-Q or any current reports on Form 8-K (or similar reports filed on successor forms) filed since the initial filing date of such Form 10-K, in each case, filed at least five (5) Business Days prior to the Closing Date.

“Qualified Equity Interests” shall mean any Equity Interest of the Borrower other than (a) Disqualified Stock and (b) Equity Interests that were used to support an incurrence of Contribution Indebtedness.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Closing Date.

“Quarterly Pricing Certificate” shall have the meaning provided in the definition of “Applicable Margin.”

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, which constitute real property, including Leaseholds, to the extent constituting an interest in real property.

“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of (a) any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, casualty, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case except to the extent such proceeds or awards constitute (x) reimbursement or compensation for amounts previously paid by the Borrower or any of its Restricted Subsidiaries in respect of any such event (as certified to the Administrative Agent by the Borrower pursuant to an Officer’s Certificate delivered by an Authorized Officer not later than the fifth Business Day following the date of the receipt of such proceeds or awards) or (y) amounts payable by reason of any loss of revenues or interruption of business or operations or (b) any compensation or remuneration paid to the Borrower or any of its Restricted Subsidiaries arising from the exercise of any Governmental Authority of its claimed or actual power of eminent domain over the property or assets of the Borrower or any such Restricted Subsidiary.

“Refinanced Debt” shall have the meaning provided in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Revolving Loan Commitments” shall have the meaning provided in Section 13.10(c).

“Refinanced Term Loans” shall have the meaning provided in Section 13.10(c).

“Refinancing” shall have the meaning provided in Sections 6.04(a).

“Refinancing Amendment” shall mean an amendment to this Agreement reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.17.

“Register” shall have the meaning provided in Section 13.12.

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefore pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Rejection Notice” shall have the meaning provided in Section 5.02(k).

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating, into, through or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Replacement Revolving Loan Commitments” shall have the meaning provided in Section 13.10(c).

“Replacement Term Loans” shall have the meaning provided in Section 13.10(c).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Repricing Event” shall mean (a) the incurrence by the Borrower of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of the Initial Tranche B-1 Term Loans or the Initial Tranche B-2 Term Loans into a new tranche of replacement term loans under this Agreement) that is marketed or syndicated to banks and other institutional lenders in financings similar to the facilities provided for in this Agreement, (i) having an Effective Yield that is less than the applicable Effective Yield for the Initial Tranche B-1 Term Loans or the Initial Tranche B-2 Term Loans, as the case may be, of the respective Type and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole, the outstanding principal of the Initial Tranche B-1 Term Loans or the Initial Tranche B-2 Term Loans; provided that in no event shall any prepayment or repayment of the Initial Tranche B-1 Term Loans or the Initial Tranche B-2 Term Loans in connection with a material acquisition or similar material investment permitted pursuant to Section 10.03 hereof, a Change of Control or from the proceeds of a Tranche B-1 Debt Offering constitute a Repricing Event or (b) any effective reduction in the Effective Yield of the Initial Tranche B-1 Term Loans or Initial Tranche B-2 Term Loans (e.g., by way of amendment or waiver).

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of the then total outstanding Revolving Loans of Non-Defaulting Lenders and the

aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Required Revolving Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder).

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section 10.03(a).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Commitment Increase” has the meaning set forth in Section 2.15(a).

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.15(h).

“Revolving Loan” shall have the meaning provided in Section 2.01(c), and shall include all revolving loans made from time to time pursuant to the Revolving Loan Commitments.

“Revolving Loan Commitments” shall mean, for each Lender, at any time the sum of (without duplication) the Initial Revolving Loan Commitment, each Incremental Revolving Commitment of such Lender, as the same may from time to time be (x) reduced or terminated pursuant hereto, (y) increased (but only with the consent of the respective Lender) in accordance with the terms hereof (including, without limitation, as a result of one or more Revolving Commitment Increases of such Lender) or (z) adjusted as a result of the assignments to or from such Lender pursuant hereto.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Commitment Commission” shall have the meaning provided in Section 4.01(a).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided, that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentage of such RL Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided, further, that, in the case of Section 2.14 when a Lender Default with respect to an RL Lender shall exist, “RL Percentage” of a Non-Defaulting RL Lender at such time shall mean the percentage of the Total Revolving Loan Commitments (disregarding any such Defaulting Lender’s Revolving Loan Commitment) represented by such Non-Defaulting RL Lender’s Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard and Poor’s Financial Services LLC business and its successors and assigns.

“Scheduled Initial Tranche B-1 Term Loan Repayment” shall have the meaning provided in Section 5.02(c).

“Scheduled Initial Tranche B-1 Term Loan Repayment Date” shall have the meaning provided in Section 5.02(c).

“Scheduled Initial Tranche B-2 Term Loan Repayment” shall have the meaning provided in Section 5.02(d).

“Scheduled Initial Tranche B-2 Term Loan Repayment Date” shall have the meaning provided in Section 5.02(d).

“SEC” shall mean the Securities Exchange Commission or any successor thereto.

“Secured Parties” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the Guarantee and Collateral Agreement, each Mortgage and, after the execution and delivery thereof, any intercreditor agreement entered into by the Administrative Agent or Collateral Trustee as contemplated herein with respect to any Collateral (including the Intercreditor Agreement); provided that any cash collateral or other agreements entered into pursuant to the Letter of Credit Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 8.03 and 10.01(a) and (y) the term “Credit Documents” as used in Sections 10.04(b)(i)(A) and 13.01.

“Senior Secured Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated Senior Secured Net Debt on such date to (b) Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period and (ii) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter reference period.

“Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $10,000,000.

“Significant Subsidiary” shall mean any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as such Regulation is in effect on the Closing Date.

“South Bay Facility” shall mean the decommissioned power generation facility owned by a Subsidiary of the Borrower and located in Chula Vista, California.

“SPC” shall have the meaning provided in Section 13.04(g).

“Specified Default” shall mean a Default or an Event of Default arising under Section 11.01 or 11.05.

“Specified Transaction” shall mean any incurrence or repayment of Indebtedness (other than for working capital purposes) or any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary (including pursuant to Section 9.11), any acquisition permitted under this Agreement, any Significant Asset Sale or other asset sale that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, or any asset sale of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Stallings Facility” shall mean the retired peaking generation facility owned by a Subsidiary of Borrower and located in Granite City, Illinois.

“Start Date” shall have the meaning provided in the definition of “Applicable Margin.”

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder, in each case determined without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Certificates” shall mean Collateral consisting of certificates representing Equity Interests held by the Borrower or any Subsidiary Guarantor (provided that the Borrower and the Subsidiary Guarantors shall not be required to deliver Stock Certificates constituting Excluded Assets, including Stock Certificates issued by any Controlled Foreign Corporation representing in excess of 65% of the voting Capital Stock of such Controlled Foreign Corporation) for which a security interest can be perfected by delivering such Stock Certificates, together with undated stock powers or other appropriate instruments of transfer executed in blank for each such certificate.

“Subordinated Indebtedness” shall mean, with respect to any Person, any Indebtedness of such Person if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is (i) if incurred by the Borrower, subordinated in right of payment to the Obligations in form and substance reasonably satisfactory to the Administrative Agent or (ii) if incurred by the Borrower or a Restricted Subsidiary, subordinated in right of payment to the guarantee and other obligations made by such Person pursuant to the Guarantee and

Collateral Agreement and the Obligations, as the same relate to such Person in form and substance reasonably satisfactory to the Administrative Agent.

“Subsidiary” shall mean, with respect to any specified Person:  (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each direct and indirect Wholly-Owned Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary), in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations under the Guarantee and Collateral Agreement in accordance with the terms and provisions thereof.

“Swingline Facility” shall mean the portion of the revolving credit facility made available by the Swingline Lender as provided in Section 2.01(d).

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(d).

“Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Loan Exposure of any RL Lender at any time shall be its RL Percentage of the aggregate Swingline Loan Exposure at such time.

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Tax Benefit” shall have the meaning provided in Section 5.04(g).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or a Term Loan at such time.

“Term Loan Commitment” shall mean, as to each Term Lender, its Initial Tranche B-1 Term Loan Commitment or its Initial Tranche B-2 Term Loan Commitment, or any other commitment of such Lender as then in effect to make Term Loans pursuant to the terms of this Agreement.

“Term Loans” shall mean Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans Incremental Term Loans, Other Term Loans and Extended Term Loans.

“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive Fiscal Quarters of the Borrower (including its predecessor entity) then last ended for which financial statements have been delivered or were required to be delivered pursuant to Section 9.01(a) or (b), as applicable, in each case taken as one accounting period; provided that in the case of any Test Period which includes any Fiscal Quarter ended on or prior to June 30, 2013, the rules set forth in the immediately succeeding sentence shall apply; provided further, that in the case of determinations of the Total Leverage Ratio and the Senior Secured Leverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of “Total Leverage Ratio” and “Senior Secured Leverage Ratio”, contained herein shall be made to the extent applicable.  If the respective Test Period (i) includes the Fiscal Quarter of the Borrower ended March 31, 2012, Consolidated Adjusted EBITDA for such Fiscal Quarter shall be deemed to be $44,000,000, (ii) includes the Fiscal Quarter of the Borrower ended June 30, 2012, Consolidated Adjusted EBITDA for such Fiscal Quarter shall be deemed to be $33,000,000, (iii) includes the Fiscal Quarter of the Borrower ended September 31, 2012, Consolidated Adjusted EBITDA for such Fiscal Quarter shall be deemed to be $76,000,000, (iv) includes the Fiscal Quarter of the Borrower ended December 31, 2012, Consolidated Adjusted EBITDA for such Fiscal Quarter shall be deemed to be  negative $8,000,000; provided that further adjustments may be made on Pro Forma Basis to the amounts specified above to the extent provided herein.

“Threshold Amount” shall mean $50,000,000.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Total Net Debt on such date to (y) Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period; (ii) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter reference period; and (iii) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated Adjusted EBITDA shall be determined on a Pro Forma Basis in accordance with Section 1.06.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Trading with the Enemy Act” shall have the meaning provided in Section 8.19.

“Tranche B-1 Debt Offering” shall mean any Permitted Refinancing Indebtedness in respect of all or any portion of the Initial Tranche B-1 Term Loans then outstanding under this Agreement and/or Indebtedness incurred under Section 10.04(a) at any time when the Initial Tranche B-1 Loans have not been repaid in full or refinanced in their entirety with the proceeds on any such Permitted Refinancing Indebtedness, in the form of one or more debt incurrences or offerings, the aggregate Net Debt Proceeds from all of which shall not exceed $500,000,000; provided that any such debt offering may exceed $500,000,000 to the extent such excess is independently supported by one or more provisions of Section 10.04 (other than Section 10.04(a) solely to the extent provided above), although any such excess shall not itself constitute a Tranche B-1 Debt Offering; provided further that any such Tranche B-1 Debt Offering (i) will rank pari passu (or, at the Borrower’s option, junior) in right of payment to the Obligations, (ii) shall be unsecured, (iii) will have such pricing, fees and premiums as may be agreed by the Borrower and the lenders thereof and (iv) will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Initial Tranche B-2 Term Loans.

“Tranche B-1 Term Lender” shall mean, at any time, any Lender that has a Tranche B-1 Term Loan Commitment or an Initial Tranche B-1 Term Loan at such time.

“Tranche B-1 Term Loan Commitment” shall mean, as to each Term Lender, its Initial Tranche B-1 Term Loan Commitment.

“Tranche B-2 Term Lender” shall mean, at any time, any Lender that has a Tranche B-2 Term Loan Commitment or an Initial Tranche B-2 Term Loan at such time.

“Tranche B-2 Term Loan Commitment” shall mean, as to each Term Lender, its Initial Tranche B-2 Term Loan Commitment.

“Transaction” shall mean, collectively, (i) the consummation of the Refinancing, (ii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Closing Date and the use of proceeds thereof and (iii) the payment of all fees and expenses in connection with the foregoing (the “Transaction Expenses”).

“Transaction Expenses” shall have the meaning provided in the definition of “Transaction.”

“Treasury Services Agreement” shall mean any agreement between the Borrower or any Restricted Subsidiary and any Acceptable Financial Counterparty relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UCC Filing Collateral” shall mean Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary pursuant to an Officer’s Certificate delivered in accordance with Section 9.11, but only to the extent that such Subsidiary:

(i)  has no Indebtedness other than Non-Recourse Debt;

(ii)  except as permitted by Section 10.06, is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(iii)  is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except as otherwise permitted by this Agreement; and

(iv)  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries except as otherwise permitted by this Agreement.

Notwithstanding anything to the contrary contained herein, on the Closing Date, each of DNE and its Subsidiaries and Illinois Power Holdings II, LLC and its Subsidiaries shall constitute Unrestricted Subsidiaries, effective without any further action being required and no Investment being made as a result of any such designation shall be included in the calculation of any Restricted Payment under Section 10.03 or any Permitted Investment unless and until any such Person is designated as a Restricted Subsidiary in accordance with the provisions hereof.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of (A) the Letter of Credit Outstandings at such time and (B) except for purposes of Section 4.01(a), the aggregate principal amount of all Swingline Loans outstanding at such time.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.04(f).

“Vermilion Facility” shall mean the decommissioned power generation facility owned by a Subsidiary of the Borrower and located in Vermilion County, Illinois.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withholding Agent” shall mean the Borrower and the Administrative Agent.

“Wood River 1-3 Units” shall mean the decommissioned units 1 through 3 located at the power generation facility owned by the Borrower and located in Madison County, Illinois.

1.01.       Other Definitional Provisions, etc.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (v) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s permitted successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding, (vi) all references to “knowledge” of any Credit Party or a Subsidiary of the Borrower means the actual knowledge of an Authorized Officer responsible for monitoring compliance with the Credit Documents, (vii)  references to “the best of an officer’s knowledge” or similar phrases referring to “best knowledge” of an officer shall be interpreted to mean that such officer has made such diligent investigation or inquiry as would be customary and prudent for such officer to make in the reasonable judgment of such officer in the context of the applicable circumstances and (viii) all references to any Governmental Authority, shall include any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents) and all other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, modifications, refinancings, renewals, replacements and restructurings thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, modifications, refinancings, renewals, replacements and restructurings are permitted by the Credit Documents; and (b) references to any law (including by succession of comparable successor laws) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

(f)            All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity

1.02.       Accounting Terms.              All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.  Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness or as a Capital Lease Obligation and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in or application of GAAP after the date hereof.

1.03.       Rounding.             Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.04.       Times of Day.      Unless specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

1.05.       Timing of Payment of Performance.               When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance (including delivery of any documents or notices) required on a day which is not a Business Day, the date of such payment (other than as specified otherwise herein) or performance shall extend to the immediately succeeding Business Day and such extension shall be reflected in the computation of interest or fees, as the case may be.

1.06.       Pro Forma Calculations.  (i) Notwithstanding anything to the contrary herein, the Fixed Charge Coverage Ratio, Total Leverage Ratio and Senior Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.06; provided that notwithstanding anything to the contrary in this Section 1.06, when calculating the Senior Secured Leverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the Senior Secured Leverage Ratio set forth in Section 10.07(a), the events described in this Section 1.06 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(ii)           For purposes of calculating the Fixed Charge Coverage Ratio, Total Leverage Ratio and Senior Secured Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or Calculation Period and (ii) subsequent to such Test Period (or Calculation Period) and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period or Calculation Period, as applicable.  If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then the Fixed Charge Coverage Ratio, Total Leverage Ratio and Senior Secured Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.

(iii)          In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Fixed Charge Coverage Ratio, Total Leverage Ratio and Senior Secured Leverage Ratio (in each case except for determinations pursuant to Section 10.07(b), other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (x) during the applicable Test Period (or Calculation Period) or (y) subsequent to the end of the applicable Test Period (or Calculation Period) and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Fixed Charge Coverage Ratio, Total Leverage Ratio and Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period (or Calculation Period) in the case of the Fixed Charge Coverage Ratio, the Total Leverage Ratio or the Senior Secured Leverage Ratio.

(iv)          Whenever pro forma effect is to be given to a Specified Transaction or implementation of an operating initiative, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be reasonably anticipated to be realizable within 18 months after the closing date of such Specified Transaction or implementation of an operating initiative (provided, that to the extent any such operational changes are not associated with a transaction, such changes shall be limited to those for which all steps have been taken for realizing such savings and are factually supportable, reasonably identifiable and supported by an Officer’s Certificate delivered to the Administrative Agent) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided that any increase in Consolidated Adjusted EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies shall be subject to the limitations set forth in the definition of Consolidated Adjusted EBITDA; provided that amounts added back pursuant to this Section 1.06(iv) shall not, when taken together with any add-backs pursuant clauses (vi) and (vii) of the definition of “Consolidated Adjusted EBITDA”, account for more than 15% of Consolidated Adjusted EBITDA in any Test Period (calculated before giving effect to any such add-backs and adjustments).

1.07.       Calculations, Computations.  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that (i) if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document (including, without limitation, as a result of the effect of such change on any definition including accounting terms) used in calculating such ratio or determining compliance with such requirement (the “Accounting Change”) and the Borrower shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders) (provided, however, that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies in effect immediately prior to such Accounting Change); (ii) except as otherwise expressly provided herein, for purposes of calculating financial terms, all covenants and related definitions, all such calculations based on the operations of the Borrower and its Restricted Subsidiaries on a consolidated basis shall be made without giving effect to the operations of any Unrestricted Subsidiaries, (iii) notwithstanding anything to the contrary contained herein, all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis, (iv) all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any accounting change set forth in Section 1.02 shall contain a schedule showing the adjustments, if any, necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting changes, and (v) all references contained in this Agreement to a four-quarter period of the Borrower referring to a period prior to October 1, 2012 shall refer to the applicable period prior to October 1, 2012 of the predecessor entity and not the Borrower and in any event shall include the Consolidated Adjusted EBITDA and Fixed Charges as set forth in the definition of “Test Period”.

1.08.       Interest Rate Calculations.  All computations of interest, RL Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring the period for which such interest, RL Commitment Commission or Fees are payable.

SECTION 2.         Amount and Terms of Credit.

2.01.       The Commitments.  (a)  Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Tranche B-1 Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Initial Tranche B-1 Term Loan” and, collectively, the “Initial Tranche B-1 Term Loans”) to the Borrower, which Initial Tranche B-1 Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans; provided that except as otherwise specifically provided in Section 2.10(b), all Initial Tranche B-1 Term Loans comprising the same Borrowing shall at all times be of the same Type and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Tranche B-1 Term Loan Commitment of such Lender on the Closing Date.  Once repaid, Initial Tranche B-1 Term Loans incurred hereunder may not be reborrowed.

(b)           Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Tranche B-2 Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Initial Tranche B-2 Term Loan” and, collectively, the “Initial Tranche B-2 Term Loans” and, together with the Initial Tranche B-1 Term Loans, the “Initial Term Loans”) to the Borrower, which Initial Tranche B-2 Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans; provided that except as otherwise specifically provided in Section 2.10(b), all Initial Tranche B-2 Term Loans comprising the same Borrowing shall at all times be of the same Type and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Tranche B-2 Term Loan Commitment of such Lender on the Closing Date.  Once repaid, Initial Tranche B-2 Term Loans incurred hereunder may not be reborrowed.

(c)           Subject to and upon the terms and conditions set forth herein, each RL Lender severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the applicable Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii)

shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans; provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof (without premium or penalty) and (iv) shall not exceed for any such RL Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such RL Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans or Swingline Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(d)           Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Closing Date and prior to the applicable Maturity Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof (except as otherwise provided in Section 4.01(f), without premium or penalty), (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.  Notwithstanding anything to the contrary contained in this Section 2.01(d), the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices, (B) of the cure of such Default or Event of Default or (C) of the waiver of such Default or Event of Default by the Required Lenders.

(e)           On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Specified Default or upon the exercise of any of the remedies provided in Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one (1) Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied (or waived), (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under Bankruptcy Law with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the

Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to Section 11); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(f)            If the Maturity Date shall have occurred in respect of any tranche of Revolving Loan Commitments at a time when another tranche or tranches of Revolving Loan Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.07), no Specified Default or Event of Default then exists or would result therefrom and there shall exist sufficient Unutilized Revolving Loan Commitments with a later Maturity Date or Maturity Dates so that the respective outstanding Swingline Loans could be incurred pursuant the Revolving Loan Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Revolving Loan Commitments with a later Maturity Date or Maturity Dates, and such Swingline Loans shall not be so required to be repaid in full on such earliest Maturity Date.

2.02.       Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Loans under a respective Class shall not be less than the Minimum Borrowing Amount applicable to such Class.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight (8) Borrowings of LIBOR Loans in the aggregate for all Classes of Loans.

2.03.       Notice of Borrowing.  (a)  Whenever the Borrower desires to incur (x) LIBOR Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three (3) Business Days’ prior notice of each LIBOR Loan to be incurred hereunder or (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one (1) Business Day’s prior notice of each Base Rate Loan to be incurred hereunder; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. on such day.  Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, substantially in the form of Exhibit A-1, appropriately completed to specify:  (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans, or Revolving Loans and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each Lender which is required to make Loans of the Class specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)           (i)  Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 p.m. on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder.  Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii)           Mandatory Borrowings shall be made upon the notice specified in Section 2.01(e), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(e).

(c)           Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error, gross negligence, bad faith or willful misconduct.

2.04.       Disbursement of Funds.  No later than 1:00 p.m. on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 3:00 p.m. on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 2:00 p.m. on the date specified in Section 2.01(e)), each Lender with a Commitment of the respective Class will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof).  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office, or to such other account as the Borrower may specify in writing to the Administrative Agent, the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any Swingline Loans and third, to the Borrower as otherwise provided above.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on written demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower in writing and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05.       Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.12 and shall, if requested by such Lender, also be evidenced if requested by any applicable Lender (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c)           Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, the Borrower shall only be required to deliver Notes to Lenders promptly following request for the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in any event be required to make the notations otherwise described in preceding clause (b).

2.06.       Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings (so long as of the same Class) of one or more Types of Loans into a Borrowing (of the same Class) of another Type of Loan; provided that, (i) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted unless the Borrower pays any amounts due under Section 2.11 and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into LIBOR Loans if any Event of Default exists pursuant to Section 11.05 on the date of conversion, (iii) if any Event of Default (other than as referred to in preceding clause (ii)) is in existence on the date of the proposed conversion of a LIBOR Loan, (x) Base Rate Loans may not be converted into LIBOR Loans if the Administrative Agent or the Required Lenders have notified the Borrower that conversions will not be permitted during the existence of such Event of Default and (y) in the absence of the notification referred to in preceding clause (x), Base Rate Loans may only be converted into LIBOR Loans with an Interest Period of one (1) month and (iv) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 a.m. at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three (3) Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one (1) Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case substantially in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07.       Pro Rata Borrowings.  All Borrowings of Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans, and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Initial Tranche B-1 Term Loan Commitments, Initial Tranche B-2 Term Loan Commitments, or Revolving Loan Commitments, as the case may be; provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08.       Interest.  (a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)           The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(c)           Upon the occurrence and during the continuance of any Event of Default under Sections 11.01 or 11.05, overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan (other than Loans owed to a Defaulting Lender) shall, in each case, bear interest at a rate per annum equal to the rate which is 2.00% in excess of the rate then borne by such Loans, and all other overdue amounts payable hereunder and under any other Credit Document (other than to a Defaulting Lender) shall bear interest at a rate per annum equal to the rate which is 2.00% in excess of the rate applicable to Initial Revolving Loans that are maintained as Base Rate Loans from time to time.

(d)           Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on written demand, and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid) at maturity (whether by acceleration or otherwise) and, after such maturity, on written demand.

(e)           Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(f)            The provisions of this Section 2.08 (and the interest rates applicable to the various extensions of credit hereunder) shall be subject to modification as expressly provided in Sections 2.15, 2.16 and 2.17.

2.09.       Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 a.m. on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three, six or, if approved by each Lender with Loans and/or Commitments under the relevant Class, nine or twelve month period or (y) if agreed by the Administrative Agent in its sole discretion, such other period not to exceed one-month; provided that (in each case):

(i)            all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)           the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)          if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)          if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(v)           no Interest Period in respect of any Borrowing of any Class of Loans shall be selected which extends beyond the Maturity Date for such Class of Loans.

If by 11:00 a.m. on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to continue such LIBOR Loans as LIBOR Loans with an Interest Period of one (1) month effective as of the expiration date of such current Interest Period; provided that if the Borrower is not permitted to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10.       Increased Costs, Illegality, etc.  (a)  In the event that any Lender (or with respect to clause (iv), any Lender or Agent) shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent) after the Closing Date:

(i)            on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “LIBO Rate”; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan (other than with respect to Taxes) because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, to a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the London interbank market or the position of such Lender in such market (including that the LIBO Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or

(iii)          at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, or (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law); or

(iv)          at any time, that any Change in Law shall subject any Lender or Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any LIBOR Loan;

then, and in any such event, such Lender or Agent, as applicable (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) and clause (ii) above, as applicable, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower (or if requested by Borrower, deemed a request for Base Rate Loans), (y) in the case of clause (ii) and clause (iv) above, the Borrower agrees, subject to the provisions of Section 2.11(b) (to the extent applicable), to pay to such Lender or Agent, as applicable, promptly following such Lender’s or Agent’s written request (including documentation reasonably supporting such request) therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or Agent in its reasonable discretion (in accordance with generally accepted financial practices) shall determine) as shall be required to compensate such Lender or Agent for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender or Agent, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender or Agent shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) (or convert such request to a Base Rate Loan) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three (3) Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c)           If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall (i) impose, modify or make applicable any reserve, deposit, capital adequacy or liquidity or similar requirement against such Lender’s Commitments hereunder or its obligations hereunder, or against  any corporation controlling such Lender based on the existence of such Lender’s Commitments or other obligations hereunder, (ii) impose on any Lender any other conditions relating, directly or indirectly, to this Agreement or any Loan, Commitment or other obligation hereunder, or (iii) subject any Lender or Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Loan, Commitment or other obligation hereunder, and the result of any of the foregoing is to increase the cost to any Lender or such other corporation or any Agent of making, maintaining or participating in any Loan, Commitment or other obligation hereunder, or reduce the amount of any sum received or receivable by any Lender or such other corporation hereunder or reduce the rate of return on its capital or liquidity with respect to Loans, Commitments or other obligations, then within fifteen (15) Business Days after receipt of the certificate referred to below by Borrower from any Lender or any Agent (a copy of which certificate shall be sent by any such Lender to the Administrative Agent), the Borrower, subject to the provisions of Section 2.11(b) (to the extent applicable), agrees to pay to such Lender or such Agent such additional amount or amounts as will compensate such Lender or such other corporation or such Agent for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital or liquidity.  In determining such additional amounts, each Lender or Agent will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and customary; provided that such Lender’s or Agent’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender or Agent, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice  thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Lender or such Agent (a copy of which certificate shall be sent by such Lender to the Administrative Agent), setting forth in reasonable detail the basis for calculation of such additional amounts.

(d)           Notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall in each case be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10 and Section 3.06).

2.11.       Compensation.  (a) The Borrower agrees to compensate each Lender, promptly following its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

(b)           Notwithstanding anything to the contrary contained herein, with respect to any Lender’s or any Participant’s claim for compensation under Section 2.10, 3.06 or 5.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.12.       Change of Lending Office.  Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or (d), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, will use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 2.11, 3.06 and 5.04.

2.13.       Replacement of Lenders.  If any Lender becomes a Defaulting Lender, (a) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), (iii) or (iv), Section 2.10(c) or (d), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, (b) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement as contemplated by clauses (i) through (iii) of the first proviso to Section 13.10(a) or clauses (i) through (vii) of the second proviso to Section 13.10(a), in each case, which has been approved by the Required Lenders or Majority Lenders, as applicable, or (c) if a Lender rejects (or is deemed to reject) the Extension under Section 2.16(a) which Extension has been accepted under Section 2.16(a) by the Majority Lenders of the respective Class, the Borrower shall have the right, in accordance with Section 13.04(c), if no Event of Default then exists or would exist after giving effect to such replacement, to (i) replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) in the case of a replacement where the consent of the respective Lender is required with respect to less than all Classes of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Class where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Class provided by the Replacement Lender or (ii) terminate the Commitment of such Lender or Issuing Lender, as the case may be, and (x) in the case of a Lender (other than an Issuing Lender), repay all Obligations (other than contingent obligations not then due and payable) of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and/or, in the case of a RL Lender, cash collateralize such Lender’s RL Percentage of the Letter of Credit Outstandings in a manner reasonably satisfactory to the applicable Issuing Lender and (y) in the case of an Issuing Lender, repay all Obligations (other than contingent obligations not then due and payable and, except in the case of a Defaulting Lender, the payment of amounts in respect of Loans of any Class maintained by such Issuing Lender, if such Loans are not being repaid pursuant to this Section 2.13) of the Borrower owing to such Lender relating to the Loans and participations held by the Issuing Lender as of such termination date and cancel or backstop on terms reasonably satisfactory to such Issuing Lender any Letters of Credit issued by it; provided that in the case of any such termination of Commitments pursuant to this clause (ii), such termination shall be sufficient (together with all other consenting Lenders or other Commitments being terminated in connection with the adoption of the applicable proposed change, waiver, discharge or termination) to cause the adoption of the applicable proposed change, waiver, discharge or termination and such termination shall be in respect of any applicable facility only in the case of clause (x) or, with respect to a Class vote, clause (y); provided that:

(a)           at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(c) (and with all fees payable pursuant to said Section 13.04(c) to be paid by the Replacement Lender and/or the Replaced Lender  (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans of a given Class, the outstanding Term Loans of such Class of the respective Lender) of, (except for the replacement of only outstanding Term Loans) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Class with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Class being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Class, in the case of the replacement of less than all Classes of Loans then held by the respective Replaced Lender) pursuant to Section 4.01, (y) except in the case of the replacement of only the outstanding Term Loans of one or more Classes of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(b)           all obligations of the Borrower then owing to the Replaced Lender (other than those (i) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11(a) or (ii) relating to any Class of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.12 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender to the extent contemplated herein and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.  In the case of the substitution of a Lender pursuant to this Section 2.13, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption Agreement and/or any other documentation necessary to reflect such replacement by the later of (x) the date on which the Replacement Lender executed and delivers such Assignment and Assumption Agreement and/or such other documentation and (y) the date as of which all obligations of the Borrower required to be paid to the Replaced Lender pursuant to this Section 2.13, then the Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption Agreement and/or such other documentation as of such date and the Administrative Agent and the Borrower shall each be entitled (but not obligated) to execute and deliver such Assignment and Assumption Agreement and/or such other documentation on behalf of such Replaced Lender.

2.14.       Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any RL Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such RL Lender is a Defaulting Lender:

(a)           if any Swingline Loan Exposure or Letter of Credit Exposure exists at the time a RL Lender becomes a Defaulting Lender then:

(i)                  all or any part of such Swingline Loan Exposure and Letter of Credit Exposure shall be reallocated among the RL Lenders that are Non-Defaulting RL Lenders in accordance with their respective RL Percentages but only to the extent (x) the sum of all Non-Defaulting RL Lenders’ Individual RL Exposures plus such Defaulting Lender’s Swingline Loan Exposure and Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting RL Lenders’ Revolving Loan Commitments, (y) immediately following the reallocation to a Non-Defaulting RL Lender, the Individual RL Exposure of such Non-Defaulting RL Lender does not exceed its Revolving Loan Commitment at such time and (z) the conditions set forth in Section 7 are satisfied at such time;

(ii)                 if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five (5) Business Days following written notice by the Administrative Agent (x) first, prepay the unreallocated portion of such Defaulting Lender’s Swingline Loan Exposure (without a permanent commitment reduction) and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender the unreallocated portion such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”);

(iii)                the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure;

(iv)               if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.14(a), then the fees payable to the RL Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages; and

(v)                if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.14(a), then, without prejudice to any rights or remedies of any Issuing Lender or any RL Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated; and

(b)           notwithstanding anything to the contrary contained in Section 2.01(d) or Section 3, so long as any RL Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting RL Lenders and/or cash collateral has been provided by the Borrower in accordance with Section 2.14(a), and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting RL Lenders in a manner consistent with Section 2.14(a)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such RL Lender to be a Defaulting Lender, then (i) the Swingline Loan Exposure and Letter of Credit Exposure of the RL Lenders shall be readjusted to reflect the inclusion of such RL Lender’s Revolving Loan Commitments and on such date such RL Lender shall purchase at par such of the Revolving Loans of the other RL Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such RL Lender to hold such Revolving Loans in accordance with its RL Percentage and (ii) so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower. If the Revolving Loan Commitments have been terminated, all other Obligations (other than contingent obligations not due and owing) with respect to the Revolving Loans and Swingline Loans have been paid in full and no Letters of Credit are outstanding (other than cash collateralized or backstopped Letters of Credit in a manner reasonably satisfactory to each applicable Issuing Lender), then, so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrower.

2.15.       Incremental Term Loans; Incremental Revolving Loans.  (a) The Borrower shall have the right to request (by written notice to the Administrative Agent) at any time and from time to time after the Closing Date, (x) additional term loans to be made pursuant to (and to constitute a part of) the Tranche B-2 Term Loans, any then existing Class of Term Loans (excluding the Initial Tranche B-1 Term Loans) previously created pursuant to this Section 2.15 and/or one or more additional tranches of term loans under this Agreement (the “Incremental Term Loans”) and/or (y) one or more increases in the amount of an existing Class of Revolving Loan Commitments (each such increase, a “Revolving Commitment Increase”) and/or, subject to clause (h) below, one or more additional tranches of incremental revolving commitments be established (each an “Incremental Revolving Commitment” and, together with any Revolving Commitment Increase, an “Incremental Revolver” and, any Loan made under an Incremental Revolving Commitment, an “Incremental Revolving Loan”); provided that;

(i)            at the time of each such request and upon the effectiveness of any Incremental Amendment, no Default or Event of Default shall have occurred and be continuing or shall occur as a result thereof; provided that in the case of any Incremental Facilities the proceeds of which are to be used to finance an acquisition permitted under this Agreement, (A) at the time of any such request, no Default or Event of Default shall have occurred and be continuing or shall occur as a result thereof and (B) upon the effectiveness of any Incremental Amendment and the making of such Incremental Term Loan and/or Incremental Revolving Loan, no Specified Default shall have occurred and be continuing or shall occur as a result thereof;

(ii)           the Borrower shall be in Pro Forma Compliance with the covenant contained in Section 10.07 (whether or not such covenant is applicable at such time in accordance with its terms) determined (x) as of the last day of the most recently ended Calculation Period  prior to the date of effectiveness of the related Incremental Amendment, after giving effect to the incurrence of the Incremental Term Loans and/or establishment of the Incremental Revolver, as the case may be, as if such Incremental Term Loans had been incurred, or Incremental Revolver established (and, if incurred to finance an acquisition permitted under this Agreement, as if such acquisition had been consummated), on the first day of such Calculation Period and (y) (1) without giving effect to any deductions in the calculation of Consolidated Senior Secured Net Debt by the amount of cash proceeds received from the incurrence of all such Incremental Facilities and (2) in the case of any Incremental Revolver, assuming the full utilization thereof, whether or not actually utilized;

(iii)          each tranche of Incremental Term Loans (or addition of Incremental Term Loans to an existing Class of Term Loans) and each Incremental Revolver shall be in an aggregate principal amount that is not less than $15,000,000 and an integral multiple of $5,000,000 in excess thereof (provided that such amount may be less than $15,000,000 if such amount represents all remaining availability under the limit set forth in clause (iv) below);

(iv)          the aggregate amount of all Incremental Facilities shall not exceed the Maximum Incremental Facilities Amount as in effect at such time; and

(v)           the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower (A) certifying compliance with the requirements of preceding clauses (i) through (iv), inclusive, and (B) containing the calculations (in reasonable detail) required by the preceding clauses (ii) and (iv) and, if applicable, the definition of “Maximum Incremental Facilities Amount”.

(b)           (1) All Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall (x) be Obligations under this Agreement and the other applicable Credit Documents, (y) be secured by the relevant Security Documents, and guaranteed under the Guarantee and Collateral Agreement, on a pari passu basis with all Initial Term Loans and Initial Revolving Loans (and other Obligations secured equally and ratably therewith) secured by each such Security Document and guaranteed under the Guarantee and Collateral Agreement (or, at the Borrower’s option, and as may be agreed by the respective Lenders, may be junior in right of payment and/or security to the Initial Term Loans, Initial Revolving Loans and other Obligations secured equally and ratably therewith (and to the extent (x) pari passu, shall be subject to the Intercreditor Agreement, and (y) subordinated in right of payment or security, shall be subject to an intercreditor agreement on terms and conditions reasonably acceptable to the Administrative Agent)) and (z) except as otherwise required below, all other terms of such Incremental Term Loans and Incremental Revolving Commitment, if not substantially identical to the terms of the Initial Tranche B-2 Term Loans or Initial Revolving Loans, as applicable, will be as agreed between the Borrower and the lenders providing such Incremental Term Loans and/or Incremental Revolving Commitment (and to the extent not substantially identical to the Initial Tranche B-2 Term Loans and/or Initial Revolving Loans, as applicable, reasonably satisfactory to the Administrative Agent); provided, however, that (i) in the case of a new tranche of Incremental Term Loans, (I) the maturity and amortization of such tranche of Incremental Term Loans may differ, so long as such tranche of Incremental Term Loans shall have (a) a final stated maturity date of no earlier than the Initial Tranche B-2 Term Loan Maturity Date and (b) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Initial Tranche B-2 Term Loans (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayment of such Initial Tranche B-2 Term Loans) and (II) the Effective Yield for such new tranche of Incremental Term Loans may exceed the Effective Yield then applicable to the Initial Tranche B-2 Term Loans, provided that, in the case of any Incremental Amendment providing for such new tranche of Incremental Term Loans to become effective prior to the date that is 18 months after the Closing Date, and which new tranche of Incremental Term Loans is pari passu in right of payment and security to the Initial Tranche B-2 Term Loans, the Effective Yield for the Initial Tranche B-2 Term Loans shall be increased (to the extent necessary) such that the Effective Yield thereof is not less than the Effective Yield of such new tranche of Incremental Term Loans minus 0.50%, (ii)  any prepayment of Incremental Term Loans that are pari passu in right of payment and pari passu with respect to security shall be made on a pro rata basis with all then existing Term Loans (including all other then-existing Incremental Term Loans, Other Term Loans, Extended Term Loans and Replacement Term Loans requiring ratable prepayment), except that the Borrower and the lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis) and (iii) in the case of Incremental Term Loans to be made pursuant to (and to constitute a part of) an existing Class of Term Loans, (I) such new Incremental Term Loans shall have the same scheduled repayment dates as then remain with respect to the respective existing Class of Term Loans (with the amount of each scheduled repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the respective existing Class of Term Loans, thereby increasing the amount of each then remaining scheduled repayment proportionately, and (II) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective existing Class on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of such Class of Term Loans; and

(2)           (x) Any Incremental Revolver will mature no earlier than, and will require no scheduled amortization or mandatory commitment reduction prior to, the Maturity Date applicable to the Initial Revolving Lender and all other terms (other than pricing, maturity and fees) shall be substantially identical to the Initial Revolving Loans (including, without limitation, by being secured by the relevant Security Documents, and guaranteed under the Guarantee and Collateral Agreement, on a pari passu basis with all Initial Term Loans and Initial Revolving Loans (and other Obligations secured equally and ratably therewith) secured by each such Security Document and guaranteed under the Guarantee and Collateral Agreement) and (y) any Revolving Commitment Increase shall be subject to the terms and conditions applicable to Revolving Loans of the applicable Class being increased in this Agreement and the other Credit Documents; provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Incremental Revolvers (and related outstandings), (B) repayments required upon the maturity date of the applicable Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Incremental Revolvers after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) subject to the provisions of Section 2.01(f) and Section 3.07 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Revolving Loan Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Loan Commitments (and except as provided in Section 2.01(f) and Section 3.07, without giving effect to changes thereto on an earlier maturity date with respect to

Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Incremental Revolvers after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Loan Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Incremental Revolvers and Incremental Revolving Loans shall be governed by the same assignment and participation provisions applicable to Initial Revolving Loan Commitments and Initial Revolving Loans.  Any Incremental Revolver may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the Revolving Loan Commitments prior to the Incremental Facility Closing Date and (5) the Effective Yield for any new tranche of Incremental Revolving Commitments may exceed the Effective Yield then applicable to the Initial Revolving Commitments, provided that, in the case of any Incremental Amendment providing for such new tranche of Incremental Revolving Commitments to become effective prior to the date that is 18 months after the Closing Date, and which new tranche of Incremental Revolving Commitments is pari passu in right of payment and security to the Initial Revolving Commitments, the Effective Yield for the Initial Revolving Commitments shall be increased (to the extent necessary) such that the Effective Yield thereof is not less than the Effective Yield of such new tranche of Incremental Revolving Commitments minus 0.50%.

(c)           Each notice from the Borrower pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolver.

(d)           Incremental Term Loans may be made, and Incremental Revolvers may be provided, by any existing Lender or by any Additional Lender; provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolvers if such consent would be required under Section 13.04(c) for an assignment of Loans or Revolving Loan Commitments, as applicable, to such Lender or Additional Lender.  Commitments in respect of Incremental Term Loans and Incremental Revolver shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing RL Lender, an increase in such Lender’s applicable Revolving Loan Commitment) under this Agreement pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and, to the extent required hereunder, the Administrative Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15 (including, in the case of Incremental Term Loans or Incremental Revolving Commitment structured as a separate Class, the incorporation of class voting rights that prevent Lenders from agreeing to modifications that would allocate (or reallocate) payments to the Lenders in a non-pro rata manner unless such modifications are agreed to by a majority or supermajority of the Lenders holding the Loans or Incremental Term Loans or Incremental Revolving Commitments whose payment rights are being modified).

(e)           The effectiveness of any Incremental Amendment shall be subject to the satisfaction (or waiver) on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in such Incremental Amendment.

(f)            The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolvers for any purpose not prohibited by this Agreement and as agreed to by the Borrower and the lenders providing such Incremental Facility.

(g)           No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolvers, unless it so agrees in its sole discretion.

(h)           Upon each increase in the Revolving Loan Commitments or incurrence of any Incremental Revolving Commitment pursuant to this Section 2.15, (x) each RL Lender immediately prior to such increase or incurrence will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase or the Incremental Revolving Commitment (each, a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such RL Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each RL Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Loan Commitments of all RL Lenders represented by such RL Lender’s Revolving Loan Commitment and (y) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase or the Incremental Revolving Commitment be prepaid from the proceeds of Revolving Loans made hereunder (reflecting such increase in Revolving Loan Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.11. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

This Section 2.15 shall supersede any provisions in Section 2.07, 13.06 or 13.10 to the contrary.

2.16.       Extensions of Term Loans and Revolving Loan Commitments.    (a)  Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans (other than Initial Tranche B-1 Term Loans) with a like maturity date or Revolving Loan Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans (other than Initial Tranche B-1 Term Loans) or Revolving Loan Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans (other than Initial Tranche B-1 Term Loans) and/or Revolving Loan Commitments and otherwise modify the terms of such Term Loans (other than Initial Tranche B-1 Term Loans) and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans (other than Initial Tranche B-1 Term Loans) and/or Revolving Loan Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans (other than Initial Tranche B-1 Term Loans)) (each, an “Extension,” and each group of Term Loans or Revolving Loan Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Loan Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Loan Commitments shall constitute a separate tranche of Revolving Loan Commitments from the tranche of Revolving Loan Commitments from which they were converted), so long as the following terms are satisfied:  (i) no Specified Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders and immediately prior to or after giving effect to any such Extension, (ii) except as to interest rates, fees, optional redemption or optional prepayment terms, and final maturity, and after the final maturity date of the Initial Revolving Loan Commitment, any other covenants and provisions (which shall be determined by the Borrower and the relevant RL Lenders and set forth in the relevant Extension Offer), the Revolving Loan Commitment of any RL Lender (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable (as reasonably determined by the Borrower) to the Extending Revolving Credit Lender, as the applicable original Revolving Loan Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments of such tranche, (2) subject to the provisions of Section 3.07 and 2.01(f) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Loan Commitments or Incremental Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Loan Commitments (and except as provided in Section 3.07 and 2.01(f), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Extended Revolving Loan Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Initial Revolving Loan Commitments and Initial Revolving Loans, (iii) except as to interest rates, fees, amortization, final maturity date, optional redemptions or optional prepayments, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders, than those applicable to the Term Loans subject to such Extension Offer (except for covenants or other provisions applicable only to periods after the then Latest Maturity Date of theretofore outstanding Term Loans), (iv) the final maturity date of any Extended Term Loans shall be no earlier than the Maturity Date applicable to the Term Loans subject to the Extension Offer, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Loan Commitments, as the case may be, in respect of which Term Lenders or RL Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Loan Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Lenders or RL Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or RL Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (x) at no time shall there be no more than four (4) separate Classes of Revolving Loans Commitments outstanding hereunder (including Extended Revolving Loan Commitments and Incremental Revolving Commitments).  No Lender shall be obligated to provide any Extension, unless it so agrees in its sole discretion.

(b)           With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Loan Commitments (as applicable) of any or all applicable tranches be tendered.  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans, Extended Revolving Loans and/or Extended Revolving Loan Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5 and 13.06) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.

(c)           No consent of any Lender or the Administrative Agent shall be required to effectuate any Extensions, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Loan Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Loan Commitments, the consent of the Issuing Lender and Swingline Lender (to the extent the Swingline Facility is to be extended), which consent shall not be unreasonably withheld, delayed or conditioned.  All Extended Term Loans, Extended Revolving Loans, Extended Revolving Loan Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis (or, if different, on the same basis as applied to the Obligations being extended) with all other applicable Obligations under this Agreement and the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Trustee to enter into amendments to this Agreement and the other Credit Documents with the Borrower as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.16.  All such amendments entered into with the Borrower by the Administrative Agent or the Collateral Trustee hereunder shall be binding and conclusive on the Lenders.  In addition, if so provided in such amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Revolving Loans shall be re-allocated from Lenders holding Revolving Loan Commitments to Lenders holding Extended Revolving Loan Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Loan Commitments, be deemed to be participation interests in respect of such Revolving Loan Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.  Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend (and the Collateral Trustee is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Trustee).

(d)           In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

2.17.       Refinancing Amendments.  (a)  At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness under this Agreement in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement or (ii) all or any portion of the Revolving Loans and related extensions of credit (or unused Revolving Loan Commitments) under this Agreement, in the form of (x) Other Term Loans or Other Term Loan Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu (or, at the Borrower’s option, in the case of Other Term Loans and Other Loan Term Commitments, junior in right of payment or security) in right of payment and of security with the other Loans and Commitments hereunder, (ii) shall not be secured by any assets not constituting Collateral and shall not be guaranteed by any entity that is not a Subsidiary Guarantor, (iii) will have such pricing, fees, optional prepayments or redemption terms and premiums as may be agreed by the Borrower and the lenders thereof, (iv) (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of Revolving Loans (or unused Revolving Loan Commitments) being refinanced and (y) with respect to any Other Term Loans or Other Term Loan Commitments, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced (other than to the extent of nominal amortization for periods where amortization has been eliminated or reduced as a result of prepayments of such Term Loans), (v) will, in the case of any Credit Agreement Refinancing Indebtedness in the form of Other Term Loans or Other Term Loan Commitments, share ratably in (or if junior in right of payment or as to security, on a junior basis in respect of) any prepayments of Term Loans (unless the Other Term Loans agree to participate on a less than pro rata basis in any voluntary or mandatory prepayments or repayments), (vi) will, in the case of any Credit Agreement Refinancing Indebtedness in the form of Other Revolving Loans or Other Revolving Commitments, provide that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) subject to the provisions of Section 2.01(f) and Section 3.07 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exists Revolving Loan Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Loan Commitments in accordance with their percentage of the Revolving Loan Commitments (and except as provided in Section 2.01(f) and Section 3.07, without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, other Revolving Loan Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis with all other Revolving Loan Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Initial Revolving Loan Commitments and Initial Revolving Loans, (vii) in the case of any Credit Agreement Refinancing Indebtedness that is (x) pari passu, shall be subject to the Intercreditor Agreement and (y) junior to the Obligations under this Agreement with respect to security, shall be subject to a customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and (viii) will have terms and conditions that are substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.  Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.17 shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $5,000,000 in excess thereof.

(b)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Loan Commitments).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17.  In addition, in the case of the provision of any Other Revolving Commitments, participations in Letters of Credit shall be reallocated from Lenders holding existing Revolving Loan Commitments to Lenders holding Other Revolving Commitments as needed to reflect the revised RL Percentages of the various RL Lenders.  For the avoidance of doubt, no existing Lender shall be obligated to provide any Credit Agreement Refinancing Indebtedness.

(c)           Credit Agreement Refinancing Indebtedness may also be incurred outside of this Agreement, subject to the relevant requirements of Section 10.04, the definition of Credit Agreement Refinancing Indebtedness, the satisfaction of Section 2.17(a)(vii), if applicable, and, except with respect to Permitted Unsecured Refinancing Debt, Section 2.17(a)(viii), and the various component defined terms as used therein.

(d)           This Section 2.17 shall supersede any provisions in Section 2.07, 13.06 or 13.10 to the contrary.

2.18.       Reverse Dutch Auction Repurchases.  (a)  Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Borrower and its Subsidiaries (the “Borrower Parties,” and any one of them, a “Borrower Party”) may, at any time and from time to time after the Closing Date, conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction”) (each such Auction to be managed exclusively by an investment bank of recognized standing selected by the Borrower in consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions (or, in the case of clause (iv), requirements) are satisfied or waived:

(i)            each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.18, Schedule 2.18 or such other procedures, terms and conditions or otherwise established by the Borrower and the Auction Manager and consented to by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned);

(ii)           no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice or at the time of purchase of any Term Loans in connection with any Auction;

(iii)          the principal amount (calculated on the face amount thereof) of all Term Loans that any Borrower Party offers to purchase in any such Auction shall be no less than $10,000,000 or an integral of $1,000,000 in excess thereof (unless another amount is agreed to by the Administrative Agent);

(iv)          immediately after giving effect to any such purchase of Term Loans, the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by a Borrower Party shall automatically and permanently be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold), and in no event shall such Borrower Party be entitled to vote hereunder or under any other Credit Document in connection with such Term Loans;

(v)           no more than one Auction may be ongoing at any one time;

(vi)          at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager an Officer’s Certificate, signed by an Authorized Officer, certifying as to the compliance with preceding clauses (ii), (v) and (vii);

(vii)         no proceeds of Revolving Loans or Swingline Loans may be utilized to purchase any Term Loans pursuant to this Section 2.18; and

(viii)        each Auction shall be open and offered to all Lenders of the relevant Class of Term Loans on a pro rata basis.

(b)           The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction.  The Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Term Loans made by a Borrower Party pursuant to this Section 2.18, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06 (although the par principal amount of Term Loans of the respective Class so purchased pursuant to this Section 2.18 shall be applied to reduce the remaining scheduled repayments of such tranche of Term Loans of the applicable Lenders being repaid in direct order of maturity).

(c)           The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.18 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by any Borrower Party contemplated by this Section 2.18 shall not constitute Investments by the Borrower or any of its Restricted Subsidiaries)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.18.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 generally and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable the Auction Manager to perform its responsibilities and duties in connection with each Auction.  Upon written notice to the Administrative Agent, the Borrower may withdraw its offer for any Auction under this Section 2.18 prior to the completion thereof.

(d)           Each Lender participating in any Auction hereby acknowledges and agrees that in connection with such Auction, (1) the Borrower Party may have, and later may come into possession of, information regarding the Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Auction (such information, the “Excluded Information”), (2) such Lender has independently, without reliance on the Borrower, any of its Subsidiaries, the Auction Manager, the Administrative Agent, the Collateral Trustee, any Arrangers or any of their respective Affiliates, made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Auction Manager, the Administrative Agent, the Collateral Trustee, any Arranger or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Auction Manager, the Administrative Agent, the Collateral Trustee, any Arrangers and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Auction Manager, the Administrative Agent, the Collateral Trustee, the Arrangers or the other Lenders.

SECTION 3.         Letters of Credit.

3.01.       Letters of Credit.  (a)  Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Closing Date and prior to the fifth Business Day prior to the then Latest Maturity Date applicable to Revolving Loan Commitments hereunder, for the account of the Borrower, (x) an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender and the Borrower, and (y) an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender and acceptable to the Borrower (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  Each Issuing Lender agrees, subject to the terms of this Agreement, to issue Letters of Credit in an aggregate face amount (i) not to exceed its Letter of Credit Commitment outstanding at any time or (ii) when aggregated with the face amount of all outstanding Letters of Credit and the aggregate principal amount of all Revolving Loans and all Swingline Loans then outstanding, not to exceed the Revolving Loan Commitments.  All Letters of Credit shall be denominated in Dollars.

(b)           Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the fifth Business Day prior to the then Latest Maturity Date applicable to Revolving Loan Commitments hereunder, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii)           such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b) (which has not been rescinded).

3.02.       Maximum Letter of Credit Outstandings; Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed, when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) unless consented to by the Issuing Lender, each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be automatically extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the then Latest Maturity Date applicable to Revolving Loan Commitments hereunder, on terms reasonably acceptable to the Issuing Lender) and (B) five (5) Business Days prior to the then Latest Maturity Date applicable to Revolving Loan Commitments hereunder, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) five (5) Business Days prior to the Maturity Date applicable to Revolving Loan Commitments hereunder.

3.03.       Letter of Credit Requests; Minimum Stated Amount.  (a)  Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least three (3) Business Days’ (or such shorter period as is reasonably acceptable to such Issuing Lender) written notice thereof (including by way of facsimile).  Each notice shall be substantially in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02.  Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied (or waived) in writing by the Required Lenders prior to the issuance of such Letter of Credit, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.

(c)           The initial Stated Amount of each Letter of Credit (other than any Existing Letter of Credit) shall not be less than $10,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04.       Letter of Credit Participations.  (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13, 2.14, 2.15, 2.16, 2.17 or 13.04(c), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b)           In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence, bad faith or willful misconduct or material breach of this Agreement on the part of such Issuing Lender or any of such Issuing Lenders’ or its Affiliates’ employees, directors, officers or agents (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)           In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent at the Payment Office for the account of such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 11:00 a.m. on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the Administrative Agent at the Payment Office for the account of the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d)           Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to the Administrative Agent and the Administrative Agent shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)           Upon the request of any Participant, the Administrative Agent shall furnish to such Participant copies of any Letter of Credit issued by any Issuing Lender and such other documentation as may reasonably be requested by such Participant.

(f)            The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein and therein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default.

3.05.       Agreement to Repay Letter of Credit Drawings.  (a)  The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), prior to 11:00 a.m., not later than one (1) Business Day following receipt by the Borrower of written notice of such payment or disbursement; provided that in the absence of such reimbursement by the Borrower within the period provided above, the amount of the Drawing shall immediately and automatically be deemed to be a Revolving Loan hereunder (with each Participant in the respective Letter of Credit being required to fund its RL Percentage of the respective Unpaid Drawing in accordance with the provisions of Section 3.04(c), which amounts shall immediately and automatically be deemed a part of such Revolving Loan hereunder) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans.  If a Drawing is deemed to be a Revolving Loan hereunder, the Borrower’s obligation to pay the amount of such Drawing shall be discharged and replaced by the resulting Revolving Loan.  Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it; provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b)           The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence or material breach of this Agreement on the part of such Issuing Lender (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06.       Increased Costs.  If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority, central bank or comparable agency (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit, or (iii) subject any Issuing Bank or Participant to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Letter of Credit, and the result of any of the foregoing is to increase the cost to any Issuing Lender, any Agent, or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then within fifteen (15) Business Days after receipt of the certificate referred to below by Borrower from any Issuing Lender, any Agent, or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower, subject to the provisions of Section 2.11(b) (to the extent applicable), agrees to pay to such Issuing Lender, such Agent, or such Participant such additional amount or amounts as will compensate such Issuing Lender, such Agent, or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  In determining such additional amounts, each Issuing Lender, Agent or Participant, as the case may be, will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and customary; provided that such Issuing Lender’s, Agent’s or Participant’s determination of compensation owing under this Section 3.06 shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Issuing Lender, Agent or Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender, Agent or Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for calculation of such additional amounts.

3.07.       Provisions Related to Extended Revolving Loan Commitments.  If the Maturity Date in respect of any tranche of Revolving Loan Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Loan Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the RL Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 3.04) under (and ratably participated in by Lenders pursuant to) the Revolving Loan Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the Unutilized Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders but only up to the amount of 103% of such Letter of Credit not so reallocated.  Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Loan Commitments shall have no effect upon (and shall not diminish) the percentage participations of the RL Lenders in any Letter of Credit issued before such Maturity Date.

3.08.       Conflict with Letter of Credit Request.  Notwithstanding anything else to the contrary in this Agreement, any Letter of Credit Request or any other document related to issuing a Letter of Credit, (i) in the event of any conflict between the terms hereof and the terms of any Letter of Credit Request or such other document, the terms hereof shall control in all respects and (ii) any grant of a security interest pursuant to any Letter of Credit Request shall be null and void (other than, in the case of trade Letters of Credit, the goods subject to such Letters of Credit and the documents relating to such goods).

3.09.       Existing Letters of Credit.  Schedule 3.09 contains a description of certain letters of credit that were previously issued by an Issuing Lender for the account of the Borrower, GasCo or CoalCo, as applicable, pursuant to the GasCo CS Letter of Credit Agreement, the CoalCo CS Letter of Credit Agreement, the Holdings CS Letter of Credit Agreement and the Dynegy Inc. CS Letter of Credit Agreement, as applicable, and which will be deemed issued under this Agreement.  Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”), shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Closing Date.

SECTION 4.         RL Commitment Commission; Fees; Reductions of Commitment.

4.01.       Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “RL Commitment Commission”) for the period from and including the Closing Date to and including the applicable Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Margin(s) applicable to the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time.  Accrued RL Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b)           The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the relevant Applicable Margin as in effect from time to time during such period with respect to Revolving Loans (of the respective Class or Classes) that are maintained as LIBOR Loans on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c)           The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 0.125% on the daily Stated Amount of such Letter of Credit (or such other rate as shall be separately agreed upon between the Borrower and the Issuing Lender). Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d)           The Borrower shall pay directly to each Issuing Lender for its own account with respect to each Letter of Credit issued to the Borrower the customary and reasonable issuance, presentation, amendment and other fees, and other standard costs and charges, of such Issuing Lender relating to Letters of Credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within fifteen (15) Business Days of written demand (including documentation reasonably supporting such request) and are nonrefundable.

(e)           The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

(f)            If any Repricing Event occurs prior to the twelve month anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Initial Tranche B-1 Term Loans and Initial Tranche B-2 Term Loans that are subject to such Repricing Event (including any Lender which is replaced pursuant to Section 2.13 as a result of its refusal to consent to an amendment giving rise to such Repricing Event), a fee in an amount equal to 1.00% of the aggregate principal amount of the Initial Tranche B-1 Term Loans and Initial Tranche B-2 Term Loans subject to such Repricing Event.  Such fees shall be earned, due and payable upon the date of the occurrence of the respective Repricing Event.

4.02.       Voluntary Termination of Unutilized Revolving Loan Commitments.  On three (3) Business Days’ written notice to the Administrative Agent at the Notice Office on or prior to 11:00 a.m. (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Revolving Loan Commitment in whole, or reduce in part, pursuant to this Section 4.02, in an integral multiple of $5,000,000 in the case of partial reductions to the Total Revolving Loan Commitment; provided that a notice of termination under this Section 4.02 may state that such notice is conditional upon the effectiveness of the receipt of proceeds from the issuance of other Indebtedness or Capital Stock or consummation of an asset sale or the occurrence of other events in which case such notice of termination may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of termination) if such condition is not satisfied; provided further that (i) in the event there is more than one Class of Revolving Loan Commitments then outstanding, such reductions shall be applied to such Class or Classes of Revolving Loan Commitments as shall be designated by the Borrower, (ii) in the circumstances contemplated by preceding clause (i), at the time of any such reduction to the Total Revolving Loan Commitments which is not applied on a proportionate basis to each outstanding Class, the Borrower shall on the date of such reduction (and notwithstanding anything to the contrary contained in this Agreement) effect such borrowings and repayments pursuant to the Revolving Loan Commitments as same will exist after giving effect to the reductions contemplated pursuant to this Section 4.02 so that the outstandings pursuant to the remaining Revolving Loan Commitments shall be based on the revised RL Percentages of the various Lenders after giving effect thereto, and (iii) each reduction to any Class of Revolving Loan Commitments shall be applied proportionately to permanently reduce the Revolving Loan Commitment of the respective Class of each Lender with such a Commitment.

4.03.       Mandatory Reduction of Commitments.  (a) The total Initial Tranche B-1 Term Loan Commitment (and the Initial Tranche B-1 Term Loan Commitment of each Lender) shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of Initial Tranche B-1 Term Loans on such date).

(b)           The total Initial Tranche B-2 Term Loan Commitment (and the Initial Tranche B-2 Term Loan Commitment of each Lender) shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of Initial Tranche B-2 Term Loans on such date).

(c)           The Revolving Loan Commitments of (i) each Class shall terminate in their entirety on the applicable Maturity Date and (ii) shall automatically and without further action be reduced on the day any letter of credit facility is entered into by the Borrower or any of its Restricted Subsidiaries pursuant to Section 10.04(b)(xiv) on a dollar-for-dollar basis by the aggregate amount of any such letter of credit facility (in each case except to the extent such letter of credit facility is replacing one or more letter of credit facilities previously outstanding pursuant to said Section 10.04(b)(xiv)).

SECTION 5.         Prepayments; Payments; Taxes.

5.01.       Voluntary Prepayments.  The Borrower shall have the right to prepay the Loans, without premium or penalty (except as set forth in Section 4.01(f)), in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 11:00 a.m. at the Notice Office prior written notice (x) on the same Business Day (or telephonic notice promptly confirmed in writing) in the case of Base Rate Loans and (y) three (3) Business Days prior in the case of LIBOR Loans, of its intent to prepay any Loans, which notice (in each case) shall specify whether Term Loans (including which Class of Term Loans), Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; provided that a notice of prepayment under this Section 5.01 (i) may state that such notice is conditional upon the effectiveness of the receipt of proceeds from the issuance of other Indebtedness or Capital Stock or consummation of an asset sale or the occurrence of other events in which case such notice of prepayment may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $5,000,000 (or such lesser amount as is reasonably acceptable to the Administrative Agent in any given case), (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $5,000,000 (or such lesser amount as is reasonably acceptable to the Administrative Agent) and (z) each partial prepayment of Swingline Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is reasonably acceptable to the Administrative Agent in any given case); provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans after the end of the Interest Period then applicable thereto (and the same shall automatically be converted into a Borrowing of Base Rate Loans at the end of such Interest Period) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) except as otherwise provided in Section 4.02 and except for prepayments made with proceeds of Other Revolving Loans or loans made pursuant to Replacement Revolving Loan Commitments at the time of the establishment of Other Revolving Commitments or Replacement Revolving Loan Commitments, as the case may be, pursuant to Section 2.17 or 13.10(c), which Loans shall be used first to refinance the outstanding Revolving Loans being refinanced on a basis so that, after giving effect thereto, the outstandings of each RL Lender are in accordance with its RL Percentages, each prepayment of Revolving Loans pursuant to this Section 5.01 shall be made in proportion to the outstanding principal of Revolving Loans of the various RL Lenders, so that each RL Lender’s outstandings pursuant to its Revolving Loan Commitments reflect their respective RL Percentages as from time to time in effect; (iv) except for repayments with proceeds of Other Term Loans or Replacement Term Loans, which shall be applied to repay the Term Loans being refinanced, each prepayment of Term Loans pursuant to this Section 5.01 shall be applied to such Class or Classes of outstanding Term Loans as shall be directed by the Borrower (with each such prepayment applied to a given Class to be applied on a pro rata basis to the Term Loans comprising such Class); (v) each prepayment pursuant to this Section 5.01 in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; (vi) each voluntary prepayment of the Term Loans of any Class pursuant to this Section 5.01 shall reduce the then remaining scheduled amortization payments thereto in such manner as directed by the Borrower; and (vii) each voluntary prepayment of Initial Tranche B-1 Term Loans and Initial Tranche B-2 Term Loans pursuant to this Section 5.01 in connection with a Repricing Event made prior to the twelve month anniversary of the Closing Date shall be subject to the payment of a fee as, and to the extent required by, Section 4.01(f).

5.02.       Mandatory Repayments.  (a) In addition to any other mandatory repayments pursuant to this Section 5.02, all then (i) outstanding Loans of a respective Class (other than Swingline Loans) shall be repaid in full on the respective Maturity Date for such Class of Loans and (ii) outstanding Swingline Loans shall be repaid in full on the earlier of (x) the tenth Business Day following the date of the incurrence of such Swingline Loans and (y) the applicable Maturity Date.

(b)           If on any date the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings, exceeds the Total Revolving Loan Commitment at such time, then the Borrower shall prepay on such date the principal of outstanding Swingline Loans (without a reduction to the Total Revolving Loan Commitment) and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans (without a reduction to the Total Revolving Loan Commitment), in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(c)           In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Initial Tranche B-1 Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of Initial Tranche B-1 Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided herein, a “Scheduled Initial Tranche B-1 Term Loan Repayment”):

Scheduled Initial Tranche B-1 Term Loan Repayment Date	Amount

The last day of the Borrower’s Fiscal Quarter ending September 30, 2013	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2013	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2014	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending June 30, 2014	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending September 30, 2014	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2014	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2015	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending June 30, 2015	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending September 30, 2015	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2015	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2016	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending June 30, 2016	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending September 30, 2016	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2016	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2017	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending June 30, 2017	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending September 30, 2017	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2017	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2018	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending June 30, 2018	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending September 30, 2018	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2018	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2019	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending June 30, 2019	$1,250,000.00

Scheduled Initial Tranche B-1 Term Loan Repayment Date	Amount

The last day of the Borrower’s Fiscal Quarter ending September 30, 2019	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2019	$1,250,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2020	$1,250,000.00

Initial Tranche B-1 Term Loan Maturity Date	$466,250,000.00

(d)           In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Initial Tranche B-2 Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of Initial Tranche B-2 Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided herein, a “Scheduled Initial Tranche B-2 Term Loan Repayment”):

Scheduled Initial Tranche B-2 Term Loan Repayment Date	Amount

The last day of the Borrower’s Fiscal Quarter ending September 30, 2013	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2013	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2014	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending June 30, 2014	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending September 30, 2014	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2014	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2015	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending June 30, 2015	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending September 30, 2015	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2015	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2016	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending June 30, 2016	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending September 30, 2016	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2016	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2017	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending June 30, 2017	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending September 30, 2017	$2,000,000.00

Scheduled Initial Tranche B-2 Term Loan Repayment Date	Amount

The last day of the Borrower’s Fiscal Quarter ending December 31, 2017	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2018	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending June 30, 2018	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending September 30, 2018	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2018	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2019	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending June 30, 2019	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending September 30, 2019	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending December 31, 2019	$2,000,000.00

The last day of the Borrower’s Fiscal Quarter ending March 31, 2020	$2,000,000.00

Initial Tranche B-2 Term Loan Maturity Date	$746,000,000.00

(e)           In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, within five (5) Business Days after each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any Net Debt Proceeds from any issuance or incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness (other than (x) Indebtedness permitted to be incurred pursuant to Section 10.04 (excluding Section 10.04(b)(iii), but only to the extent the Indebtedness incurred thereunder is incurred to refund, refinance, replace, replace or discharge Indebtedness outstanding pursuant to this Agreement) and (y) any Indebtedness pursuant to any Tranche B-1 Debt Offering, which shall be applied in accordance with Section 5.02(h)), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(i) and (j).

(f)            In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, and subject to Section 10.08, within five (5) Business Days after each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds, other than Excluded Proceeds, therefrom shall be applied on such fifth Business Day as a mandatory repayment in accordance with the requirements of Sections 5.02(i) and (j); provided, however, that such Net Sale Proceeds shall not be required to be so applied on such date so long as no Specified Default or Event of Default then exists and such Net Sale Proceeds shall be reinvested (or committed to be reinvested) to purchase assets (other than inventory and working capital unless the sold assets were inventory or working capital) used or to be used in the Borrower’s or its Restricted Subsidiaries’ businesses (including to acquire all or substantially all of the assets of, or any Capital Stock of, another Person engaged primarily in a Permitted Business, in each case, in accordance with the terms of this Agreement) or to fund capital expenditures of the Borrower or any of its Restricted Subsidiaries permitted in accordance with the terms of this Agreement (within 365 days following the date of such Asset Sale (or, if the Borrower enters into a legally binding commitment to reinvest such Net Sale Proceeds within 365 days following the receipt thereof, within 180 days after such original 365 day period)); provided further, that if all or any portion of such Net Sale Proceeds are not so reinvested within the time period indicated (or such earlier date, if any, as the Borrower or the relevant Restricted Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(f) without regard to the preceding proviso; provided, further that if at the time that any such prepayment would be required, the Borrower is required to repay or offer to repurchase any other Indebtedness secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with the Net Sale Proceeds of such Asset Sale (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Sale Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time) to the prepayment of the Term Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans shall be reduced accordingly that would have otherwise been required pursuant to this Section 5.02(f); provided further that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repaid or repurchased, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(g)           In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, within five (5) Business Days after each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Recovery Event Proceeds therefrom do not exceed $20,000,000), an amount equal to 100% of the Net Recovery Event Proceeds from such Recovery Event shall be applied on such fifth Business Day as a mandatory repayment in accordance with the requirements of Sections 5.02(i) and (j); provided, however, that such Net Recovery Event Proceeds shall not be required to be so applied on such date so long as no Specified Default or Event of Default then exists and shall be reinvested (or committed to be reinvested) to replace, rebuild or restore any properties or assets or acquire assets useful in the Borrower’s or its Subsidiaries’ business (other than inventory and working capital unless such inventory or working capital were the subject of the Recovery Event) in respect of which such Net Recovery Event Proceeds were paid within 365 days following the date of the receipt of such Net Recovery Event Proceeds (or, if the Borrower enters into a legally binding commitment to reinvest such net cash proceeds within 365 days following the receipt thereof, within 180 days after such original 365 day period); provided further, that if all or any portion of such Net Recovery Event Proceeds are not so used within the time period indicated (or such earlier date, if any, as the Borrower or the relevant Restricted Subsidiary determines not to reinvest the Net Recovery Event Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(g) without regard to the immediately preceding proviso; provided further that if at the time that any such prepayment would be required, the Borrower is required to repay or offer to repurchase Other Applicable Indebtedness pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Recovery Event, then the Borrower may apply such Net Recovery Event Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time) to the prepayment of the Term Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 5.02(g) shall be reduced accordingly; provided, further that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repaid or repurchased, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(h)           In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, within one (1) Business Day after each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any Net Debt Proceeds from any issuance or incurrence of the Tranche B-1 Debt Offering, the Borrower shall apply all such Net Debt Proceeds as a mandatory repayment of the then outstanding Initial Tranche B-1 Term Loans and, if the Initial Tranche B-1 Term Loans have been paid in full, as a mandatory repayment of the Initial Tranche B-2 Term Loans.

(i)            The amount of each principal repayment of Term Loans made as required by Sections 5.02(e), (f) and (g) shall, subject to the provisions of the following clause (i), be applied to each Class of outstanding Term Loans on a pro rata basis in accordance with the relevant outstanding principal amounts thereof; provided that (x) in the case of any repayment pursuant to Section 5.02(e) made with proceeds of Indebtedness incurred pursuant to Section 10.04(b)(iii), such amount shall be applied to the respective Class of Indebtedness incurred hereunder which is being refunded, refinanced, replaced or discharged, in whole or in part, with the respective Net Debt Proceeds and (y) to the extent that Extending Term Loans, Incremental Term Loans or Other Term Loans permit the Borrower to disproportionately prepay earlier maturing Classes of the Term Loans, such application shall be permitted at the option of the Borrower.  Each repayment of principal of the Term Loans of any Class shall be applied to reduce the then remaining scheduled amortization payments thereof as directed by the Borrower (and if not so directed, in direct order of maturity).  Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 5.02(i) shall be subject to modification as expressly provided herein.

(j)            With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Class which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings of the respective Class pursuant to which such LIBOR Loans were made; provided that:  (i) repayments of LIBOR Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless the Borrower makes payments to Lenders in accordance with Section 2.11; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans at the end of the respective Interest Period; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but not an obligation, to minimize breakage cost owing under Section 2.11.

(k)           The Borrower shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Section 5.02(e), (f), (g) or (h) at least three (3) Business Days prior to the date of such repayment.  Each such notice shall specify the date of such repayment and provide a reasonably detailed calculation of the amount of such repayment.  The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of any repayment.  Other than in the case of any repayment with the proceeds of any Credit Agreement Refinancing Indebtedness, each such Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Sections 5.02(e), (f) or (g) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 2:00 p.m. on the second Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender.  If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled.  Any Declined Proceeds shall be retained by the Borrower.

5.03.       Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 p.m. on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04.       Taxes.  (a)  Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.04) the applicable Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           The Credit Parties shall jointly and severally indemnify each Lender or Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) payable or paid by such Lender or Agent, as applicable, or required to be withheld or deducted from a payment to such Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Agent, shall be conclusive absent manifest error.

(d)           Each Lender shall severally indemnify any Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by such Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes such Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this paragraph (d).

(e)           As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.04, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            (i) Any Lender or Agent that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender or Agent, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Agent is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.04(f)(ii)(A) and (ii)(B) below) shall not be required if in the Lender or Agent’s reasonable judgment such completion, execution or submission would subject such Lender or Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Agent.

(ii)      Without limiting the generality of the foregoing,

(A)          any Lender or Agent that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender or Agent becomes a Lender or Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(B)          any Foreign Lender or Foreign Agent shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Foreign Agent becomes a Lender or Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(iii)   in the case of a Foreign Lender or Foreign Agent claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iv)  executed originals of IRS Form W-8ECI;

(v)  in the case of a Foreign Lender or Foreign Agent claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender or Foreign Agent is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of

Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(vi)  to the extent a Foreign Lender or Foreign Agent is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender or Foreign Agent is a partnership and one or more direct or indirect partners of such Foreign Lender or Foreign Agent are claiming the portfolio interest exemption, such Foreign Lender or Foreign Agent may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(A)  any Foreign Lender or Foreign Agent shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Foreign Agent becomes a Lender or Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(B)  if a payment made to a Lender or Agent under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Lender’s or such Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender or Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           If any Lender or Agent and such Lender or Agent determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund of Tax or Other Tax with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.04 (a “Tax Benefit”), such Lender or Agent shall pay to such Credit Party an amount that such Lender or Agent shall, in its reasonable discretion exercised in good faith, determines is equal to the net benefit, after tax and without interest, which was obtained by such Lender or Agent in such year as a consequence of such Tax Benefit; provided that such Credit Party shall repay to such Lender or Agent the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or Agent is required to repay such refund to such Governmental

Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the Lender or the Agent be required to pay any amount to any Credit Party pursuant to this paragraph (g) the payment of which would place the Lender or Agent in a less favorable net after-Tax position than the Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Agent, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 6.         Conditions Precedent to Credit Events on the Closing Date.  The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Closing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction (or waiver) of the following conditions:

6.01.       Closing Date; Notes.  On or prior to the Closing Date, (i) the Effective Date shall have occurred as provided in Section 13.19 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same at least three (3) Business Days prior to the Closing Date the appropriate Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

6.02.       Opinions of Counsel.  On the Closing Date, the Administrative Agent shall have received from White & Case LLP, New York counsel to the Credit Parties, a customary opinion addressed to the Administrative Agent, the Collateral Trustee and each of the Lenders and dated the Closing Date.

6.03.       Company Documents; Proceedings; etc.  (a)  On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by an Authorized Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate,  and an incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)           On the Closing Date, the Administrative Agent shall have received good standing certificates from the jurisdiction of organization and bring down telegrams, electronic PDFs or facsimiles, if any, for the Credit Parties which the Administrative Agent reasonably may have requested, certified by proper Governmental Authorities or, with respect to any such bring down telegrams, electronic PDFs or facsimiles, service companies.

(c)           On the Closing Date, the Administrative Agent shall have received a certificate, dated as of the Closing Date and duly executed by an Authorized Officer of the Borrower, confirming compliance with the conditions precedent set forth in Section 7.01.

6.04.       Consummation of the Refinancing(a).  (a)  On or prior to the Closing Date and concurrently with the incurrence of Loans and the use of proceeds of such Loans to repay or prepay in full (and terminate the commitments under) the GasCo Term Loan Agreement, the CoalCo Term Loan Agreement, the GasCo Revolving Credit Agreement, the GasCo CS Letter of Credit Agreement, the CoalCo CS Letter of Credit Agreement, the Holdings CS Letter of Credit Agreement and the Dynegy Inc. CS Letter of Credit Agreement (but without requiring the termination of any Existing Letters of Credit) (the “Refinancing”) on such date, all Indebtedness to be Refinanced of the Borrower and its Subsidiaries shall have been repaid in full, together with all fees and other amounts owing thereon, and all commitments thereunder shall have been terminated.

(b)           On the Closing Date and substantially concurrently with the incurrence of Loans on such date, the Administrative Agent shall have received pay-off letters from the Lenders with respect to the Refinancing, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c)           The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 6.04 have been (or will be) satisfied on the Closing Date.

(d)           On the Closing Date and after giving effect to the consummation of the Transaction, the Borrower and its Restricted Subsidiaries shall have no outstanding Indebtedness for borrowed money owed to a Person other than the Borrower or its Subsidiaries, except for Indebtedness expressly permitted to remain outstanding pursuant to Section 10.04 of this Agreement (“Existing Indebtedness”).

6.05.       Intercreditor Agreement. On the Closing Date, the Intercreditor Agreement shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

6.06.       Adverse Change(a)             .  Since December 31, 2012, except as disclosed in any Public Disclosure, there shall not have occurred any event, change, circumstance, development, effect or fact that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

6.07.       Security Documents.  (a)  On the Closing Date, each Credit Party shall have duly authorized, executed and delivered the Guarantee and Collateral Agreement, which shall be in full force and effect, substantially in the form of Exhibit E (as amended, modified, restated, supplemented or extended from time to time, the “Guarantee and Collateral Agreement”) covering all of such Credit Party’s Guarantee and Collateral Agreement Collateral, together with:

(i)            proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the foregoing Guarantee and Collateral Agreement;

(ii)           certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Credit Parties as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such financing statements that name the Credit Parties as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens, (y) those in respect of which the Collateral Trustee shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing or (z) those in respect of the Indebtedness to be Refinanced);

(iii)          one or more, as applicable, short-form security agreements that may be filed with the United States Patent and Trademark Office or the United States Copyright Office for the grant of a security interest in patents, trademarks and copyrights, each in substantially the form attached to the Guarantee and Collateral Agreement;

(iv)          evidence of the completion of all other recordings and filings of, or with respect to, the Guarantee and Collateral Agreement as may be necessary to perfect and protect the security interests in Collateral intended to be created by the Guarantee and Collateral Agreement;

(v)           all certificated Equity Interests of the Credit Parties constituting Guarantee and Collateral Agreement Collateral, together with executed and undated endorsements for transfer relating thereto;

(vi)          evidence that all other actions necessary to perfect and protect the security interests in Collateral purported to be created by the Guarantee and Collateral Agreement have been taken, and the Guarantee and Collateral Agreement shall be in full force and effect;

(vii)         certificates of insurance and endorsements naming the Collateral Trustee as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the Collateral; and

(b)           Notwithstanding anything herein to the contrary, it is understood that, other than with respect to (i) any UCC Filing Collateral, (ii) Stock Certificates of the Borrower and its Wholly-Owned Domestic Subsidiaries and (iii) any Collateral upon which a Lien may be perfected by the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, to the extent (x) any UCC searches are not received or (y) any Lien on any Collateral is not provided and/or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the receipt of such UCC searches and the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 6.07, but shall instead be required to be delivered after the Closing Date in accordance with Section 13.16.

6.08.       Financial Statements.  On or prior to the Closing Date, the Administrative Agent and the Lenders shall have received (a) audited consolidated balance sheets and related statements of income and cash flows of the Borrower at, and for the period ended, December 31, 2012 (the Administrative Agent and Lenders hereby acknowledge receipt of such audited consolidated balance sheet and related statements of income and cash flows) and (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower for each Fiscal Quarter of the Borrower (other than the fourth Fiscal Quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date.

6.09.       Solvency Certificate.  On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower substantially in the form of Exhibit F hereto.

6.10.       Fees, etc.  All fees and expenses required to be paid hereunder on the Closing Date and for which invoices have been received by the Borrower at least three (3) Business Days prior to the Closing Date shall have been paid or directed by the Borrower to be paid from the proceeds of the initial fundings hereunder.

6.11.       PATRIOT ACT.  On or prior to the second Business Day prior to the Closing Date, the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act, to the extent reasonably requested at least ten days prior to the Closing Date.

In determining the satisfaction of the conditions specified in this Section 6, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction.

SECTION 7.         Conditions Precedent to All Credit Events.

The obligation of each applicable Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction or waiver of the following conditions:

7.01.       No Default; Representations and Warranties.  At the time of each such Credit Event (excluding any Mandatory Borrowing and any funding of Revolving Loans pursuant to Section 3.05(a)) and also immediately after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

7.02.       Notice of Borrowing; Letter of Credit Request.  (a)  Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing or pursuant to Section 3.05(a)), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).  Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b)           Prior to the issuance of each Letter of Credit (other than an Existing Letter of Credit), the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

Each Notice of Borrowing (other than a Notice of Borrowing requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Section 7.01 has been satisfied (or waived) on and as of the date of the applicable Borrowing.

SECTION 8.         Representations and Warranties.

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations and warranties.

8.01.       Company Status.  The Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing Company in good standing (or existing, as applicable) under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own or lease its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except in the case of clauses (i) (other than with respect to the existence of the Borrower), (ii) and (iii), for failures which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.02.       Power and Authority; Due Authorization, Execution and Delivery.  Each Credit Party has all requisite power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent (i) that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and (ii) of the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Credit Parties in favor of the Collateral Trustee.

8.03.       No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any applicable provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except in the case of any contraventions that would not reasonably be expected, enter individually or in the aggregate, to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents or Permitted Liens) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, except for any such contravention, breach, default, conflict or Lien that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Restricted Subsidiaries.

8.04.       Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party (except for (w) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date, (x) filings which are necessary to release liens granted pursuant to the document related to the Indebtedness to be Refinanced, (y) filings which are necessary to perfect the security interests created under the Security Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

8.05.       Financial Statements; Solvency; Projections; No Material Adverse Effect.  (a)  The audited consolidated balance sheet of the Borrower at December 31, 2012 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower for the period ended on such date furnished to the Lenders on or prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Borrower as of such date.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b)           On and as of the Closing Date, after giving effect to the Transaction and to all Indebtedness being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries (other than DNE), taken as a whole, does not exceed the fair value of the present assets (at a fair valuation) of the Borrower and its Subsidiaries (other than DNE), taken as a whole, (ii) the capital of the Borrower and its Subsidiaries (other than DNE), taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries (other than DNE), taken as a whole, contemplated as of the Closing Date, (iii) the present fair saleable value of the Borrower and its Subsidiaries (other than DNE), taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including Contingent Obligations) of the Borrower and its Subsidiaries (other than DNE), taken as a whole, on their debts as they become absolute and matured in the ordinary course of business and (iv) the Borrower and its Subsidiaries (other than DNE), taken as a whole, do not intend to incur, or believe that they will incur, Indebtedness, including current obligations, beyond their ability to pay such Indebtedness as it matures in the ordinary course of business. For the purposes hereof, the amount of any Contingent Obligation at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such Contingent Obligations meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

(c)           The Projections made available to the Administrative Agent and the Lenders on or prior to the Closing Date have been prepared in good faith and are based on assumptions that the Borrower believes reasonable at the time made, it being recognized by the Administrative Agent and the Lenders, however, that projections are subject to significant uncertainties and contingencies, which may be beyond the Borrower’s and its Subsidiaries’ control and projections as to future events are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections and such differences may be material.

(d)           After giving effect to the Transaction, since the Closing Date, no event, change or condition has occurred that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06.       Litigation.  Except as disclosed in any Public Disclosure, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing (i) with respect to the Credit Documents or (ii) that have a reasonable likelihood of adverse determination, and, if adversely determined, have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07.       True and Complete Disclosure.  All written information concerning the Borrower or any of its Subsidiaries that has been furnished to the Administrative Agent or any Lender in connection the Transactions (excluding information of a general economic or industry nature), when taken as a whole, is, and all other such written information as supplemented (when furnished) hereafter by or on behalf of the

Borrower or any of its Restricted Subsidiaries to the Administrative Agent or any Lender, when taken as a whole, will be, true and accurate in all material respects on the date as of which such information is furnished and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make such information (when furnished and taken as a whole) not materially misleading at such time in light of the circumstances under which such statements were made, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections, any pro forma financial information, the budgets, other forward looking information or information consisting of statements, estimates or forecasts regarding the future condition of the industries in which they operate.

8.08.       Margin Regulations(a).  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  At the time of the making of each Credit Event, the value of all Margin Stock owned by the Borrower and its Restricted Subsidiaries shall constitute not more than 25% of the value of all assets of the Borrower and its Restricted Subsidiaries.  None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its material activities, in the business of extending credit for the purposes of buying or carrying Margin Stock.

8.09.       Tax Returns and Payments.  The Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed (or filed for extension) with the appropriate taxing authority all federal, state, local and foreign tax returns and other statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Restricted Subsidiaries, except where the failure to timely file or cause to be timely filed such Returns would not cause a Material Adverse Effect, and all such Returns are correct and complete in all material respects, except where the failure to timely file or cause to be timely filed such Returns would not result in a Material Adverse Effect.  The Returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Restricted Subsidiaries, as applicable, for the periods covered thereby.  The Borrower and each of its Restricted Subsidiaries has paid all taxes and assessments payable by it which have become due, other than (i) those that are being contested in good faith by appropriate proceedings and adequately disclosed and fully provided for on the financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP or (ii) those the failure to pay, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  There is no tax assessment proposed in writing against the Borrower or any of its Restricted Subsidiaries that would, if made, have a Material Adverse Effect.

8.10.       Compliance with ERISA. (a)  Schedule 8.10 sets forth each Plan as of the Closing Date.  Except as disclosed in any Public Disclosure, each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of the Borrower or any of its Restricted Subsidiaries, nothing has occurred since the date of such determination that would reasonably be expected to result in revocation of such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrower or any of its Restricted Subsidiaries, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter).  Except as disclosed in any Public Disclosure, no ERISA Event has occurred other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Except as disclosed in any Public Disclosure, none of the Borrower or any of its Subsidiaries or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and, if each of the Borrower, any of its Subsidiaries and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(c)           Except as disclosed in any Public Disclosure, there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either individually or in the aggregate to have a Material Adverse Effect.

(d)           Except as disclosed in any Public Disclosure, the Borrower, its Restricted Subsidiaries and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e)           Except as disclosed in any Public Disclosure, or otherwise as would not, either individually or in the aggregate, have a Material Adverse Effect, no lien imposed under the Code or ERISA on the assets of the Borrower, its Restricted Subsidiaries or any ERISA Affiliate exists on account of any Plan.

8.11.       Security Documents.  (a) The provisions of the Guarantee and Collateral Agreement (taken as a whole) are effective to create in favor of the Collateral Trustee for the benefit of the Secured Parties a legal, valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) security interest in all right, title and interest of the Credit Parties in the Guarantee and Collateral Agreement Collateral described therein (other than, in the case of proceeds, money not constituting identifiable proceeds of any Collateral), and the Collateral Trustee, for the benefit of the Secured Parties, has (or, after the filing of UCC-1 financing statements in the office and with the information specified by the Credit Parties in the Guarantee and Collateral Agreement, the payment of all applicable fees and the taking of such other actions as are required by the Guarantee and Collateral Agreement, will have) a fully perfected security interest in all right, title and interest in all of the Guarantee and Collateral Agreement Collateral described therein (if and to the extent the Guarantee and Collateral Agreement Collateral can be perfected by the filing of UCC-1 financing statements and the other actions required by the Guarantee and Collateral Agreement), superior and prior to the rights of all third Persons and subject to no other Liens other than Permitted Liens.

(b)           The recordation of the grants of security interest in patents and the grants of security interest in trademarks in the respective forms attached to the Guarantee and Collateral Agreement, in each case, in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Guarantee and Collateral Agreement and payment of all applicable fees, will create, as may be perfected by such filing and recordation, a perfected security interest in the trademark registrations and patents that are part of the Guarantee and Collateral Agreement Collateral, and the recordation of the grant of security interest in copyrights substantially in the form attached to the Guarantee and Collateral Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Guarantee and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the copyright registrations that are a part of the Guarantee and Collateral Agreement Collateral.

(c)           Upon filing or recording, as applicable, with the appropriate recording office, each Mortgage shall create, as security for the obligations purported to be secured thereby, a legal, valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) perfected security interest in and mortgage Lien on the respective Mortgaged Property in favor of the Collateral Trustee (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons and subject to no other Liens other than Permitted Liens.

8.12.       Properties.  All Real Property with a value in excess of $25,000,000 that is owned by the Borrower or any of its Restricted Subsidiaries as of the Closing Date and all material Real Property that is leased by the Borrower or any of its Restricted Subsidiaries as of the Closing Date, and, in each case, the nature of the interest therein, is correctly set forth in Schedule 8.12.  Each of the Borrower and each of its Restricted Subsidiaries has good title to, or valid leasehold interests in, all material property owned or leased by it (except where the failure to have such title or leasehold interest, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect).  All such material property of the Borrower and its Restricted Subsidiaries are owned or leased free and clear of all Liens other than Permitted Liens.

8.13.       Subsidiaries.  On and as of the Closing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.13.  Schedule 8.13 sets forth, as of the Closing Date, the exact legal name of each such Subsidiary and its jurisdiction of organization, the percentage ownership (direct and indirect) of the Borrower in each class of Capital Stock or other Equity Interests of each of its Subsidiaries and also identifies each of the direct owners thereof.  All outstanding shares of Equity Interests of each Restricted Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable (to the extent applicable).

8.14.       Compliance with Statutes, etc.  Except as disclosed in any Public Disclosure, the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (but not including, in each case, any such statutes, orders or restrictions which is the subject of any other Section in this Section 8, including, without limitation, 8.10, 8.16, 8.17 and 8.19).

8.15.       Investment Company Act.  Neither the Borrower nor any of its Restricted Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.16.       Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or as set forth on Schedule 8.16, none of the Borrower or any of its Restricted Subsidiaries:  (a) has failed to comply with any Environmental Law or to obtain, maintain, renew and comply with any permit, license, registration or other approval required under Environmental Law; (b) has become a party to any administrative or judicial proceeding, or been threatened in writing with any such proceeding, that could result in the termination, revocation or modification of any permit, license, registration or other approval required under Environmental Law; (c) possesses knowledge that (i) the Borrower or any of its Restricted Subsidiaries has become subject to any written Environmental Claim encumbering any Mortgaged Property, (ii) the Borrower or any of its

Restricted Subsidiaries is subject to any Lien imposed pursuant to Environmental Law encumbering any Mortgaged Property or (iii) any Mortgaged Property contains Hazardous Materials of a form or type or in a quantity or location that, either individually or in the aggregate, would reasonably be expected to result in any Environmental Claim against the Borrower or any Restricted Subsidiary; or (d) has received written notice of any Environmental Claim or threatened Environmental Claim, against or affecting the Borrower or any of its Restricted Subsidiaries or any of their material properties other than those which have been fully and finally resolved and for which no obligations remain outstanding.  This Section 8.16 sets forth the sole representations and warranties of the Borrower and its Restricted Subsidiaries with respect to environmental and occupational health and safety matters and Hazardous Materials.

8.17.       Employment and Labor Relations.  Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened in writing against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Restricted Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened in writing against the Borrower or any of its Restricted Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Restricted Subsidiaries, except (with respect to any matter specified in clauses (i) — (v) above, either individually or in the aggregate) such as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.18.       Intellectual Property, etc.  The Borrower and each of its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information, know-how of any type and other similar intellectual property rights, and formulas or rights with respect to the foregoing, needed to conduct the businesses of the Borrower and its Restricted Subsidiaries as presently conducted, without any known conflict with or infringement or misappropriation on any such rights of others which, or the failure to own or have which, as the case may be, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.19.       Anti-Terrorism Laws; OFAC; FCPA.  Neither any Credit Party nor any of its Restricted Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (as amended, the “Trading with the Enemy Act”).  Neither any Credit Party nor any of its Restricted Subsidiaries is in violation, in any material respect, of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (c) the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “Act”) or (d) the Foreign Corrupt Practices Act (Pub. L. 95-213 (signed into law December 19, 1977)). None of the Credit Parties is a blocked person described in Section 1 of the Anti-Terrorism Order.

No Credit Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or to its knowledge is otherwise associated with any such Person in any manner that violates in any material respect Section 2 of such executive order or (iii) is a Person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 9.         Affirmative Covenants.

The Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment and all Letters of Credit have terminated (or such Letters of Credit have been cash collateralized or backstopped on terms, and pursuant to documentation, reasonably satisfactory to the applicable Issuing Lender thereof) and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than contingent obligations which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01.       Information Covenants.  The Borrower will furnish to the Administrative Agent (for each Lender):

(a)           Quarterly Financial Statements.  Within 50 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year and comparable budgeted figures for such quarterly accounting period as set forth in the respective projections delivered pursuant to Section 9.01(c), all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)           Annual Financial Statements.  Within 105 days after the close of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2013), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income  and retained earnings and statement of cash flows for such Fiscal Year, setting forth comparative figures for the preceding Fiscal Year and certified by Ernst & Young LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification (other than those solely with respect to (x) any projected failure to comply with the covenant set forth in Section 10.07 on a future date or in a future period and/or (y) with respect to any report delivered within one year prior to a Maturity Date, any such qualification made due to such Maturity Date occurring within one year after such report)) or exception as to scope of audit and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year consistent with the Borrower’s historical practices.

Simultaneously with the delivery of each set of financial statements referred to in Sections 9.01(a) and (b); the related financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements.

(c)           Projections.  No later than 105 days following the first day of each Fiscal Year of the Borrower, reasonably detailed projections of the Borrower and its Restricted Subsidiaries, for each quarter of such Fiscal Year, in a form substantially consistent with the Projections (including statements of income, cash flow statement and balance sheets for the Borrower and its Restricted Subsidiaries on a consolidated basis) for each of the four Fiscal Quarters of such Fiscal Year in reasonable detail setting forth, with appropriate discussion, the principal assumptions upon which such projections are based.

(d)           Officer’s Certificates.  Concurrently with the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower in substantially the form of Exhibit G (with blanks appropriately completed and with any deviations from such form as may be acceptable to the Administrative Agent) certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing on the date of such compliance certificate or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken in connection therewith, which certificate shall (i) to the extent that a Compliance Date occurred on the last day of the period covered by such financial statements, set forth in reasonable detail the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 10.07 at the end of such Fiscal Quarter or Fiscal Year, as the case may be, (ii) identify each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such certificate, (iii) identify each Immaterial Subsidiary as of the date of delivery of such certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such certificate and (iv) identify each Excluded Project Subsidiary as of the date of delivery of such certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such certificate.

(e)           Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within five (5) Business Days after any senior officer of the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default,  specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken in connection therewith, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has been adversely determined or has a reasonable likelihood of adverse determination and such adverse determination has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (y) with respect to any Credit Document or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f)            Other Information.  Promptly after the filing or delivery thereof, copies of all financial statements, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents), proxy statements and reports, if any, which the Borrower or any of its Restricted Subsidiaries shall publicly file with the SEC or deliver generally to holders (or any trustee, agent or other representative thereof) of any Qualified Equity Interests or any Indebtedness in excess of the Threshold Amount (in each case, to the extent not otherwise provided hereunder).

Promptly following reasonable request, such other information or documents (financial or otherwise) regarding the operations, business affairs and financial condition of the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Notwithstanding anything to the contrary contained in this Section 9.01, neither the Borrower nor any of its Restricted Subsidiaries shall be required to deliver to the Administrative Agent or any Lender, or otherwise disclose or permit the inspection or discussion of, any information (i) subject to confidentiality agreements or attorney/client work privilege or which constitutes attorney work-product, (ii) that constitutes non-financial trade secrets or non-financial proprietary information or (iii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 9.01 shall be satisfied with respect to financial information or other information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of the Borrower or (B) the Borrower’s Form 8-K, 10-K or 10-Q, as applicable, filed with the SEC; provided, that with respect to clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 9.01(b), such materials are accompanied by a report and opinion of Ernst & Young LLP or other independent certified public accountants of national standing reasonably acceptable to the Administrative Agent, which report and opinion shall otherwise comply with the requirements related thereto in Section 9.01(b).

Documents and financial information required to be delivered pursuant to Sections 9.01(a) or (b) (to the extent such financial information is included in materials filed with the SEC or posted on the relevant website, as the case may be) shall be deemed to have been delivered to the Administrative Agent on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the Borrower’s website address at www.dynegy.com (or a successor internet address as provided by the Borrower in accordance with Section 13.03), (ii) on which such information has been posted on the Borrower’s behalf on IntraLinks (or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent)) or (iii) is available via the EDGAR system of the SEC on the Internet; provided that, in each case, the Borrower shall promptly notify the Administrative Agent of the posting of any such information.

9.02.       Books, Records and Inspections.  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct (in all material respects) entries in conformity with GAAP (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder) and all requirements of law shall be made of all material dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent to visit and inspect, under guidance of officers of the Borrower or such Restricted Subsidiary and subject to any applicable safety rules and procedures, any of the properties of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may reasonably request; provided that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants; provided, further, that, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 9.02 and (ii) in the absence of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 9.02 more often than two times during any Fiscal Year and only one such time shall be at the Borrower’s reasonable expense; and provided, further, that when an  Event of Default exists, the Administrative Agent and its designees may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further, that notwithstanding anything to the contrary contained in this Section 9.02, neither the Borrower nor any of its Restricted Subsidiaries shall be required to deliver to the Administrative Agent or any Lender, or otherwise disclose or permit the inspection or discussion of, any information (i) subject to confidentiality agreements or attorney/client privilege or which constitutes attorney work product, (ii) that constitutes non-financial trade secrets or non-financial proprietary information or (iii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law.

9.03.       Maintenance of Property; Insurance.  (a)  The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep all tangible property necessary to the business of the Borrower and its Restricted Subsidiaries in satisfactory working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events, except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies (provided, however, there shall be no breach of this Section 9.03 if any such insurer becomes financially unsound and the applicable Credit Party obtains insurance coverage from a different financially sound and reputable insurer) insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies engaged in similar businesses as the Borrower and its Restricted Subsidiaries (after giving effect to any self-insurance reasonable and customary for Persons engaged in similar businesses as the Borrower and its Restricted Subsidiaries) as reasonably determined by the Borrower.  Such insurance, except to the extent any such insurance is not generally available in the marketplace from commercial insurers, shall include physical damage insurance on all material real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.  The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)           If at any time the improvements on a Mortgaged Property are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower will, and will cause each of its Restricted Subsidiaries to, at all times keep and maintain flood insurance in an amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

9.04.       Existence; Franchises.  The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary, as determined in its reasonable business judgment, to preserve and keep in full force and effect its existence and its franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets, dispositions and other transactions by the Borrower or any of its Restricted Subsidiaries in accordance with the terms herein, (ii) the withdrawal by the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction or (other than with respect to the Borrower) failure to otherwise preserve or keep in full force and effect its existence or rights, franchises, licenses, permits, copyrights, trademarks or patents, if such withdrawal or failure would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) the expiration of copyrights or patents at the end of their statutory term.

9.05.       Compliance with Statutes, etc.  Except as disclosed in any Public Disclosure, the Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06.       Compliance with Environmental Laws.  (a)  Except as disclosed in any Public Disclosure, the Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           At any time that the Borrower or any of its Restricted Subsidiaries are not in compliance with Section 9.06(a), the Borrower will provide, at the sole expense of the Borrower and after the reasonable request of the Administrative Agent, an environmental site assessment report concerning the Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that is subject of the noncompliance, prepared by an environmental consulting firm, reasonable in scope based upon the circumstances of the request, indicating, where relevant to the subject matter of the request, the presence or absence of Hazardous Materials on such Real Property.  If the Borrower fails to provide the same within ninety (90) days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant to the Administrative Agent and the Lenders and their respective agents reasonable access to such Real Property to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.  The Administrative Agent, the Lenders, and their respective agents and environmental consulting firms shall not be permitted to conduct any Phase II investigation or sampling of soil, groundwater, building materials, air or any other environmental media at any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries.

9.07.       End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) its fiscal year to end on December 31 of each calendar year and (ii) its fiscal quarter to end on the last day of each period described in the definition of “Fiscal Quarter.”

9.08.       Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto; provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim which (i) is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to pay would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

9.09.       Use of Proceeds.

(a)           All proceeds of the Initial Tranche B-1 Term Loans and the Initial Tranche B-2 Term Loans will be used to finance the Refinancing (including payment of accrued interest) and to pay fees, premiums and expenses (including any original issue discount or up-front fees with respect to the Loans) incurred in connection with the Transaction; provided that any proceeds in excess of those used as contemplated above may be retained by the Borrower and used by it and its Restricted Subsidiaries for the purposes described in following clause (b).

(b)           All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries (including, without limitation, to finance acquisitions permitted under this Agreement, capital expenditures, dividends, restricted payments and Permitted Investments).

9.10.       Additional Security; Further Assurances; etc.  (a) The Borrower will, and will cause each other Credit Party to, grant to the Collateral Trustee for the benefit of the Secured Parties security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party (other than Excluded Assets (including Excluded Equity Interests)) as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, as amended, restated, supplemented or otherwise modified from time to time, the “Additional Security Documents”).  All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Trustee and the Borrower and shall constitute valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) under applicable domestic law and perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens.  The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect (if and to the extent the assets subject to the applicable Additional Security Document can be perfected by the actions required by such Additional Security Document), preserve and protect the Liens in favor of the Collateral Trustee required to be granted pursuant to the Additional Security Documents and all material taxes, fees and other charges payable in connection therewith shall be paid in full to the extent due and owing.  Notwithstanding the foregoing, this Section 9.10(a) shall not apply to (and the Borrower and its Restricted Subsidiaries shall not be required to grant a Mortgage in) (i) any owned Real Property the Fair Market Value or book value of which (as reasonably determined by Borrower or such Subsidiary) is less than or equal to $25,000,000 (provided that the Borrower and its Restricted Subsidiaries shall not be required to grant a Mortgage in any Real Property that the Fair Market Value and book-value are less than the foregoing threshold on the Closing Date), (ii) any Leasehold, or (iii) any of the South Bay Facility, the Vermilion Facility, the Havana 1-5 Units, the Wood River 1-3 Units, the Oglesby Facility or the Stallings Facility or any Buffer Land to (a) any of the foregoing properties or (b) the Baldwin, Havana and Hennepin plants; provided that, subject to the terms of the Intercreditor Agreement, no Real Property located in the State of New York shall be required to secure any Hedging Obligations, any obligations arising under any Treasury Services Agreement, any Revolving Loans or any other revolving facility.

(b)           The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, authorize, file and/or deliver to the Collateral Trustee from time to time such vouchers, invoices, schedules, confirmatory collateral assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, assignments, and other documents, assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents (other than Excluded Assets) as the Collateral Trustee may reasonably require.  Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Trustee with respect to additional Real Property collateral such opinions of counsel, Mortgage Policies and other related documentation of the type described on Schedule 13.16 as may reasonably be requested by the Administrative Agent or the Collateral Trustee in order to assure itself that Section 9.10(a) has been complied with.  Notwithstanding the foregoing, nothing in this Agreement shall require any Credit Party to make (i) any filings or take any other action to record or perfect the Collateral Trustee’s Lien in any intellectual property outside the United States and (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

(c)           Subject to Section 13.16 (to the extent applicable), the Borrower agrees that each action required by clauses (a) and (b) of this Section 9.10 shall be completed within ninety (90) days after such action is requested to be taken by the Administrative Agent or the Required Lenders (as such time may be extended by the Administrative Agent or the Collateral Trustee, as applicable, in its reasonable discretion).

(d)           After the Closing Date, upon (i) the formation or acquisition of any new direct or indirect Wholly-Owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) of the Borrower, (ii) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or (iii) the designation in accordance with Section 9.11 of any existing direct or indirect Wholly-Owned Domestic Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary: (x) within sixty days after such formation, acquisition, cessation or designation, or such longer period as the Administrative Agent may agree in writing in its reasonable discretion (I) cause each such Domestic Subsidiary that is required to become a Subsidiary Guarantor to duly execute and deliver to the Administrative Agent or the Collateral Trustee (as appropriate) joinders to the applicable Security Documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, subject to local law requirements, with the Security Documents in effect on the Closing Date), in each case granting first-priority Liens (subject to Permitted Liens) required by this Section 9.10, (II) take and cause such Restricted Subsidiary that is required to become a Subsidiary Guarantor to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Trustee to vest in the Collateral Trustee (or in any representative of the Collateral Trustee designated by it) valid and perfected Liens to the extent required by the Credit Documents, and to otherwise comply with the requirements in this Section 9.10 or the Security Documents and (III) cause each such Domestic Subsidiary that is required to become a Subsidiary Guarantor (and the parent of each such Domestic Subsidiary that is a Subsidiary Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to Security Documents, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank.

(e)           Notwithstanding anything to the contrary contained in this Section 9.10, the Administrative Agent shall not require perfection in, and the Borrower shall not be required to perfect, any assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of perfecting a security interest in such asset is excessive in relation to the value of the security to be afforded thereby.

(f)            No Credit Party shall be required to obtain control agreements or perfect the Lien granted to the Collateral Trustee by “control” with respect to any Collateral (including deposit accounts, securities accounts, etc.) other than, to the extent constituting Collateral, certificated Equity Interests of the Borrower’s Restricted Subsidiaries and promissory notes.

(g)           No Credit Party shall be required to obtain landlord lien waivers, bailment lien waivers or estoppels letters with respect to any leased property of such Credit Party.

(h)           Liens required to be granted from time to time pursuant to this Section 9.10 shall be subject to exceptions and limitations set forth in this Agreement and the other Credit Documents.

9.11.       Designation of Subsidiaries.

(a)           The Borrower may, by an Officer’s Certificate, at any time designate any Restricted Subsidiary (other than any Subsidiary constituting or owning Core Assets) as an Unrestricted

Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation (or re-designation), no Default or Event of Default shall have occurred and be continuing and (ii) in the case of the designation of a Subsidiary as an Unrestricted Subsidiary, the Subsidiary to be so designated does not (directly, or indirectly, through its Subsidiaries) at such time own any Equity Interests or Indebtedness of, or own or hold any lien on any property of, the Borrower or any of its Restricted Subsidiaries.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value as reasonably determined by the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein and will reduce the amount available for Restricted Payments under the provisions of Section 10.03 or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower.  Such designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute, at the time of designation, the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value as reasonably determined by the Borrower at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary, and such designation will only be permitted if such Indebtedness is permitted under Section 10.04, calculated on a pro forma basis as if such designation had occurred at the beginning of the most recently-ended Test Period.  If, at any time, any Unrestricted Subsidiary remains a Subsidiary of the Borrower, but fails to meet the requirements set forth in the definition of Unrestricted Subsidiary or clause (ii) of the proviso to the first sentence of this Section 9.11(a) as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for the purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date.

(b)           The Borrower may, by an Officer’s Certificate, at any time designate any Restricted Subsidiary as an Excluded Project Subsidiary or designate (or re-designate, as the case may be) any Excluded Project Subsidiary as a Restricted Subsidiary that is not an Excluded Project Subsidiary; provided that (i) immediately before and after such designation (or re-designation), no Default or Event of Default shall have occurred and be continuing and (ii) in the case of the designation of a Subsidiary as an Excluded Project Subsidiary, the Subsidiary to be so designated does not (directly, or indirectly, through its Subsidiaries) at such time own any Equity Interests or Indebtedness of, or own or hold any lien on any property of, the Borrower or any of its Restricted Subsidiaries.  The designation of any Subsidiary as an Excluded Project Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value as reasonably determined by the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein and will reduce the amount available for Restricted Payments under the provisions of Section 10.03 or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower.  Such designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Excluded Project Subsidiary.  The designation of any Excluded Project Subsidiary as a Restricted Subsidiary that is not an Excluded Project Subsidiary shall constitute, at the time of designation, the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time that would otherwise only have been permitted to have been incurred by an Excluded Project Subsidiary and a return on any Investment by the Borrower in Excluded Project Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value as reasonably determined by the Borrower in good faith at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary, and such designation will only be permitted if such Indebtedness is permitted under Section 10.04, calculated on a pro forma basis as if such designation had occurred at the beginning of the most recently-ended Test Period.  If, at any time, any Excluded Project Subsidiary remains a Subsidiary of the Borrower, but fails to meet the requirements set forth in the definition of Excluded Project Subsidiary or clause (ii) of the proviso to the first sentence of this Section 9.11(b) as an Excluded Project Subsidiary, it will thereafter cease to be an Excluded Project Subsidiary for the purposes of this Agreement and, unless it is, or has been, designated as an Unrestricted Subsidiary at or prior to the time of such failure, any then outstanding Indebtedness of such Subsidiary that would otherwise only have been permitted to have been incurred by an Excluded Project Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not an Excluded Project Subsidiary as of such date.

9.12.       Ratings.  The Borrower shall use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating (but not a specific rating) of the Borrower and a rating of each Class of the Loans existing on the Closing Date, in each case from Moody’s, and (ii) a public corporate credit rating (but not a specific rating) of the Borrower and a rating (but not a specific rating) of each Class of the Loans existing on the Closing Date, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with reasonable information and data requests by Moody’s and S&P in connection with their ratings process).

9.13.       Status as Senior Debt.  The Obligations constitute, and shall continue to constitute, senior Indebtedness (or the equivalent thereof) under each issue of Subordinated Indebtedness.

SECTION 10.       Negative Covenants.

The Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment and all Letters of Credit have terminated (or such Letters of Credit have been cash collateralized or backstopped on terms, and pursuant to documentation, reasonably satisfactory to the applicable Issuing Lender thereof) and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any contingent obligations not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01.     Liens.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a)           Liens created by or pursuant to this Agreement and the Security Documents and Liens on Indebtedness incurred pursuant to and in compliance with Section 10.04(b)(i) and/or 10.04(b)(iii) (except to the extent the respective Indebtedness is Permitted Unsecured Refinancing Debt (including any Tranche B-1 Debt Offering) or any Permitted Refinancing Indebtedness incurred in respect thereof) hereof;

(b)           Liens to secure obligations with respect to (i) contracts (other than for Indebtedness) for commercial and trading activities for the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service and (ii) Hedging Obligations (which Liens may, but shall not be required to, be held by the Collateral Trustee pursuant to and in accordance with the Intercreditor Agreement);

(c)           Liens on assets of Excluded Subsidiaries securing Indebtedness and/or other obligations of Excluded Subsidiaries that were permitted by the terms of this Agreement to be incurred;

(d)           Liens (i) in favor of the Borrower or any of the Subsidiary Guarantors; (ii) incurred by Excluded Project Subsidiaries in favor of any other Excluded Project Subsidiary; or (iii) incurred by Excluded Foreign Subsidiaries in favor of any other Excluded Foreign Subsidiary;

(e)           Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature;

(f)            Liens to secure obligations to vendors or suppliers covering the assets sold or supplied by such vendors or suppliers, including Liens to secure Indebtedness or other obligations (including Capital Lease Obligations) permitted by clauses (iv), (xiii), (xx) and (xxiii) of Section 10.04(b) covering only the assets acquired with or financed by such Indebtedness; provided that individual financings provided by one lender may be cross collateralized to other financings provided by such lender;

(g)           Liens existing on the Closing Date (other than Liens created by or pursuant to this Agreement and the Security Documents) which are listed, and the property subject thereto described, in Schedule 10.01, plus renewals, replacements, refinancings, restructurings and extensions of such Liens; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest, fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and an amount equal to any unutilized commitments in respect of such Indebtedness and (ii) any such renewal, replacement, refinancing, restructuring or extension does not encumber any additional assets or properties (other than the proceeds and products thereof and accessions thereto) of the Borrower or any Restricted Subsidiaries, unless such Lien is otherwise permitted under separate provisions of this Section 10.01;

(h)           Liens for taxes, assessments or governmental charges or levies or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(i)            Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, materialmen’s and mechanics’ Liens and other similar Liens;

(j)            survey exceptions, encroachments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, oil, gas and other mineral interests and leases, and other similar purposes, or zoning or other restrictions as to the use of real property and other similar encumbrances and minor title deficiencies, in each case that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(k)           Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that;

(i)            the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure or would be required to secure (including, without limitation, any after-acquired property) the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)           the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

(l)            Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security;

(m)          Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any of its Restricted Subsidiaries, including rights of offset and set-off;

(n)           (i) licenses, sublicenses, leases or subleases granted to others that do not materially interfere with the business of the Borrower or its Restricted Subsidiaries, (ii) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Restricted Subsidiaries is a party (including any Liens on the interest of such lessor, sublessor, licensor or sublicensee) and (iii) licenses or sublicenses granted by the Borrower or any of its Restricted Subsidiaries to customers;

(o)           statutory Liens arising under ERISA;

(p)           Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Restricted Subsidiary; provided that such Liens were in existence (or were required to extend to such assets, including by way of an after-acquired property provision) prior to, and not incurred in contemplation of, or to finance, such acquisition;

(q)           Liens arising from (i) Uniform Commercial Code financing statements filed on a precautionary basis in respect of operating leases entered into in the ordinary course of business or intended by the parties to be true leases (other than any such leases entered into in violation of this Agreement) and (ii) attachment and judgment Liens in respect of decrees and judgments to the extent, and for so long as, such judgments and decrees do not, individually or in the aggregate constitute an Event of Default under Section 11.08;

(r)            Liens on assets and Equity Interests of a Subsidiary that is an Excluded Subsidiary or an Unrestricted Subsidiary;

(s)            Liens to secure Indebtedness or other obligations incurred to finance Necessary Capital Expenditures that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Indebtedness;

(t)            Liens to secure Environmental CapEx Debt that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt;

(u)           Liens on assets or securities deemed to arise in connection with the execution, delivery or performance of contracts to sell such assets or stock otherwise permitted under this Agreement;

(v)           any Liens resulting from restrictions on any Equity Interest or undivided interests, as the case may be, of a Person providing for a breach, termination or default under any joint venture, stockholder, membership, limited liability company, partnership, owners’, participation or other similar agreement between such Person and one or more other holders of Equity Interests or undivided interests of such Person, as the case may be, if a security interest or Lien is created on such Equity Interest or undivided interest, as the case may be, as a result thereof;

(w)          Liens resulting from any customary provisions limiting the disposition or distribution of assets or property (including without limitation Equity Interests) or any related restrictions thereon in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an undivided interest; provided, however, that any such limitation is applicable only to the assets that are the subjects of such agreements;

(x)           those Liens or other exceptions to title, in either case on or in respect of any facility of the Borrower or any Restricted Subsidiary, arising as a result of any shared land agreement or shared facility agreement entered into after the closing date with respect to such land or facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of the business of the Borrower or such Subsidiary;

(y)           Liens on cash deposits and other funds or investment property maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-210 of the UCC;

(z)           Liens securing Treasury Services Agreements of the Credit Parties (which Liens may, but shall not be required to, be held by the Collateral Trustee pursuant to and in accordance with the Intercreditor Agreement);

(aa)         Liens on deposits and deposit accounts securing reimbursement obligations with respect to any cash collateralized letters of credit set forth on Schedule 10.01 or incurred pursuant to Section 10.04(b)(xiv); and

(bb)         Liens incurred by the Borrower or any Restricted Subsidiary; provided that at the time of incurrence of any such Liens, the aggregate outstanding obligations secured by Liens pursuant to this clause (bb) does not exceed the greater of (i) $200,000,000 and (ii) 5.0% of Consolidated Total Assets.

10.02.     Consolidation, Merger or Sale of Assets, etc.  The Borrower may not, directly or indirectly:

(a)           consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower or its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; in each case, unless:

(i)            either: (A) the Borrower is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii)           the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Borrower under the Credit Documents pursuant to joinder agreements or other documents and agreements reasonably satisfactory to the Administrative Agent;

(iii)          immediately after such transaction, no Default or Event of Default exists; and

(iv)          (A) the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.04(a) or (B) the Fixed Charge Coverage Ratio of the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) is greater after giving pro forma effect to such consolidation or merger and any related financing transactions as if the same had occurred at the beginning of the applicable Test Period than the Borrower’s actual Fixed Charge Coverage Ratio for the period.

(b)           A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Borrower or another Subsidiary Guarantor, unless:

(i)  immediately after giving effect to that transaction, no Default or Event of Default exists; and

(ii) either:

(A)          the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under this Agreement and the other Credit Documents on terms and pursuant to documentation reasonably acceptable to the Administrative Agent;

(B)          the Net Sale Proceeds of such sale or other disposition are applied in accordance with Section 5.02(f) hereof (to the extent applicable); or

(C)          immediately after giving effect to that transaction, such Person qualifies as an Excluded Subsidiary and any Investments and or Asset Sales effected in connection with such transaction are otherwise permitted by, and treated as, Restricted Payments under Section 10.03, Investments under Section 10.05 and/or Asset Sales under Section 10.08, as applicable.

(c)           In addition, the Borrower may not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, lease all or substantially all of the properties or assets of the Borrower and the Subsidiary Guarantors, taken as a whole, in one or more related transactions, to any other Person.

(d)           This Section 10.02 shall not apply to (i) a merger of the Borrower with an Affiliate solely for the purpose of reincorporating the Borrower in another jurisdiction or forming a direct holding company of the Borrower; and (ii) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Borrower and its Restricted Subsidiaries, including by way of merger or consolidation.

(e)           Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole in a transaction that is subject to, and that complies with the provisions of, Sections 10.02(a) through and including 10.02(d), the successor corporation formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement and the other Credit Documents referring to the “Borrower” shall refer instead to the successor corporation and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement and the other Credit Documents with the same effect as if such successor Person had been named as the Borrower herein; provided, however, that the predecessor Borrower shall not be relieved from its payment obligations hereunder except in the case of a sale of all of the Borrower’s assets in a transaction that is subject to, and that complies with the provisions of, Section 10.02(a) through and including 10.02(d).

10.03.     Restricted Payments.  (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)  declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower or to the Borrower or a Restricted Subsidiary of the Borrower);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower (other than any such Equity Interests owned by the Borrower or any Restricted Subsidiary of the Borrower);

(iii)          make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Borrower or any Subsidiary Guarantor that is contractually subordinated to the Obligations (excluding any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries), except (A) a payment of interest or principal at the Stated Maturity thereof or (B) a payment, purchase, redemption, defeasance, acquisition or retirement of any subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement; or

(iv)          make any Restricted Investment;

all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”, unless, at the time of and after giving effect to such Restricted Payment:

(A)          no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)          on a pro forma basis after giving effect to such Restricted Payment and any transaction related thereto, the Total Leverage Ratio would not have exceeded 5.75:1.00; and

(C)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), (xi) and (xii) of Section 10.03(b)), is less than the sum, without duplication, of:

(1)           Consolidated Adjusted EBITDA of the Borrower, minus 140% of Consolidated Interest Expense of the Borrower, in each case for the period (taken as one accounting period) from April 1, 2013 to the end of the Borrower’s most recently ended Calculation Period at the time of such Restricted Payment, plus

(2)           100% of the Fair Market Value of any property or assets and the aggregate net cash proceeds in each case received by the Borrower or any of its Restricted Subsidiaries since the Closing Date in exchange for, or from the issue or sale of, Qualified Equity Interests or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Qualified Equity Interests (other than Qualified Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower), plus

(3)           to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash after the Closing Date, the cash return with respect to such Restricted Investment (less the cost of disposition, if any) to the extent not already included in the Consolidated Adjusted EBITDA of the Borrower since the Closing Date, plus

(4)           100% of any cash received by (i) the Borrower or a Restricted Subsidiary of the Borrower after the Closing Date from an Unrestricted Subsidiary or (ii) the Borrower or a Restricted Subsidiary of the Borrower that is not an Excluded Project Subsidiary after the Closing Date from an Excluded Project Subsidiary, in the case of (i) or (ii), to the extent that such cash was not otherwise included in Consolidated Adjusted EBITDA of the Borrower for such period, plus

(5)           to the extent that any Unrestricted Subsidiary of the Borrower is redesignated as a Restricted Subsidiary, or an Excluded Project Subsidiary is designated as a Restricted Subsidiary that is not an Excluded Project Subsidiary, after the Closing Date, the Fair Market Value of the Borrower’s Investment in such Subsidiary as of the date of such redesignation.

(b)           The provisions of Section 10.03(a) shall not prohibit:

(i)            the payment of any dividend or distribution or the consummation of any redemption within 90 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(ii)           so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the aggregate proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the contribution of common equity capital to the Borrower; provided that the amount of any such proceeds that are utilized for any such Restricted Payment will be excluded from Section 10.03(a)(iii)(B);

(iii)          so long as no Default has occurred and is continuing or would be caused thereby, the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Borrower or any Subsidiary Guarantor that is contractually subordinated to the Obligations with the proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv)          the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis (taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(v)           so long as no Default has occurred and is continuing or would be caused thereby, (A) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any current or former officer, director, employee or consultant of the Borrower or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, severance agreement, shareholders’ agreement or similar agreement or employee benefit plan or (B) the cancellation of Indebtedness owing to the Borrower or any of its Restricted Subsidiaries from any current or former officer, director, employee or consultant of the Borrower or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its Restricted Subsidiaries; provided that the aggregate price paid for the actions in clause (A) may not exceed $5,000,000 in any twelve-month period (with unused amounts in any period being carried over to succeeding periods) and may not exceed $25,000,000 in the aggregate since the Closing Date; provided, further that (x) such amount in any calendar year may be increased by the cash proceeds of “key man” life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date less any amount of such cash proceeds previously applied to the making of Restricted Payments pursuant to this clause (v) since the Closing Date and (y) cancellation of the Indebtedness owing to the Borrower from employees, officers, directors and consultants of the Borrower or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower from such Persons shall be permitted under this clause (v) as if it were a repurchase, redemption, acquisition or retirement for value subject hereto;

(vi)          the repurchase of Equity Interests in connection with the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options and the repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(vii)         so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of (A) preferred stock outstanding on the Closing Date, (B) Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower issued on or after the Closing Date in accordance with the terms of this Agreement or (C) preferred stock issued on or after the Closing Date in accordance with the terms of this Agreement or, in the event that any of the instruments described in (A) through (C) above have been converted into or exchanged for Qualified Equity

Interests, other Restricted Payments in an amount no greater than and with timing of such payments not earlier than the dividends that would have otherwise been payable on such instruments;

(viii)        payments to holders of the Borrower’s Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

(ix)          the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of the Borrower pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by a senior financial officer of the Borrower);

(x)           so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of an Asset Sale and following the application of Section 5.02(f), any purchase, defeasance, retirement, redemption or other acquisition of Indebtedness that is contractually subordinated to the Obligations required under the terms of such Indebtedness, or any Disqualified Stock, with Net Sale Proceeds from such Asset Sale;

(xi)          Investments in any Person(s) engaged primarily in one or more Permitted Businesses (including, without limitation, Excluded Subsidiaries, Unrestricted Subsidiaries, and Persons that are not Subsidiaries of Dynegy) in an aggregate principal amount not to exceed amounts received by Dynegy in cash from such Person(s) pursuant to any shared services agreement that is on terms otherwise required under Section 10.06(b)(xx); and

(xii)         so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments since the Closing Date in an aggregate amount not to exceed $250,000,000.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by an Authorized Officer of the Borrower; provided, that if the Fair Market Value of such assets or securities involves an aggregate amount in excess of $25,000,000, such Authorized Officer shall deliver to the Administrative Agent an Officer’s Certificate with respect to the Fair Market Value of such assets or securities.

10.04.     Indebtedness.  (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended Calculation Period immediately preceding the date on which such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00:1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness (including Acquired Debt) had been incurred or Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such Calculation Period.

(b)           The provisions of Section 10.04(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)  (A) the incurrence of Indebtedness and Letters of Credit hereunder and under the other Credit Documents (other than any Indebtedness and Letters of Credit arising from Commitments pursuant to and in accordance with Section 2.15) and (B) the incurrence by the Borrower and/or any Subsidiary Guarantor of Indebtedness and letters of credit under other Credit Facilities and Indebtedness and Letters of Credit arising from Commitments pursuant to and in accordance with Section 2.15 in an aggregate principal amount at any one time outstanding (as measured on each date of an incurrence pursuant to this clause (i)(B)) under this clause (i)(B) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder) not to exceed the Maximum Incremental Facilities Amount, less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility that have been made by the Borrower or any of its Restricted Subsidiaries since the Closing Date with the Net Sale Proceeds (other than Excluded Proceeds) and the Net Recovery Event Proceeds, and less, without duplication, the aggregate amount of all repayments or commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by the Borrower or any of its Restricted Subsidiaries since the Closing Date as a result of the application of the Net Sale Proceeds or the Net Recovery Event Proceeds, as applicable, in each case in accordance with Section 10.08;

(ii)           the incurrence by the Borrower and its Restricted Subsidiaries of the Existing Indebtedness;

(iii)          the incurrence by the Borrower and the Subsidiary Guarantors of Indebtedness represented by any Credit Agreement Refinancing Indebtedness, including without limitation pursuant to any Tranche B-1 Debt Offering;

(iv)          the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used or useful in the business of the Borrower or any of its Restricted Subsidiaries or incurred within 270 days thereafter, in an aggregate principal amount at any time outstanding (as measured on the date of each incurrence of Indebtedness pursuant to this clause (iv), but at that time including for purposes of calculation any then outstanding Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv)), not to exceed 5.0% of Consolidated Total Assets;

(v)           the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 10.04(a) or Sections 10.04(b)(ii), (iii), (iv), (v), (xv), (xvi), (xvii), (xviii), (xix) and (xxiii);

(vi)          the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that:

(A)          if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of the Obligations; and

(B)          (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii)         the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A)          any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary; and

(B)          any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii)        the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations (including any upfront payments paid in connection therewith);

(ix)          the guarantee by (A) the Borrower or any of the Subsidiary Guarantors of Indebtedness of the Borrower or a Subsidiary Guarantor that was permitted to be incurred by another provision of this Section 10.04; (B) any of the Excluded Project Subsidiaries of Indebtedness of any other Excluded Project Subsidiary; and (C) any of the Excluded Foreign Subsidiaries of Indebtedness of any other Excluded Foreign Subsidiary; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(x)           the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from customary cash management services, netting arrangements, automated clearing house transfers, or the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within seven (7) Business Days;

(xi)          the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of (x) self-insurance obligations, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims and (y) warehouse receipts or similar instruments, performance and surety bonds provided by the Borrower or a Restricted Subsidiary in the ordinary course of business or in connection with judgments that do not result in an Event of

Default and obligations in respect of performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries; in each case created or issued in a manner consistent with past practice;

(xii)         the incurrence of Non-Recourse Debt by any Excluded Project Subsidiary;

(xiii)        the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Borrower or any Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the disposition of any business, assets or Equity Interests of any Subsidiary; provided that the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition;

(xiv)        the incurrence by the Borrower or any Restricted Subsidiary of one or more letter of credit facilities in an aggregate principal amount at any time outstanding not to exceed $200,000,000, for which the only collateral is cash and there is no other credit support; provided that on each date the Borrower or any such Restricted Subsidiary enters into any such letter of credit facility (except to the extent replacing one or more previously outstanding letter of credit facilities established pursuant to this clause (xiv)), the Revolving Loan Commitments shall be automatically and permanently reduced on a dollar-for-dollar basis by the amount of such letter of credit facility;

(xv)         Indebtedness, Disqualified Stock or preferred stock of Persons or assets that are acquired by the Borrower or any Restricted Subsidiary of the Borrower or merged into the Borrower or a Restricted Subsidiary of the Borrower in accordance with the terms of this Agreement; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of, or to finance, such acquisition or merger; provided, further, that after giving effect to such acquisition or merger, either:

(A)          the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.04(a); or

(B)          the Fixed Charge Coverage Ratio would be no less than immediately prior to such acquisition or merger;

(xvi)        Environmental CapEx Debt; provided that prior to the incurrence of any Environmental CapEx Debt, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate designating such Indebtedness as Environmental CapEx Debt;

(xvii)       Indebtedness incurred to finance Necessary Capital Expenditures; provided that prior to the incurrence of any Indebtedness to finance Necessary Capital Expenditures, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate designating such Indebtedness as Necessary CapEx Debt;

(xviii)      Indebtedness of the Borrower or any Restricted Subsidiary consisting of (A) the financing of insurance premiums and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xix)        the incurrence by the Borrower or any of its Restricted Subsidiaries of Contribution Indebtedness;

(xx)         the incurrence by the Borrower and/or any of its Restricted Subsidiaries of Indebtedness that constitutes a Permitted Tax Lease;

(xxi)        Indebtedness of Foreign Subsidiaries of the Borrower under lines of credit to any such Foreign Subsidiary from Persons other than the Borrower or any of its Restricted Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Subsidiary’s working capital purposes; provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all such Foreign Subsidiaries shall not exceed $50,000,000;

(xxii)       Indebtedness (A) representing deferred compensation or similar obligations to employees incurred in the ordinary course of business and (B) consisting of obligations under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Investment; and

(xxiii)      the incurrence by the Borrower and/or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding (as measured on the date of each incurrence of Indebtedness pursuant to this clause (xxiii), but at that time including for purposes of calculation any then outstanding Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xxiii)), not to exceed the greater of (A) $200,000,000 and (B) 5.0% of Consolidated Total Assets.

(c)           The Borrower will not incur, and will not permit any Subsidiary Guarantor to incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

(d)           For purposes of determining compliance with this Section 10.04, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 10.04(b), or is entitled to be incurred pursuant to Section 10.04(a), the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 10.04.  Indebtedness under this Agreement outstanding on the Closing Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of Section 10.04(b).  The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 10.04; provided, in each such case, that the amount thereof is included in Fixed Charges of the Borrower as accrued.

(e)           For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

(f)            The amount of any Indebtedness outstanding as of any date will be (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (iii)  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (A) the Fair Market Value of such asset at the date of determination, and (B) the amount of the Indebtedness of the other Person; provided that any changes in any of the above shall not give rise to a default under this Section 10.04.

10.05.     Dividend and Other Payment Restrictions Affecting Subsidiaries.  (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries (other than Excluded Subsidiaries) to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiaries (other than Excluded Subsidiaries) to:

(i)            pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries (other than Excluded Subsidiaries), or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Borrower or any of its Restricted Subsidiaries (other than Excluded Subsidiaries);

(ii)           make loans or advances to the Borrower or any of its Restricted Subsidiaries (other than Excluded Subsidiaries); or

(iii)          transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries (other than Excluded Subsidiaries).

(b)           the restrictions in Section 10.05(a) above will not apply to encumbrances or restrictions existing under or by reason of:

(i)            this Agreement and other agreements governing Existing Indebtedness, on the Closing Date;

(ii)           the documents governing Indebtedness represented by any Tranche B-1 Debt Offering and any documents governing the issuance of debt securities after the Closing Date in compliance with this Agreement, in each case, so long as the relevant restrictions as described in clauses (a)(i) through (a)(iii) of this Section 10.05 are not materially more restrictive than those in this Agreement;

(iii)          applicable law, rule, regulation or order;

(iv)          customary non-assignment provisions in contracts, agreements, leases, permits and licenses;

(v)           purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 10.05(a);

(vi)          any agreement for the sale or other disposition of the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(vii)         Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(viii)        Liens permitted to be incurred under Section 10.01 and associated agreements that limit the right of the debtor to dispose of the assets subject to such Liens;

(ix)          provisions limiting the disposition or distribution of assets or property in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an undivided interest, which limitation is applicable only to the assets that are the subject of such agreements;

(x)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in connection with a Permitted Business;

(xi)          restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which the Borrower or any Restricted Subsidiary of the Borrower is a party entered into in connection with a Permitted Business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(xii)         any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of, or to finance, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(xiii)        Indebtedness of a Restricted Subsidiary of the Borrower existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower;

(xiv)        with respect to clause (iii) of Section 10.05(a) only, restrictions encumbering property at the time such property was acquired by the Borrower or any of its Restricted Subsidiaries, so long as such restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(xv)         provisions limiting the disposition or distribution of assets or property in agreements governing Non-Recourse Debt, which limitation is applicable only to the assets that are the subject of such agreements;

(xvi)        other Indebtedness; provided that (x) the restrictions contained in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, in the good faith judgment of a senior financial officer of the Borrower than those contained in the agreements referenced in clauses (i) and (ii) of this Section 10.05(b) and/or (y) in the case of Indebtedness or other obligations incurred pursuant to clause (xv) of Section 10.04(b), the respective restrictions, to the extent more restrictive than those described in preceding clause (x), apply only to the respective assets and/or Persons so acquired; and

(xvii)       any encumbrance or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 10.05(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refunding’s, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvi) of this Section 10.05(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refunding’s, replacements or refinancings are, in the good faith judgment of a senior financial officer of the Borrower, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewals, increase, supplement, refunding, replacement or refinancing.

10.06.     Transactions with Affiliates.  (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”) involving aggregate payments in excess of $5,000,000, unless:

(i)            the Affiliate Transaction is on terms that are no less favorable to the Borrower (as reasonably determined by the Borrower) or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii)           the Borrower delivers to the Administrative Agent:

(A)          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 10.06 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B)          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, an opinion as to the fairness to the Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

(b)           The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 10.06(a):

(i)            any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries or approved by an Authorized Officer of the Borrower in good faith;

(ii)           transactions between or among the Borrower and/or its Restricted Subsidiaries;

(iii)          transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)          payment of directors’ fees;

(v)           any issuance of Equity Interests (other than Disqualified Stock) of the Borrower or its Restricted Subsidiaries;

(vi)          Restricted Payments that do not violate the provisions of Section 10.03;

(vii)         any agreement in effect as of the Closing Date or any amendment thereto or replacement thereof and any transaction contemplated thereby or permitted thereunder, so long as any such amendment or replacement agreement taken as a whole is not more disadvantageous to the Lenders than the original agreement as in effect on the Closing Date;

(viii)        payments or advances to employees or consultants that are incurred in the ordinary course of business or that are approved by an Authorized Officer of the Borrower in good faith;

(ix)          the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not, taken as a whole, otherwise materially more disadvantageous to the Lenders;

(x)           transactions permitted by, and complying with, the provisions of Section 10.02;

(xi)          transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in compliance with the terms of this Agreement that are fair to the Borrower and its Restricted Subsidiaries, or are on terms not materially less favorable taken as a whole as might reasonably have been obtained at such time from an unaffiliated party, in each case, in the reasonable determination of a senior financial officer of the Borrower;

(xii)         any repurchase, redemption or other retirement of Capital Stock of the Borrower held by employees of the Borrower or any of its Subsidiaries;

(xiii)        loans or advances to employees or consultants;

(xiv)        any Permitted Investment in another Person involved in a Permitted Business;

(xv)         transactions in which the Borrower or any Restricted Subsidiary of the Borrower, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of this Section 10.06;

(xvi)        the issuance of any letters of credit to support obligations of any Excluded Subsidiary;

(xvii)       transactions between or among Excluded Subsidiaries, and any guarantee and/or other credit support provided by the Borrower and/or any Restricted Subsidiary in respect of any Subsidiary or any Minority Investment so long as all holders of Equity Interests in such Subsidiary or Minority Investment (including the Borrower or any Restricted Subsidiary, as applicable) shall participate directly or indirectly in such applicable guarantee and/or other credit support or shall provide a commitment in respect of any related obligation, in each case, on a pro rata basis relative to their Equity Interests in such Minority Investment; provided that any such transaction shall be fair and reasonable and beneficial to the Borrower and its Restricted Subsidiaries (taken as a whole) and consistent with Prudent Industry Practice;

(xviii)      transactions relating to management, marketing, administrative or technical services between the Borrower and its Restricted Subsidiaries, or between Restricted Subsidiaries;

(xix)        any tax sharing agreement between or among the Borrower and its Subsidiaries so long as such tax sharing agreement is on fair and reasonable terms with respect to each participant therein;

(xx)         any shared services agreements between or among the Borrower, any of its Restricted Subsidiaries and/or any Unrestricted Subsidiaries on terms not materially less favorable taken as a whole as might reasonably have been obtained at such time from an unaffiliated party, in each case, in the reasonable determination of a senior financial officer of the Borrower; and

(xi)          any agreement to do any of the foregoing.

10.07.     Senior Secured Leverage Ratio.  Without the written consent of the Required Revolving Lenders, permit the Senior Secured Leverage Ratio:

(a)           as of the last day of any Fiscal Quarter set forth below, to the extent such day is a Compliance Date, to be greater than the ratio set forth opposite such Fiscal Quarter; or

(b)           at any time after financial statements have been delivered or were required to be delivered pursuant to Section 9.01(a) for the Fiscal Quarter ended September 30, 2013, at the time of incurrence of any Revolving Loans, Swingline Loans and/or Letters of Credit (other than (x) Letters of Credit cash collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Lender and (y) any refinancing of Swingline Loans and/or Letter of Credit draws with Revolving Loans), but only if such date is (or will be after giving effect to the requested extensions of credit described above) a Compliance Date, to be greater than the ratio set forth below for the most recently ended Test Period, but for this purpose calculated on a Pro Forma Basis by looking to the most recently ended Test Period to determine if the Borrower would have been in compliance with the applicable level set forth below as of such Test Period (after giving effect to the incurrence or issuance, as applicable, of the relevant Revolving Loans, Swingline Loans and/or Letters of Credit and any repayments or retirements thereof or of other

Indebtedness to occur concurrently therewith or which has occurred after the last day of the most recently ended Test Period):

Fiscal Quarter Ending	Ratio
September 30, 2013 through December 31, 2013	5.00:1.00
March 31, 2014 through December 31, 2014	4.00:1.00
March 31, 2015 through December 31, 2015	4.75:1.00
March 31, 2016 through December 31, 2016	3.75:1.00
March 31, 2017 and Thereafter	3.00:1.00

10.08.     Asset Sales.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)           The Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b)           at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents.  For purposes of this provision, each of the following will be deemed to be cash:

(i)            any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;

(ii)           any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion;

(iii)          any stock or assets acquired in connection with a reinvestment of the Net Sale Proceeds to acquire (x) all or substantially all of the assets of, or any Capital Stock of, another Person engaged primarily in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Borrower and (y) other assets (that are not inventory or working capital unless the sold assets were inventory or working capital) that are used or useful in a Permitted Business, and any assets as described in preceding clauses (x) and (y) acquired in exchange for the assets being disposed of pursuant to the respective Asset Sale; and

(iv)          any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value not to exceed the greater of (x) $125,000,000 or (y) 2.5% of Consolidated Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

SECTION 11.       Events of Default and Remedies.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01.     Payments.  (a) Default shall be made in the payment of any principal of any Loan or Note or any Unpaid Drawing when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof by acceleration thereof or otherwise or (b) default shall be made in the payment of any interest on any Loan or Note or any Unpaid Drawing or any Fees or any other amounts (other than an amount referred to in clause (a) above) owing hereunder or under any other Credit Documents, when and as the same shall become due and payable, and such default shall continue unremedied for a period of at least five (5) Business Days;

11.02.     Representations, etc.  Any representation or warranty made or deemed made in connection with any Credit Document (other than those specified in Section 11.07) or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any certificate of the Borrower furnished in connection with or pursuant to any Credit Document by any Credit Party, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

11.03.     Covenants.  (a) Default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant or agreement contained in Sections 9.01(e)(i), 9.04 (with respect to the Borrower’s existence), 9.07 or 9.09 or in the provisions of Section 10; provided that a Default by the Borrower under Section 10.07 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term Loans, and the Term Lenders shall not be permitted to exercise (or direct the Administrative Agent to exercise) any remedies with respect thereto, unless and until, in each case, the Required Revolving Lenders shall have declared all amounts outstanding of the Revolving Loan Commitments to be due and payable and such declaration has not been rescinded; provided, further, that the covenant in Section 10.07 is subject to cure pursuant to Section 11.10 or (b) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Credit Document (other than specified in Sections 11.01, 11.02, 11.07 and clause (a) above) and such default shall continue unremedied for a period of at thirty (30) days after the date on which written notice thereof is given by the Administrative Agent, the Collateral Trustee or the Required Lenders to the Borrower;

11.04.     Default Under Other Agreements.  The Borrower or any Restricted Subsidiary shall (a) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than Indebtedness hereunder) in excess of the Threshold Amount (any such Indebtedness, “Material Indebtedness”), when and as the same shall become due and payable (but after giving effect to any applicable cure or grace periods), or (b) any other event or condition occurs that results in any Material Indebtedness (other than Indebtedness hereunder) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after giving effect to any applicable cure or grace periods) the holder or holders of any Material Indebtedness (other than Indebtedness hereunder) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Indebtedness hereunder) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that clause (b) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) any Indebtedness that is required to be converted into Qualified Equity Interests upon the occurrence of certain designated events so long as no payments in cash or otherwise are required to be made in accordance with such conversion and the issuance of such Qualified Equity Interests is otherwise permitted under Section 10.03(b)(vii); provided, further, that clauses (a) and (b) shall not apply to any

Non-Recourse Debt of the Borrower and the Restricted Subsidiaries (except to the extent that the Borrower or any of the Restricted Subsidiaries that are not parties to such Non-Recourse Debt is then directly or indirectly liable, including pursuant to any contingent obligation, for any such Non-Recourse Debt that is Indebtedness for borrowed money thereunder and such liability, individually or in the aggregate, exceeds the Threshold Amount;

11.05.     Bankruptcy, etc.  (a)(i) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary in an involuntary case; (ii) appoints a custodian of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary for all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or (iii) orders the liquidation of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary, and, in each of clauses (i), (ii) or (iii), the order or decree remains unstayed and in effect for at least 60 consecutive days; or (b) the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors;

11.06.     ERISA.

(a)           (i)            One or more ERISA Events shall have occurred; or

(ii) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Restricted Subsidiary of the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans; and

(b)           such event or events would reasonably be expected to result individually or in the aggregate in the imposition of a lien or the granting of a security interest on the assets of the Borrower, any Restricted Subsidiary or any ERISA Affiliate and such lien or security interest, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect;

11.07.     Security Documents.  (a) Except as permitted by this Agreement or as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Credit Documents, any guarantee by a Subsidiary Guarantor (other than an Immaterial Subsidiary) under the Guarantee and Collateral Agreement shall be held by a final decision issued in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor (other than an Immaterial Subsidiary) shall deny or disaffirm in writing its or their obligations under its or their guarantee(s) under the Guarantee and Collateral Agreement or (b) material breach by the Borrower or any of its Restricted Subsidiaries of any material representation or warranty or covenant, condition or agreement in the Security Documents, the repudiation by the Borrower or any of its Restricted Subsidiaries of any of its material obligations under any of the Security Documents or the unenforceability of any of the Security Documents against the Borrower or any of its Restricted Subsidiaries for any reason with respect to any material portion of the Collateral;

11.08.     Judgments.  One or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (excluding therefrom any amount covered by insurance) shall be rendered against the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of at least 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary to enforce any such judgment; provided that this Section 11.08 shall not apply to any Non-Recourse Debt of the Borrower and the Restricted Subsidiaries (except to the extent that the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary) that are not parties to such Non-Recourse Debt is then directly or indirectly liable, including pursuant to any contingent obligation, for any such Non-Recourse Debt that is Indebtedness for borrowed money thereunder and such liability, individually or in the aggregate, exceeds the Threshold Amount; or

11.09.     Change of Control.  A Change of Control shall occur;

then, and in every such event set forth in Sections 11.01 through and including 11.09 at such time, and at any time thereafter during the continuance of any such event, any or all of the following actions may be taken:

(a)           if any Event of Default shall then be continuing (other than a Financial Covenant Event of Default), the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):

(i)            declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any RL Commitment Commission shall forthwith become due and payable without any other notice of any kind;

(ii)           declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived (to the extent permitted by applicable law) by each Credit Party;

(iii)          terminate any Letter of Credit which may be terminated in accordance with its terms;

(iv)          direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Trustee at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Trustee, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding;

(v)           enforce, as Collateral Trustee, all of the Liens and security interests created pursuant to the Security Documents in accordance with the terms therein;

(vi) enforce the guarantees of the Subsidiary Guarantors under the Guarantee and Collateral Agreement in accordance with the terms therein; and

(vii)         apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations; and

(b)           if a Financial Covenant Event of Default shall then be continuing, subject to the provisions of Section 11.10, the Administrative Agent, at the request of the Required Revolving Lenders, shall, in either case, take any or all of the following actions:

(i)            declare the commitment of each RL Lender to make Revolving Loans and Swingline Loans and any obligation of the  Issuing Lenders to make Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated,

(ii)           declare the unpaid principal amount of all outstanding Revolving Loans and Swingline Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document under or in respect of the Revolving Loan Commitments to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower,

(iii)          require that the Borrower cash collateralize on terms reasonably acceptable to the Administrative Agent and the Issuing Lender the Letters of Credit (in an amount equal to the then Letter of Credit Exposure thereof) and

(iv)          exercise on behalf of itself and the RL Lenders all rights and remedies available to it and the RL Lenders under the Credit Documents or applicable laws, in each case under or in respect of the Revolving Loan Commitments.

11.10.     Borrower’s Right to Cure.  Notwithstanding anything to the contrary contained in this Section 11, in the event of any Default or Event of Default under the covenant set forth in Section 10.07, until the expiration of the tenth Business Day after the date on which the financial statements are required to be delivered pursuant to Section 9.01(a) or (b), as applicable, with respect to the applicable Fiscal Quarter hereunder (any such date the “Cure Termination Date”), the Borrower shall have the right (the “Cure Right”) to apply the amount of the net cash proceeds received from the issuance or sale of any Qualified Equity Interests and the Borrower may apply the amount of the net cash proceeds received therefrom to increase Consolidated Adjusted EBITDA with respect to such applicable Fiscal Quarter, including each subsequent Test Period that includes such Fiscal Quarter (such quarter, a “Cure Quarter”) and if, after giving effect to such increase in Consolidated Adjusted EBITDA, the Borrower shall then be in compliance with the requirements of Section 10.07, the Borrower shall be deemed to have satisfied the requirements set forth therein as of the relevant Test Period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default that had occurred shall be deemed cured for purposes of this Agreement; provided that (i) such net cash proceeds are actually received by the Borrower no later than ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such Cure Quarter hereunder, (ii) such net cash proceeds do not exceed the aggregate amount necessary to cause the Borrower to be in compliance with Section 10.07, as the case may be, for the applicable period, (iii) Consolidated Adjusted EBITDA shall be increased solely for the purpose of measuring compliance with Section 10.07 and not for any other purpose under this Agreement and (iv) there shall be no pro forma or other reduction in Indebtedness with the net cash proceeds provided in connection with the Borrower’s exercise of its Cure Right; provided, further, that (x) in each period of four consecutive Fiscal Quarters, there shall be only two Fiscal Quarter in which a Cure Right is exercised and (y) the Borrower shall not exercise more than five Cure Rights during the term of this Agreement.  Upon the receipt by the Administrative Agent of a notice to cure pursuant to this Section 11.10 (a “Notice of Intent to Cure”) on or prior to the Cure Termination Date, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of Administrative Agent, the Collateral Trustee or any Lender shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to this Section 11 (or any other Credit Document available during the continuance of such Event of Default) or pursuant to any applicable law prior to the Cure Termination Date solely on the basis of an Event of Default having occurred and being continuing under Section 10.07; provided further that no Lender shall have any obligation to fund any Revolving Loan, and no Issuing Lender shall have any obligation to issue, extend the maturity of or increase the amount of, any Letter of Credit, during such period.  The parties hereby acknowledge that this Section 11.10 may not be relied on for purposes of calculating any financial ratios other than as directly applicable to compliance with Section 10.07 on the last day of the applicable Test Period and shall not result in any adjustment to Consolidated Adjusted EBITDA other than for purposes of compliance with Section 10.07.

SECTION 12.       The Administrative Agent.

12.01.     Appointment.  The Lenders hereby irrevocably designate and appoint Credit Suisse as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include Credit Suisse in its capacity as Collateral Trustee pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental or related thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or Affiliates.

12.02.     Nature of Duties.  (a)  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or Affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or any of their gross negligence, bad faith or willful misconduct (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature, the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)           Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Arrangers are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby, it being understood and agreed that the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01.  Without limitation of the foregoing, the Arrangers shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship or other implied relationship in respect of any Lender or any other Person.

12.03.     Lack of Reliance on the Administrative Agent.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Subsidiary Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Subsidiary Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default, and shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Subsidiary Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.04.     Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05.     Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order, electronic mail message, telephone message or other electronic medium signed, or other document or conversation sent or made by any Person that the Administrative Agent believed  to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.

12.06.     Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, and without relieving the Borrower of its obligation to do so, the Lenders agree to reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) on the date such indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Commitments in effect immediately prior to such date) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, costs, expenses or disbursements of whatsoever kind or nature which may at any time (including at any time following the payment of the Loans) be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in any way relating to or arising out of performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence, bad faith or willful misconduct or a material breach of the obligations of the Administrative Agent (or any of its directors, officers, employees, partners, agents and other representatives) under the Credit Documents, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision.  The Agreements in this Section 12.06 shall survive the payment of the Loans and all other amounts payable hereunder.

12.07.     The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Majority Lenders,” “Required Lenders,” “Required Revolving Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08.     Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09.     Resignation by the Administrative Agent.  (a)  Subject to the appointment of a successor Administrative Agent pursuant to and in accordance with the time frames set forth in clauses (b), (c) and (d) below, (i) the Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving thirty (30) days’ prior written notice to the Lenders and the Borrower and (ii) if the Person serving as an Administrative Agent is a Defaulting Lender, the Borrower may at any time by giving thirty (30) days’ prior written notice to such Person and the Required Lenders remove such Person as Administrative Agent.  Any resignation by Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder upon and after the effective date of such resignation and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.

Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of (i) resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank with a combined capital and surplus of at least $1 billion acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if a Specified Default then exists) and (ii) removal by the Borrower, the Borrower shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank with a combined capital and surplus of at least $1 billion.

(c)           In the case of resignation by the Administrative Agent, if a successor Administrative Agent shall not have been so appointed within such thirty (30) day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed (provided that the Borrower’s consent shall not be required if a Specified Default then exists)), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)           If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th day after the date such notice of resignation was given by the Administrative Agent or notice of removal was given by the Borrower, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)           Upon a resignation or removal of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10.     Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Trustee to enter into the Security Documents (including the Intercreditor Agreement and any other intercreditor agreement contemplated hereby) for the benefit of the Lenders and the other Secured Parties.  Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Trustee is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to create, perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.

(b)           The Lenders hereby authorize the Collateral Trustee to release any Lien granted to or held by the Collateral Trustee upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than contingent obligations not due and payable and Letters of Credit that are backstopped or cash collateralized in accordance with the terms herein and in a manner reasonably acceptable to the respective Issuing Lenders) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and one or more Subsidiary Guarantors) upon the sale or other disposition thereof in compliance with the relevant provisions of Section 10 (including, without limitation, the release of Mortgages on and security interests with respect to Buffer Lands), (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.10), (iv) as otherwise may be expressly provided in the relevant Security Documents, (v) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement in accordance with the terms therein and (vi) in lieu of any release permitted pursuant to this Section 12.10(b), the Collateral Trustee may subordinate any such Liens on the Collateral to another Lien permitted under Section 10.01 and may subordinate any Lien on the Collateral that the Collateral Trustee determines in its commercially reasonable judgment was intended by operation of Law or otherwise to be subordinate to another Lien permitted under Section 10.01.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Trustee’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c)           Without limiting the generality of Section 12.01 above, the Collateral Trustee shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Secured Parties with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 11.05 or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to the Collateral Trustee, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.05 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent or collateral trustee for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to the Collateral Trustee and the other Secured Parties with respect to the Collateral, whether under the Credit Documents, applicable requirements of law or otherwise and (vii) execute any amendment, consent or waiver under the Security Documents on behalf of the Secured Parties, to the extent consented to in accordance with Section 13.10 and the terms thereof; provided, however, that the Collateral Trustee hereby appoints, authorizes and directs each Lender, to the extent such Lender is not prohibited by doing so under any applicable law or regulation, to act as collateral sub-agent for the Collateral Trustee and the other Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Permitted Investments held by such Secured Party and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Collateral Trustee, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(d)           The Collateral Trustee shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Trustee herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Trustee in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Trustee may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Trustee’s own interest in the Collateral as one of the Lenders and that the Collateral Trustee shall have no duty or liability whatsoever to the Lenders, except for its gross negligence, bad faith, willful misconduct or material breach of the Credit Documents (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.11.     Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Restricted Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

12.12.     Intercreditor Agreement(a).  The Administrative Agent and the Collateral Trustee are authorized to enter into the Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreement in connection with the incurrence by any Credit Party of any Indebtedness permitted hereunder and which is to be equally and ratably secured by the Collateral) or any other intercreditor agreement contemplated hereby in connection with any Indebtedness permitted hereunder and which is to be secured on a pari passu or junior priority basis by the Collateral, in each case in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrower or relevant Restricted Subsidiary, to the extent such priority is permitted hereunder), and the parties hereto acknowledge that (x) in the case of pari passu Indebtedness, the Intercreditor Agreement and (y) in the case of any subordinated or junior lien Indebtedness, such other intercreditor agreement will be binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any other intercreditor agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and Collateral Trustee to enter into the Intercreditor Agreement or any other intercreditor agreement, as applicable (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Indebtedness permitted hereunder and which is to be equally and ratably secured by the Collateral or any Indebtedness permitted hereunder and which is to be secured on a pari passu or junior priority basis by the Collateral, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrower or relevant Restricted Subsidiary, to the extent such priority is permitted hereunder)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.  The foregoing provisions are intended as an inducement to any potential provider of Indebtedness as described above to extend credit to the Credit Parties and such providers of Indebtedness are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement or other intercreditor agreement as contemplated above.

SECTION 13.       Miscellaneous.

13.01.     Payment of Expenses, etc.(a)

(a)           The Borrower hereby agrees:  (i)(a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Trustee, the Arrangers, each Issuing Lender and the Swingline Lender for all reasonable out-of-pocket costs and expenses incurred on, prior to, or after the Closing Date associated with the syndication of the Loans and Commitments incurred under this Agreement and the preparation, negotiation, execution and administration of this Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification with respect hereto and thereto (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including, but not limited to, due diligence expenses, syndication expenses, travel expenses but in the case of legal fees and expenses, limited to the actual reasonable and documented out-of-pocket fees, charges and disbursements of Paul Hastings LLP (and, if necessary, of one local counsel in any relevant jurisdiction) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Trustee, any Issuing Lender and each Swingline Lender and Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any insolvency, bankruptcy or other legal proceeding, which in the case of legal fees and expenses, shall be limited to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Trustee and the Lenders, collectively, and, if necessary, of one local counsel in any relevant jurisdiction and, in the event of any actual or potential conflict of interest, one additional counsel of each group of affected parties), in each case within fifteen (15) days of receipt by the Borrower of a written demand therefor; (ii) indemnify the Administrative Agent, the Collateral Trustee, each Issuing Lender and each Lender, the Arrangers and each of their respective directors, officers, employees, partners, agents and other representatives of each of the foregoing and their respective successors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements, joint or several (in the case of legal fees and expenses limited to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all Indemnified Persons taken as whole, and, in the event of an actual or perceived conflict of interest, one additional counsel to all affected Indemnified Persons taken as a whole)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Trustee, the Arrangers, each Issuing Lender, an Arranger or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of their respective properties, including, in each case, without limitation, the reasonable fees and disbursements of one counsel incurred in connection with any such investigation, litigation or other proceeding, and, if necessary, of one local counsel in any relevant jurisdiction and, in the event of any actual or potential conflict of interest, one additional counsel of each group of Indemnified Persons (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of (x) the gross negligence, bad faith or willful misconduct of the Indemnified Person to be indemnified (or any such Indemnified Person’s affiliates and controlling persons or any of its or their respective directors, officers, employees, partners, agents and other representatives) as determined by a court of competent jurisdiction in a final and non-appealable decision, (y) a material breach of the obligations of such Indemnified Person (or any such Indemnified Person’s affiliates and controlling persons or any of its or their respective directors, officers, employees, partners, agents and other representatives) under the Credit Documents as determined by a court of competent jurisdiction in a final and non-appealable decision and (z) any dispute solely among Indemnified Persons (other than claims against the Administrative Agent, the Collateral Trustee, any Issuing Lender, any Arranger or any of their respective Affiliates in its capacity or in fulfilling its role as Administrative Agent, Collateral Trustee, Issuing Lender, Arranger or any other similar role hereunder and under any of the other Credit Documents) and not arising out of any act or omission of the Borrower or any of its respective Subsidiaries.  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Trustee, any Issuing Lender, any Arranger, any Lender or any of their Affiliates set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b)           To the full extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim (except as contemplated by the proviso to the second succeeding sentence) against any Indemnified Person or any party hereto, on any theory of liability, for special, indirect, consequential, punitive or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds of the foregoing.  No Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, IntraLinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of any Credit Document by, such Indemnified Person (or its officers, directors, employees or Affiliates).  None of the Indemnified Persons or the Borrower or any of their respective Affiliates or the respective directors, officers, employees and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby; provided, that nothing contained in this sentence shall limit the Borrower’s indemnification and reimbursement obligations to the extent set forth herein in respect of damages incurred or paid by an Indemnified Person to a third party.  The Borrower shall not be liable for any settlement of any legal proceeding effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent, or if there is a final judgment for the plaintiff against an Indemnified Person in any such legal proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person in the manner set forth above.  The Borrower shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened legal proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such legal proceeding and (b) such settlement does not include any statement as to any admission.

13.02.     Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise and subject to the terms of the Guarantee and Collateral Agreement, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, but subject to the last sentence hereof, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, taxes, fiduciary and trust purposes, employee benefits and petty cash) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower or any of its Restricted Subsidiaries against and on account of the Obligations then due and owing (whether at stated maturity, by acceleration or otherwise) and liabilities of the Credit Parties to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(c), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document in each case to the extent then due and owing; provided that, in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender; provided that the failure to give such notice shall not affect the validity of such application.

13.03.     Notices.  (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including .pdf, telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered:  (i) if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; (ii) if to any Lender, at its address specified on Schedule 1.01(a); and (iii) if to the Administrative Agent, at the Notice Office or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent (it being agreed that all such notices and other communications may be sent via email or by way of posting by the Borrower or by another Person on the Borrower’s behalf on a relevant website, if any, to which each Lender and the Administrative Agent have access).  Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.04.     Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder or under the other Credit Documents without the prior written consent of the Lenders and; provided, further, that, although any Lender may grant participations to Loan Participants in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 13.04(c)) and the Loan Participant shall not constitute a “Lender” hereunder and; provided, further, that no Lender shall transfer or grant any participation under which the Loan Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the applicable Maturity Date) in which such Loan Participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon  (except in connection with a waiver of applicability of any post-default increase in interest rates, which shall not be considered to be a reduction in the rate of interest or fees) or reduce the principal amount thereof, or increase the amount of the Loan Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any Loan Participant if the Loan Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents or all or substantially all of the value of the guarantees provided by the Subsidiary Guarantors under the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such Loan Participant is participating.  In the case of any such participation, the Loan Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Loan Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Loan Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)           Any Issuing Lender may assign to one or more commercial banks that issue letters of credit in the ordinary course of business, all or a portion of its rights and obligations under the unused portion of its Letter of Credit Commitment at any time with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i)            the Borrower (such consent deemed to have been made with respect to any assignment if the Borrower has not responded within thirty (30) days after delivery of notice of such assignment to an Authorized Officer of the Borrower); provided that no consent of the Borrower shall be required if a Specified Default has occurred and is continuing; and

(ii)           the Administrative Agent.

(c)           (i)            Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may assign to one or more assignees constituting an Eligible Transferee (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.04(c), participations in Letters of Credit and in Swingline Loans at the time owing to it)) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower (such consent deemed to have been made with respect to any assignment if the Borrower has not responded within ten (10) Business Days after delivery of notice of such assignment to an Authorized Officer of the Borrower);

provided that no consent of the Borrower shall be required for (i) an assignment of all or a portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) an assignment related to Revolving Loan Commitments or Revolving Loans to a RL Lender or an Affiliate of a RL Lender engaged in making, purchasing, holding or otherwise investing in revolving loans in the ordinary course of its activities or (iii) if a Specified Default has occurred and is continuing, any Assignee;

(B)          the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender or an Affiliate of a Lender or an Approved Fund;

(C)          each Issuing Lender at the time of such assignment; provided that no consent of the Issuing Lender shall be required for any assignment not related to Revolving Loan Commitments or Revolving Loans or any assignment to a RL Lender or an Affiliate of a RL Lender; and

(D)          the Swingline Lender; provided that no consent of the Swingline Lender shall be required for any assignment not related to Revolving Loan Commitments or Revolving Loans or any assignment to a RL Lender or an Affiliate of a RL Lender.

Notwithstanding the foregoing or anything to the contrary set forth herein, except pursuant to the provisions of Section 2.18, no assignment of any Loans or Commitments may be made to the Borrower or any Subsidiary of the Borrower.

(ii) Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $5,000,000 (in the case of each Revolving Loan) or $1,000,000 (in the case of a Term Loan), and shall be in increments of an amount of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee;

(C)          no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.12; and

(D)          any assignment of Initial Term Loans shall be made pro rata across the Initial Tranche B-1 Term Loans and the Initial Tranche B-2 Term Loans held by such Lender.

To the extent of any assignment pursuant to this Section 13.04(c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 13.04(c) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate IRS Forms and documentation under FATCA described in Section 5.04(f).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(c) would, at the time of such assignment, result in increased costs under Section 2.10 or 3.06 from those being charged by the respective assigning Lender prior to such assignment, or additional sums pursuant to Section 5.04(a), then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment) or such additional sums.

(d)           Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or other central bank having jurisdiction over such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such central bank, any Lender may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(e)           Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 13.04(c) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

(f)            The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased (and subsequently cancelled hereunder) by the Borrower or its Restricted Subsidiaries pursuant to Section 2.18, and each scheduled principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans so purchased.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.10, 2.11 or 5.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(h)           The Borrower agrees that each Loan Participant shall be entitled to the benefits of Sections 2.10, 3.06 and 5.04 (subject to the requirements and limitations therein, including the requirements under Section 5.04(f) (it being understood that the documentation required under Section 5.04(f) shall be delivered by the Loan Participant to its participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Loan Participant (A) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10, 3.06 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Loan Participant and the principal amounts (and stated interest) of each Loan Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Loan Participant or any information relating to a Loan Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person, except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.05.     No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Trustee, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Trustee, any Issuing Lender or any Lender shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Trustee, any Issuing Lender or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Trustee, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06.     Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, except as otherwise provided in this Agreement, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, RL Commitment Commission or Letter of Credit Fees, of a sum

which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)           Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which, among other things, require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07.     GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF (i) ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.08.     Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Delivery of a counterpart via facsimile or other electronic transmission shall constitute delivery of an original counterpart.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.09.     Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.10.     Amendment or Waiver; etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guarantee and Collateral Agreement and the other Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders); provided that no such change, waiver, discharge or termination shall, without the consent of each directly and adversely affected Lender (but not the Required Lenders) (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the applicable Maturity Date of such Lender holding such Loan or Note or (ii) reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof of such Lender holding such Loan or Note; provided, further, that no such change, waiver, discharge or termination shall, without the consent of each Lender (i) release all or substantially all of the Collateral under all the Security Documents or all or substantially all of the value of the guarantees provided by the Subsidiary Guarantors under the Security Documents (except as expressly provided in the Credit Documents), (ii) amend, modify or waive any provision of this Section 13.10(a) which would result in the reduction of the voting thresholds specified herein (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Initial Tranche B-1 Term Loans, the Initial Tranche B-2 Term Loans, and the Initial Revolving Loan Commitments on the Closing Date or as otherwise provided herein), or (iii) reduce the “majority” voting threshold specified in the definition of “Required Lenders” or “Required Revolving Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of

Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans and Initial Revolving Loan Commitments are included on the Closing Date); provided, further, that no such change, waiver, discharge or termination shall (i) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment or commitment reduction of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (ii) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 (as applies to such Issuing Lender) or adversely alter its rights or obligations with respect to Letters of Credit issued by it under this Agreement, (iii) without the consent of the Swingline Lender, adversely alter the Swingline Lender’s rights or obligations with respect to Swingline Loans under this Agreement, (iv) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (v) without the consent of Collateral Trustee, amend, modify or waive any provision relating to the rights or obligations of the Collateral Trustee, (vi) without the consent of the Majority Lenders of the respective Class affected thereby, amend the definition of “Majority Lenders” to reduce the voting threshold (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date) and (vii) without the written consent of the Required Revolving Lenders, (x) amend, waive or otherwise modify Section 10.07 hereof or the defined terms used for Section 10.07 (solely for purposes of such definition as it is used in Section 10.07) or (y) waive any Financial Covenant Event of Default; provided, however, that the amendments, modifications, waivers and consents described in this clause (vii) shall not require the consent of any Lenders other than the Required Revolving Lenders.

(b)           Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.04) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (A) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Initial Tranche B-1 Term Loans, the Initial Tranche B-2 Term Loans, and the Initial Revolving Loans and the accrued interest and fees in respect thereof and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(c)           In addition, notwithstanding the foregoing, this Agreement may be amended or amended and restated with the written consent of the Administrative Agent (and in the case of any Replacement Revolving Loan Commitments, any Issuing Lender or Swingline Lender which will have credit exposure thereunder), the Borrower and the Lenders providing the relevant Replacement Term Loans or Replacement Revolving Loan Commitments, as the case may be, to permit the refinancing of (x) all outstanding Term Loans of a given Class (the “Refinanced Term Loans”), with a replacement Term Loan tranche denominated in Dollars (the “Replacement Term Loans”) or (y) all outstanding Revolving Loan Commitments (and related outstandings) of a given Class (the “Refinanced Revolving Loan Commitments”) with a replacement Revolving Loan Commitment tranche denominated in Dollars (the

“Replacement Revolving Loan Commitments”), respectively, hereunder; provided that (i) the aggregate (x) principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of, plus accrued interest, fees, expenses and premiums with respect to, such Refinanced Term Loans and (y) aggregate amount of Replacement Revolving Loan Commitments shall not exceed the Revolving Loan Commitments being replaced, and (ii) the respective Replacement Term Loans or Replacement Revolving Loan Commitments shall otherwise meet the then applicable requirements contained in Section 2.16 as same would have applied if the respective Replacement Term Loans or Replacement Revolving Loan Commitments, as the case may be, had instead been structured as an Extension (for this purpose assuming that the respective Lenders hereunder had agreed to the terms of the extension as opposed to a replacement pursuant to this clause (c)).

(d)           Notwithstanding anything to the contrary contained in this Section 13.10, the Borrower, the Administrative Agent and each Lender agreeing to make Incremental Term Loans may, in accordance with the provisions of Section 2.15, enter into an Incremental Amendment without the consent of the Required Lenders; provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Lender of such Incremental Amendment, such Incremental Amendment may thereafter only be modified in accordance with the requirements of Section 13.10(a).

(e)           Notwithstanding anything to the contrary contained in this Section 13.10, Security Documents (including any Additional Security Documents), intercreditor agreements and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (i) to comply with local Law (including any foreign law or regulatory requirement) or advice of local counsel, (ii) to cure ambiguities, inconsistency, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents.

(f)            If following the Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an inconsistency, obvious error, or mistake or any error, mistake  or omission of a technical nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents and, in cases not covered by preceding clause (e), if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

13.11.     Survival.  All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.12.     Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.12, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of, or stated interest on, the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the

Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b).  Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement.  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

13.13.     Confidentiality.  Each Lender agrees that it will not disclose (without the prior written consent of the Borrower) (other than to its employees, agents, representatives, auditors, advisors or counsel, its Affiliates involved in the Transaction or the administration of the Credit Documents on a “need to know” basis or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information; provided such Persons shall be subject to the provisions of this Section 13.13 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.13, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors (provided that, except with respect to disclosures to supervisory or regulatory authorities having jurisdiction over such Lender, the applicable Lender shall give the Borrower prompt notice of such disclosure to the extent permitted by law, rule or regulation), (iii) as may be required in respect to any summons or subpoena or in connection with any litigation (provided that the applicable Lender shall give the Borrower prompt notice of such disclosure to the extent permitted by law, rule or regulation), (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender or as requested by a Governmental Authority (provided that, except with respect to disclosures to supervisory or regulatory authorities having jurisdiction over such Lender, the applicable Lender shall give the Borrower prompt notice of such disclosure to the extent permitted by law, rule or regulation), (v) to the extent such information is received by the Administrative Agent or Lender from a third party that is not known by the Administrative Agent or such Lender to be subject to confidentiality arrangements to the Borrower or any of its Subsidiaries, (vi) to the Administrative Agent or the Collateral Trustee, (vii) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement or to any such contractual counterparty’s professional advisor (other than a Disqualified Institution), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.13, (viii) to any prospective or actual Eligible Transferee in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender otherwise permitted by this Agreement; provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.13, (ix) for purposes of establishing a “due diligence” defense, (x) solely to the extent that such information is independently developed by the Administrative Agent or such Lender without any confidential information provided by (or on behalf of) any Credit Party and (xi) on a confidential basis, to any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities hereunder.

13.14.     No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arms-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, (B) each of the Borrower and each other Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and the Arrangers are, and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents or as expressly agreed in writing by the relevant parties the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and none of the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates.

13.15.     PATRIOT ACT.  Each Lender subject to the Act hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Act.

13.16.     Post-Closing Actions.  Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the Borrower and its Restricted Subsidiaries shall be required to take the actions specified in Schedule 13.16 attached hereto as promptly as practicable, and in any event within the time periods set forth in Schedule 13.16 as such time periods may be extended in the sole discretion of the Administrative Agent or the Collateral Trustee, as applicable.  The provisions of Schedule 13.16 shall be deemed incorporated by reference in this Section 13.16 as fully as if set forth herein in its entirety.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.16 and (y) all representations and warranties relating to the Security Documents shall be required to be true in all material respects immediately after the actions required to be taken by this Section 13.16 have been taken.  The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to this Section 13.16 will be, or have been, taken within the relevant time periods referred to in this Section 13.16 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this Section 13.16.

13.17.     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.18.     Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy pursuant to any of the Credit Documents against any Credit Party or any other obligor in each case under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help (other than any such right afforded by Section 13.02 hereof)), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party as a Lender in connection with any of the Credit Documents, unless expressly provided for herein (including, without limitation, pursuant to Section 13.02 hereof) or in any other Credit Document, without the prior written consent of the Administrative Agent.

13.19.     Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.20.     Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender (other than to a Disqualified Institution). Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.20 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11(a), 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay for or otherwise indemnify such Lender for such increased costs (although the Borrower shall be obligated to pay for and indemnify such Lender for any other increased costs of the type described above resulting from changes after the date of the respective transfer to the extent provided for in Sections 2.10, 2.11(a), 3.06 or 5.04).

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

601 Travis Street, Suite 1400 Houston, TX 77002 Attention: General Counsel Telephone No.: (713) 507-6400 Telecopier No.: (713) 507-6588	DYNEGY INC., as the Borrower

	By:	/s/ Clint C. Freeland
		Name:	Clint C. Freeland
		Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Dynegy Inc. Credit Agreement (April 2013)]

Address:

Credit Suisse AG

Eleven Madison Avenue., 23rd Floor

New York, NY 10010

Attention: Sean Portrait - Agency Manager

Telephone No.: 919-994-6369

Telecopier No.: 212-322-2291

Email: agency.loanops@credit-suisse.com

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, as Collateral Trustee and as Issuing Lender and as a Lender

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:	/s/ Tyler Smith
Name: Tyler Smith
Title: Authorized Signatory

[Signature Page to Dynegy Inc. Credit Agreement (April 2013)]

Morgan Stanley Bank, N.A.,
as a Lender

By:	/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

[Signature Page to Dynegy Inc. Credit Agreement (April 2013)]

MORGAN STANLEY BANK, N.A.,
as Issuing Lender

By:	/s/ Henrik Sandstrom
Name: Henrik Sandstrom
Title: Authorized Signatory

[Signature Page to Dynegy Inc. Credit Agreement (April 2013)]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Director

[Signature Page to Dynegy Inc. Credit Agreement (April 2013)]

Deutsche Bank AG New York Branch,
as a Lender

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Erin Morrissey
Name: Erin Morrissey
Title: Director

[Signature Page to Dynegy Inc. Credit Agreement (April 2013)]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

[Signature Page to Dynegy Inc. Credit Agreement (April 2013)]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Juan Javellana
Name: Juan Javellana
Title: Executive Director

[Signature Page to Dynegy Inc. Credit Agreement (April 2013)]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ William Merritt
Name: William Merritt
Title: Vice President

[Signature Page to Dynegy Inc. Credit Agreement (April 2013)]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Kyle E. Hoffman
Name: Kyle E. Hoffman
Title: Authorized Signatory

[Signature Page to Dynegy Inc. Credit Agreement (April 2013)]

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director

[Signature Page to Dynegy Inc. Credit Agreement (April 2013)]

Union Bank N.A.,
as a Lender

By:	/s/ Kevin Zitar
Name: Kevin Zitar
Title: Managing Director

[Signature Page to Dynegy Inc. Credit Agreement (April 2013)]

Schedule 1.01(a)

LENDER ADDRESSES

Lender	Address
Credit Suisse AG, Cayman Islands Branch	Eleven Madison Avenue New York, NY 10010
Morgan Stanley Bank, N.A.	1585 Broadway New York, NY 10036
Barclays Bank PLC	745 Seventh Avenue New York, NY 10019
Deutsche Bank AG New York Branch	60 Wall Street New York, NY 10005
Goldman Sachs Bank USA	200 West Street New York, NY 10028
JPMorgan Chase Bank, N.A.	383 Madison Avenue New York, NY 10179
Bank of America, N.A.	One Bryant Park New York, NY 10036
Royal Bank of Canada	200 Vesey Street, 10th Floor New York, NY 10281
UBS Loan Finance LLC	677 Washington Blvd., 6th Floor Stamford, CT 06901
Union Bank N.A.	455 S Figueroa Street Los Angeles, CA 90071

SCHEDULE 1.01(b)

COMMITMENTS

Lender	Initial Revolving Loan Commitment	Letter of Credit Commitment	Initial Tranche B-1 Term Loan Commitment	Initial Tranche B-2 Term Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$50,000,000	$86,000,000.00	$500,000,000.00	$800,000,000.00
Morgan Stanley Bank, N.A.	$50,000,000	$100,476,500.00	—	—
Barclays Bank PLC	$50,000,000	—	—	—
Deutsche Bank AG New York Branch	$50,000,000	—	—	—
Goldman Sachs Bank USA	$50,000,000	—	—	—
JPMorgan Chase Bank, N.A.	$50,000,000	—	—	—
Bank of America, N.A.	$50,000,000	—	—	—
Royal Bank of Canada	$50,000,000	$200,000,000.00	—	—
UBS Loan Finance LLC	$50,000,000	—	—	—
Union Bank N.A.	$25,000,000	—	—	—
Total	$475,000,000.00		$500,000,000.00	$800,000,000.00

SCHEDULE 1.01(c)

PRO FORMA ADJUSTMENTS

None.

SCHEDULE 1.01(c)

SCHEDULE 2.18

REVERSE DUTCH AUCTION PROCEDURES

This Schedule 2.18 is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.18 of the Credit Agreement, of which this Schedule 2.18 is a part.  It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document.  None of the Administrative Agent, any Arranger,  the Auction Manager, the Borrower or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent, each Arranger and their respective affiliates, the “Agent-Related Person”)  makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to any Borrower Party pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to any Borrower Party be deemed to constitute such a recommendation.  Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans.  In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents.  Capitalized terms not otherwise defined in this Schedule 2.18 have the meanings assigned to them in the Credit Agreement.

(a)           Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager for distribution to the Lenders of the relevant Class of Term Loans (each, an “Auction Notice”).  Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans that any Borrower Party offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $10,000,000 or an integral of $1,000,000 in excess thereof (unless a lesser amount is agreed to by the Administrative Agent and the Borrower); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which any Borrower Party would be willing to purchase Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by the time specified by the Auction Manager and such Borrower Party in the Auction Notice (as such date and time may be extended by the Auction Manager and the Borrower, such time the “Expiration Time”).  Such Expiration Time may be extended upon reasonable notice by the Borrower to the Auction Manager and such notice shall include the duration of such extension, which extension period shall be mutually agreed between the Borrower and the Auction Manager; provided that only one extension per offer shall be permitted.  An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a failed auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring one (1) Business Day after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction

SCHEDULE 2.18

(if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

(b)           Reply Procedures.  In connection with any Auction, each Lender of Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 in principal amount of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”).  A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender.  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to four (4) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”).

(c)           Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, with the consent of the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). Unless the Auction Notice is withdrawn in accordance with the terms hereof, each Borrower Party shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  Unless the Auction Notice is withdrawn in accordance with the terms herein, all Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices (commencing with the Qualifying Bids at the lowest applicable Reply Price) and shall not be subject to proration.

(d)           Proration Procedures.  All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), unless the Auction Notice is withdrawn in accordance with the terms hereof, each Borrower Party shall purchase the Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids or any component thereof will be accepted above the Applicable

SCHEDULE 2.18

Threshold Price.

(e)           Notification Procedures.  The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by the time specified in the Auction Notice on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule 2.18).  The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f)            Auction Assignment and Assumption.  Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Borrower:

(i)             No Default or Event of Default has occurred and is continuing, or would result from this Auction.

(ii)            The conditions set forth in Section 2.18 of the Credit Agreement have each been satisfied on and as of the date hereof, except to the extent that such conditions refer to conditions that must be satisfied as of a future date, in which case the Borrower must terminate any Auction if it fails to satisfy one of more of the conditions which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to an Auction.

(g)           Additional Procedures.  Once initiated by an Auction Notice, the Borrower may withdraw an Auction by prior written notice to the Administrative Agent.  Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender unless otherwise agreed by the Borrower.  However, an Auction may become void if the conditions to the purchase of Term Loans by any Borrower Party required by the terms and conditions of Section 2.18 of the Credit Agreement are not met or waived.  The purchase price in respect of each Qualifying Bid for which purchase by any Borrower Party is required in accordance with the foregoing provisions shall be paid directly by such Borrower Party to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager.  The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid upon consummation of such purchase.  All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager and the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.18 of the Credit Agreement or this Schedule 2.18.  The joint interpretation by the Auction Manager and the Borrower of the terms and conditions of the offering document will be final and binding so long as such interpretation is not

SCHEDULE 2.18

inconsistent with the terms of Section 2.18 of the Credit Agreement or this Schedule 2.18.  None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Credit Parties, or any of their Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.  This Schedule 2.18 shall not require the Borrower to initiate any Auction.

SCHEDULE 2.18

SCHEDULE 3.09

EXISTING LETTERS OF CREDIT

Credit Suisse	CHEVRON NATURAL GAS A DIVISION OF CHEVRON USA INC	GasCo	5/21/12	5/18/13	GasCo Bilateral Fuels-Gas	(1)
Credit Suisse	MARITIMES & NORTHEAST PIPELINE, L.L.C.	GasCo	5/21/12	5/18/13	GasCo Nat Gas Transport-Storage	(468,000)
Credit Suisse	ANR PIPELINE COMPANY	GasCo	1/7/13	7/11/13	GasCo Nat Gas Transport-Storage	(540,000)
Credit Suisse	GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP	GasCo	5/17/12	7/11/13	GasCo Nat Gas Transport-Storage	(700,000)
Credit Suisse	TRANSCANADA PIPELINES LIMITED	GasCo	1/7/13	7/11/13	GasCo Nat Gas Transport-Storage	(3,280,000)
Credit Suisse	ARIZONA PUBLIC SERVICE COMPANY	GasCo	6/6/12	7/27/13	GasCo LTSA-Legacy	(120,086)
Credit Suisse	PEABODY COALSALES, LLC	CoalCo	1/17/13	8/1/13	GasCo Fuels-Coal-Physical	(8,710,000)
Credit Suisse	NATURAL GAS EXCHANGE INC.	GasCo	8/2/12	8/1/13	GasCo Bilateral Fuels-Gas	(1)
Credit Suisse	ISO NEW ENGLAND INC.	GasCo	1/29/13	8/1/13	GasCo ISO	(368,000)
Credit Suisse	TEXAS EASTERN TRANSMISSION, LP	GasCo	8/2/12	8/1/13	GasCo Nat Gas Transport-Storage	(50,000)
Credit Suisse	CALIFORNIA POWER EXCHANGE CORPORATION	GasCo	8/3/12	8/2/13	GasCo LTSA-Legacy	(500,000)
Credit Suisse	UNION GAS LIMITED	GasCo	9/12/12	9/11/13	CoalCo Nat Gas Transport-Storage	(1,200,000)
Credit Suisse	AMERICAN ELECTRIC POWER SERVICE CORPORATION, AS AGENT FOR THE AEP OPERATING COMPANIES	CoalCo	9/19/12	9/18/13	CoalCo Bilateral Hedge-Power	(100,000)
Credit Suisse	WPPI ENERGY	GasCo	1/11/12	10/8/13	CoalCo Toll	(6,000,000)
Credit Suisse	EMPIRE PIPELINE, INC.	GasCo	9/7/12	10/27/13	CoalCo Nat Gas Transport-Storage	(3,000,000)
Credit Suisse	NEW YORK INDEPENDENT SYSTEM OPERATOR, INC.	GasCo	8/16/12	10/28/13	CoalCo ISO	(50,000)
Credit Suisse	SOUTHERN CALIFORNIA EDISON COMPANY	GasCo	3/27/13	10/31/13	CoalCo Bilateral Hedge-Power	(429,000)
Credit Suisse	Liberty Mutual Insurance Company	Dynegy Inc-1	10/1/12	11/1/13	CoalCo Insurance-Surety Bonds	(7,845,349)
Credit Suisse	METROPOLITAN EDISON COMPANY	GasCo	4/3/13	11/1/13	CoalCo LTSA-Legacy	(4,750,626)
Credit Suisse	Travelers Indemnity	Dynegy Inc-1	8/7/12	11/9/13	CoalCo Insurance-Surety Bonds	(4,975,000)
Credit Suisse	NATIONAL GRID	GasCo	10/1/12	11/10/13	CoalCo Nat Gas Transport-Storage	(2,194,653)

SCHEDULE 3.09

Credit Suisse	COMMISSIONER-NY STATE DEPT OF ENVIRONMENTAL CONSERVATION	Dynegy Inc-1	1/8/13	11/17/13	CoalCo Environmental	(12,097,432)
Credit Suisse	AMEREN ILLINOIS COMPANY D/B/A AMEREN ILLINOIS	CoalCo	2/8/13	12/3/13	CoalCo Bilateral Hedge-Power	(200,000)
Credit Suisse	COUNTY OF MONTEREY	GasCo	12/4/12	12/3/13	CoalCo Environmental	(594,000)
Credit Suisse	TEXAS TOWER LIMITED	CoalCo	8/31/12	12/9/13	CoalCo LTSA-Legacy	(1,786,000)
Credit Suisse	TEXAS TOWER LIMITED	Dynegy Inc	8/31/12	12/9/13	CoalCo LTSA-Legacy	(235,000)
Credit Suisse	TEXAS TOWER LIMITED	GasCo	8/31/12	12/9/13	CoalCo LTSA-Legacy	(2,679,000)
Credit Suisse	CALIFORNIA STATE LANDS COMMISSION	GasCo	2/11/13	2/8/14	CoalCo LTSA-Legacy	(5,000,000)
Credit Suisse	PACIFIC GAS AND ELECTRIC COMPANY	GasCo	1/31/13	3/21/14	CoalCo Bilateral Hedge-Power	(2,600,000)
Credit Suisse	CALIFORNIA DEPARTMENT OF TOXIC SUBSTANCES CONTROL	GasCo	2/11/13	5/4/14	CoalCo Environmental	(11,261,000)
Credit Suisse	Travelers Indemnity	Dynegy Inc	3/5/13	5/24/14	CoalCo Insurance-Surety Bonds	(1,000,000)

SCHEDULE 3.09

SCHEDULE 8.10

PLANS

1.              Dynegy Inc. Retirement Plan

2.              Dynegy Northeast Generation, Inc. Retirement Income Plan

3.              Sithe Stable Pension Account Plan

SCHEDULE 8.10

SCHEDULE 8.12

REAL PROPERTY

PART A — OWNED REAL PROPERTY

1.                                      CASCO BAY: Casco Bay Energy Company, LLC, a Delaware limited liability company — 125 Shore Road, Veazie, Penobscot County, ME, 04401

2.                                      KENDALL: Dynegy Kendall Energy, LLC, a Delaware limited liability company — 1401 County Line Road, Minooka, Kendall and Grundy Counties, IL 60447

3.                                      MOSS LANDING: Dynegy Moss Landing, LLC, a Delaware limited liability company — HWY 1 & Dolan Road, Moss Landing, Monterey County, CA 95039

4.                                      ONTELAUNEE:  Ontelaunee Power Operating Company, LLC, a Delaware limited liability company — 5115 Pottsville Pike, Reading, Berks County, PA 19605

5.                                      SITHE:  Sithe/Independence Power Partners, L.P., a Delaware limited partnership — 76 Independence Way, Scriba, Oswego County, NY 13126

6.                                      BALDWIN: Dynegy Midwest Generation, LLC, a Delaware limited liability company - 10901 Baldwin Road, Baldwin, Randolph County and St. Clair County, IL 62217

7.                                      HAVANA: Dynegy Midwest Generation, LLC, a Delaware limited liability company — 15260 State Route 78,  Havana, Mason County, IL 62644

8.                                      HENNEPIN: Dynegy Midwest Generation, LLC, a Delaware limited liability company — 13498 E 800th St, Hennepin, Putnam County, IL 61327

9.                                      WOOD RIVER: Dynegy Midwest Generation, LLC, a Delaware limited liability company - 1 Chessen Lane, Alton, Madison County, IL 62002

PART B — LEASED REAL PROPERTY

1.                                      CORPORATE HEADQUARTERS: Dynegy Inc., a Delaware corporation — 601 Travis, Suite 1400, Houston, TX 77002

SCHEDULE 8.12

SCHEDULE 8.13

SUBSIDIARIES

Subsidiary (Jurisdiction of Organization)	Equity Interest Held By	Percentage of Equity Owned
Black Mountain CoGen, Inc. (Delaware)	Dynegy Power, LLC	100%
Blue Ridge Generation LLC (Delaware)	Dynegy Power, LLC	100%
Casco Bay Energy Company, LLC (Delaware)	Dynegy Power Generation Inc.	100%
Dynegy Administrative Services Company (Delaware)	Dynegy Gas Investments, LLC	100%
Dynegy Coal Holdco, LLC (Delaware)	Dynegy Inc.	100%
Dynegy Coal Investments Holdings, LLC (Delaware)	Dynegy Coal Holdco, LLC	100%
Dynegy Coal Trading & Transportation, L.L.C. (Delaware)	Dynegy Midwest Generation, LLC	100%
Dynegy Danskammer, L.L.C. (Delaware)	Hudson Power L.L.C.	100%
Dynegy Equipment, LLC (Delaware)	Dynegy Kendall Energy, LLC	100%
Dynegy Gas Holdco, LLC (Delaware)	Dynegy GasCo Holdings, LLC	100%
Dynegy Gas Imports, LLC (Delaware)	Dynegy Inc.	100%
Dynegy Gas Investments, LLC (Delaware)	Dynegy Inc.	100%
Dynegy Gas Investments Holdings, LLC (Delaware)	Dynegy Gas Holdco, LLC	100%
Dynegy GasCo Holdings, LLC (Delaware)	Dynegy Gas Investments, LLC	100%
Dynegy Global Liquids, Inc. (Delaware)	Dynegy Inc.	100%
Dynegy Kendall Energy, LLC (Delaware)	Dynegy Power, LLC	100%
Dynegy Marketing and Trade, LLC (Delaware)	Dynegy Power, LLC	100%
Dynegy Midwest Generation, LLC (Delaware)	Dynegy Coal Investments Holdings, LLC	100%
Dynegy Morro Bay, LLC	Dynegy Power Generation Inc.	100%

SCHEDULE 8.13

(Delaware)
Dynegy Moss Landing, LLC (Delaware)	Dynegy Power Generation Inc.	100%
Dynegy Northeast Generation, Inc. (Delaware)	Dynegy Inc.	100%
Dynegy Oakland, LLC (Delaware)	Dynegy Power Generation Inc.	100%
Dynegy Operating Company (Texas)	Dynegy Gas Investments, LLC	100%
Dynegy Power Generation Inc. (Delaware)	Dynegy Power, LLC	100%
Dynegy Power, LLC (Delaware)	Dynegy Gas Investments Holdings, LLC	100%
Dynegy Power Marketing, LLC (Texas)	Dynegy Midwest Generation, LLC	100%
Dynegy Roseton, L.L.C. (Delaware)	Hudson Power L.L.C.	100%
Dynegy South Bay, LLC (Delaware)	Dynegy Power Generation Inc.	100%
Havana Dock Enterprises, LLC (Delaware)	Dynegy Midwest Generation, LLC	100%
Hudson Power L.L.C. (Delaware)	Dynegy Northeast Generation Inc.	100%
Illinois Power Holdings, LLC (Delaware)	Illinois Power Holdings II, LLC	100%
Illinois Power Holdings II, LLC (Delaware)	Dynegy Inc.	100%
Illinois Power Energy, LLC (Delaware)	Dynegy Inc.	100%
Illinova Corporation (Illinois)	Dynegy Inc.	100%
Ontelaunee Power Operating Company, LLC (Delaware)	Dynegy Power, LLC	100%
Sithe Energies, Inc. (Delaware)	Dynegy Power, LLC	100%
Sithe/Independence LLC (Delaware)	Sithe Energies, Inc.	100%
Sithe/Independence Funding Corporation (Delaware)	Sithe/Independence Power Partners, L.P.	100%
Sithe/Independence Power Partners, L.P. (Delaware)	Sithe/Independence LLC	1	%GP
	Sithe Energies, Inc.	99	%LP

SCHEDULE 8.13

SCHEDULE 8.16

ENVIRONMENTAL MATTERS

1.             Known historical contamination/recognized environmental conditions have been identified at the following facilities, as described in the referenced sections of the following reports:

Facility	Title/Author	Area/Issue & Report Section
Morro Bay	Phase II Environmental Site Assessment Report / Fluor Daniel GTI, July 1997 Phase I Environmental Site Assessment / TRC, October 28, 2005

Remedial Issues I-II:  I. petroleum hydrocarbons in soil and groundwater (Section 5.2.1), and II. petroleum hydrocarbons near oil transfer pond (Section 5.2.2); impacts under petroleum storage tanks (Section 6.1); impacts under permanent structures (Section 6.2); impacts under active RCRA units (Section 6.3)

Friable asbestos debris in onsite tank farm soils, soil and groundwater impacts from abandoned septic system — power plant property, material threat of release from abandoned oil line — oil pipeline easement, potential for lead contamination in soil where lead painted equipment has been maintained or dismantled, potential for hydrocarbon contamination in soil at the offsite tank farm secondary containment basin (Section 8.0)

Moss Landing	Phase II Environmental Site Assessment / Fluor Daniel GTI July 1997 Phase I Environmental Site Assessment / TRC, October 31, 2005

Remedial Issues I —IV: VOC in groundwater (Section 5.2.1), II. chromium in groundwater (Section 5.2.2), III. petroleum hydrocarbons in soil (Section 5.2.3), and IV. petroleum hydrocarbons in groundwater (Section 5.2.4); impacts under petroleum storage tanks (Section 6.1); impacts under permanent structures (Section 6.2); impacts under active RCRA units (Section 6.3)

Residual oil remaining in soils in the Middle Tank Farm “Area A” and potential for ongoing migration of contamination onsite from offsite locations (Section 8.0)

Oakland	Phase II Environmental Site Assessment / Fluor Daniel GTI, July 1997

Petroleum hydrocarbons in onsite soil ground water and PSH  (Section 5.2.1), metals in near surface soil (Section 5.2.2), manmade structures (Section 5.2.3), PAHs in near surface soil (Section 5.2.4); cyanide in soil and groundwater (Section 5.2.5)

South Bay	Phase II Environmental Site Assessment / Flour Daniel GTI July 1998

Fuel Storage Area (Section 2.2.1), Process Treatment and Former Surface Impoundments (Section 2.2.2), Power Generation 2.2.3), Construction Yard and Hazardous Materials Storage Area (Section 2.2.4), Non-operational Area (Section 2.2.5), National City Terminal (Section 2.2.6); Summary (Section 6.1, including inaccessible areas under existing structures)

1.             California Regional Water Quality Control Board, San Diego Region, Order No. R9-2004-0154, NPDES Permit No. CA0001368 (Nov. 10, 2004), Waste Discharge Requirements for Dynegy South Bay, LLC South Bay Power Plant, Finding #19 stated, “Measures to mitigate the detrimental impacts of the SBPP discharge to the discharge channel are needed.  Measures to

SCHEDULE 8.16

restore the Beneficial Uses of south San Diego Bay and to rehabilitate the damage caused to the biological resources of the Bay are also necessary.”  The South Bay Power Plant was retired at the end of 2010.  No further action was taken with respect to this Finding during the term of the permit.  If, in the future, Dynegy South Bay, LLC is held responsible for remediation/ restoration/rehabilitation of the Bay or the discharge channel, responsibility would likely be shared with the South Bay Power Plant’s prior owners/operators, as well as other sources that have contributed to any damage/detrimental impacts.

3.             In March and April 2009, the Illinois Environmental Protection Agency (“IEPA”) initiated groundwater investigations at Baldwin, Havana, Hennepin, Vermilion and Wood River related to potential groundwater contamination from coal combustion residual (“CCR”) surface impoundments.  Based on the investigations, IEPA has determined that Havana, Hennepin and Wood River do not appear to pose a threat to groundwater use offsite.  Groundwater monitoring results indicate that CCR surface impoundments at Vermilion and Baldwin impact groundwater.  In April 2012 in response to a request from IEPA, Dynegy Midwest Generation, LLC (“DMG”) submitted to IEPA proposed corrective action plans (“CAPs”) for two of the CCR surface impoundments at Vermilion (i.e., impoundment closure and groundwater monitoring), as well as an application to establish a groundwater management zone while impacts from the facility are mitigated.  In July 2012, IEPA issued violation notices alleging violations of groundwater standards at the Baldwin and Vermilion facilities.  In response, DMG submitted a proposed compliance commitment agreement for each facility.  For Vermilion, DMG proposed to implement the previously submitted CAPs and, for Baldwin, DMG proposed to perform additional studies of hydrogeologic conditions and apply for a groundwater management zone in preparation for submittal, as necessary, of a CAP.  In October 2012, IEPA notified DMG that it would not issue the proposed compliance commitment agreements and, in December 2012, IEPA provided written notice of intent to pursue legal action (“NIPLA”) with respect to each matter through referral to the Illinois Office of the Attorney General.  In subsequent discussions with the IEPA concerning the NIPLA, IEPA requested additional information on how DMG would protect the integrity of the Vermilion CCR surface impoundment embankments against potential future erosion by the Middle Fork Vermilion River.  In March 2013, DMG submitted proposals to IEPA to analyze and recommend berm armament options at Vermilion within six months and to perform additional hydrogeological analysis and evaluate and recommend corrective actions at Baldwin, as needed, within 12 months.

4.             In September 2012, IEPA issued a renewal National Pollutant Discharge Elimination System (“NPDES”) permit for the Havana Power Station.  In October 2012, environmental interest groups filed a petition for review with the Illinois Pollution Control Board challenging the permit.  The petitioners allege that the permit does not adequately address the discharge of wastewaters associated with newly installed air pollution control equipment (i.e., a spray dryer absorber and activated carbon injection system to reduce sulfur dioxide and mercury air emissions) at Havana.  The permit remains in effect during the appeal.

5.             In March 2013, USEPA issued dam assessment final reports of the CCR surface impoundments at the Baldwin and Hennepin facilities.  The reports rate the impoundments at each facility as “poor”, meaning that a deficiency is recognized for a required loading condition in

SCHEDULE 8.16

accordance with applicable dam safety criteria and/or further critical studies are needed to identify any potential dam safety deficiencies.  The reports include recommendations for further studies, repairs, and changes in operational and maintenance practices at each facility.

SCHEDULE 8.16

SCHEDULE 10.01

EXISTING LIENS

UCCs
Entity	Jurisdiction	Secured Party	Description of UCC Financing Statement	File number and date
Dynegy Power, LLC (fka Dynegy Power Corp.)	DE – SOS	Barclays Bank PLC, as Issuing Lender	Cash Collateral Acct# 050705156	20113042127 08-05-11

Dynegy South Bay, LLC	DE - SOS	US Express Leasing, Inc.	Leased canon copiers	63830593 11-02-06

		GreatAmerica Leasing Corporation	Leased Kyocera copiers, Pirnters & Fax Machines	2009 3217889 10-07-09

Dynegy Midwest Generation, LLC	TX – SOS	IRS	Notice of Federal Tax Lien $12073.89	130004994828 02-14-13

	Harris TX - County	IRS	Notice of Federal Tax Lien $12073.89	20130064671 02-12-13

Dynegy Inc.	TX – SOS	NMHG Financial Services, Inc.	Equipment Continuation Amendment to change Debtor address	060005053130 02-14-06 1000366144 12-22-10 1000365495 12-22-10

Dynegy Marketing and Trade	TX – SOS	BP Canada Energy Trading Company Corp. et al	Netting Arrangement pursuant to the Master Netting, setoff, securitiy and Collateral Agreement dated as of July 25, 2003 Continuation	030037136255 08-07-03 0800206199 06-18-2008

Dynegy Marketing and Trade, LLC	TX – SOS	Natural Gas Exchange Inc.

Any & all of the Debtor’s cash, monies, & interest bearing instruments delivered to, deposited with, or held by or on behald of the Secured Party.  All accounts owing to the Debtor pursuant to the NGX Trading System Agreement & the Terms & Conditions thereunder. Proceeds: Goods, Inventory, Chattel Paper, documents of Title, Instruments, Money, intangibles, Accounts & Investment Property (all as defined in the PPSA) & Insurance Prodeeds.

110010362519 04-06-11

	DE – SOS	Natural Gas Exchange Inc.	Any & all of the Debtor’s cash, monies, & interest bearing instruments delivered to, deposited with, or held by or on behald of	2011 1286874 04-07-11

SCHEDULE 10.01

the Secured Party.  All accounts owing to the Debtor pursuant to the NGX Trading System Agreement & the Terms & Conditions thereunder. Proceeds: Goods, Inventory, Chattel Paper, documents of Title, Instruments, Money, intangibles, Accounts & Investment Property (all as defined in the PPSA) & Insurance Prodeeds.

Dynegy Gas Imports, LLC	DE – SOS	Natural Gas Exchange Inc.

Any & all of the Debtor’s cash, monies, & interest bearing instruments delivered to, deposited with, or held by or on behald of the Secured Party.  All accounts owing to the Debtor pursuant to the NGX Trading System Agreement & the Terms & Conditions thereunder. Proceeds: Goods, Inventory, Chattel Paper, documents of Title, Instruments, Money, intangibles, Accounts & Investment Property (all as defined in the PPSA) & Insurance Prodeeds.

2011 1740391 05-09-11

	TX- SOS	Natural Gas Exchange Inc.

Any & all of the Debtor’s cash, monies, & interest bearing instruments delivered to, deposited with, or held by or on behald of the Secured Party.  All accounts owing to the Debtor pursuant to the NGX Trading System Agreement & the Terms & Conditions thereunder. Proceeds: Goods, Inventory, Chattel Paper, documents of Title, Instruments, Money, intangibles, Accounts & Investment Property (all as defined in the PPSA) & Insurance Prodeeds.

110013874207 05-09-11

Dynegy Administrative Services Company	DE – SOS	Hewlett-Packard Financial Services Company	Equipment Lease Continuation	2007 3947669 09-25-07 2012 2889220 07-27-12

		Banc of America Leasing & Capital, LLC	Equpment Lease — Konica Minolta Copier	2008 1090529 03-28-08

SCHEDULE 10.01

SCHEDULE 10.04

EXISTING INDEBTEDNESS

Name/Project	All Indebtedness arising under or in connection with the following documents, as they may be amended or supplemented prior to the date hereof
Intercompany Revolving Loan Agreement

Intercompany Revolving Loan Agreement, dated as of November 15, 2011, by and between Dynegy Northeast Generation, Inc., a Delaware corporation, as a debtor-in-possession, Hudson Power, L.L.C., a Delaware limited liability company, as a debtor-in-possession, Dynegy Danskammer, L.L.C., a Delaware limited liability company, as a debtor-in-possession, Dynegy Roseton, L.L.C., a Delaware limited liability company, as a debtor-in-possession, and Dynegy Inc., a Delaware corporation (as successor in interest to Dynegy Holdings, LLC, a Delaware limited liability company.

Barclays Letter of Credit Facility	Letter of Credit Reimbursement and Collateral Agreement, dated as of August 5, 2011, between Dynegy Power, LLC, as account party, and Barclays Bank PLC, as issuing lender.

SCHEDULE 10.04

SCHEDULE 13.16

POST-CLOSING ITEMS

A.                                    On or prior to the 180th day (or such later date as the Collateral Trustee may agree in its sole discretion) following the Closing Date, the Collateral Trustee shall have received:

(1)                                 fully executed counterparts of Mortgages, in form and substance reasonably satisfactory to the Collateral Trustee, which Mortgages shall cover each of the following Mortgaged Properties:

Property	Owner	Property Address	County

Casco Bay	Casco Bay Energy Company, LLC	125 Shore Road, Veazie, ME 04401	Penobscot County

Kendall	Dynegy Kendall Energy, LLC	1401 County Line Road, Minooka, IL 60447	Kendall and Grundy Counties

Moss Landing	Dynegy Moss Landing, LLC	HWY 1 & Dolan Road, Moss Landing, CA 95039	Monterey County

Ontelaunee	Ontelaunee Power Operating Company, LLC	5115 Pottsville Pike, Reading, PA 19605	Berks County

Baldwin	Dynegy Midwest Generation, LLC	1091 Baldwin Road, Baldwin, IL 62217	Randolph County and St. Clair County

Havana (excluding 1-5 Units)	Dynegy Midwest Generation, LLC	15260 State Route 78, Havana, IL 62644	Mason County

Hennepin	Dynegy Midwest Generation, LLC	13498 E 800th St, Hennepin, IL 61327	Putnam County

Wood River (excluding 1-3 Units)	Dynegy Midwest Generation, LLC	1 Chessen Lane, Alton, IL 62002	Madison County

together with evidence that counterparts of such Mortgages have been delivered to the title insurance company insuring the Lien of such Mortgage for recording; provided that no Real Property located in the State of New York shall be required to secure any Hedging Obligations, any obligations arising under any Treasury Services Agreement, any Revolving Loans or any other revolving facility;

(2)                                     a Mortgage Policy (or binding commitment to issue same) relating to each Mortgage of the Mortgaged Property referred to above, by Chicago Title Insurance Company or any other nationally recognized title insurance company, in an insured amount reasonably satisfactory to the Collateral Trustee and insuring the Collateral Trustee that the Mortgage on each such Mortgaged Property is a valid and enforceable Lien on such

SCHEDULE 13.16

Mortgaged Property, free and clear of all Liens except Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Collateral Trustee reasonably requests;

(3)                                 to induce the title insurer to issue the Mortgage Policies referred to in subsection (2) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the title insurer, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(4)                                    opinions of counsel in each jurisdiction in which the Mortgaged Properties set forth above are located, in form and substance reasonably satisfactory to the Collateral Trustee;

(5)                                 a survey (new or existing, as applicable) of each Mortgaged Property (and all improvements thereon) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, and (ii) sufficient for the title company to remove the standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of paragraph (2) above; and

(6)                                 a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Mortgaged Property, in form and substance acceptable to the Collateral Trustee (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower or any of its Restricted Subsidiaries, as applicable), and evidence of flood insurance, in the event any improved parcel of Mortgaged Property is located in a special flood hazard area.

SCHEDULE 13.16

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below

Eleven Madison Avenue, 23rd Floor

New York, NY 10010

Attention: Sean Portrait — Agency Manager
Telephone No.: 919-994-6369
Telecopier No.: 212-322-2291
Email: agency.loanops@credit-suisse.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of April 23, 2013 (as amended, restated, amended and restated or otherwise modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Dynegy Inc. (the “Borrower”), a Delaware corporation, the Lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and you, as Administrative Agent for such Lenders and as Collateral Trustee.  The Borrower hereby gives you notice, pursuant to Section [2.03(a)][2.03(b)(i)] of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.03(a)][2.03(b)(i)] of the Credit Agreement:

(i)            The Business Day of the Proposed Borrowing is                        ,         .(2)

(ii)           The aggregate principal amount of the Proposed Borrowing is $                    .(3)

(iii)          The Loans to be made pursuant to the Proposed Borrowing shall consist of [Initial Tranche B-1 Term Loans] [Initial Tranche B-2 Term Loans]  [Revolving Loans] [Swingline Loans].

[(iv)         The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [LIBOR Loans].]

(2)              Shall be a Business Day at least one (1) Business Day in the case of Base Rate Loans (or same day notice in the case of Swingline Loans and one (1) Business Day in the case of Revolving Loans made pursuant to a Mandatory Borrowing) and at least three (3) Business Days in the case of LIBOR Loans, in each case, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. (New York time) (or 1:00 p.m. (New York City time) in the case of Swingline Loans) on such day.

(3)              In a minimum principal amount of (i) for Revolving Loans, the lesser of $5,000,000 and the Total Revolving Loan Commitment at such time and (ii) for Swingline Loans, $1,000,000.

Exhibit A-1

[(v)        The initial Interest Period for the Proposed Borrowing is [one month] [[two] [three] [six] [[nine] [twelve]](4) months] [         days](5)].(6)

The undersigned hereby certifies that the following statements will be true on the date of the Proposed Borrowing:

(A)          [the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects at the time of the Proposed Borrowing and immediately after giving effect to the Proposed Borrowing, as though made on such date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date); and](7)

(B)          [no Default or Event of Default shall exist at the time of such Proposed Borrowing and immediately after giving effect thereto.](8)

Very truly yours,

DYNEGY INC.

By:
Name:
Title:

(4)              Subject to approval of all Lenders under applicable Class.

(5)              Interest Period of less than 1 month available if agreed by Administrative Agent in its sole discretion.

(6)              To be included for a Proposed Borrowing of LIBOR Loans.

(7)              Paragraph may be modified for any Proposed Borrowing under an Incremental Facility and shall be omitted in the case of any Mandatory Borrowing.

(8)              Paragraph shall be omitted in the case of any Mandatory Borrowing.

Exhibit A-1

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below

Eleven Madison Avenue, 23rd Floor

New York, NY 10010

Attention: Sean Portrait — Agency Manager
Telephone No.: 919-994-6369
Telecopier No.: 212-322-2291
Email: agency.loanops@credit-suisse.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of April 23, 2013 (as amended, restated, amended and restated or otherwise modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Dynegy Inc. (the “Borrower”), a Delaware corporation, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”) and you, as Administrative Agent for such Lenders and as Collateral Trustee.  The Borrower hereby gives you notice pursuant to Section [2.06][2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [Term Loans] [Revolving Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.06][2.09] of the Credit Agreement:

(i)            The Proposed [Conversion] [Continuation] relates to the Borrowing of [Initial Tranche B-1 Term Loans] [Initial Tranche B-2 Term Loans]   [Revolving Loans] originally made on                        , 20     (the “Outstanding Borrowing”) in the principal amount of $                     and currently maintained as a Borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period ending on                          ,         ].

(ii)           The Business Day of the Proposed [Conversion] [Continuation] is                        ,         .(1)

(iii)          [The Outstanding Borrowing shall be [continued as a Borrowing of LIBOR Loans with an Interest Period of             ] [converted into a Borrowing of [Base Rate Loans] [LIBOR Loans with

(1)             Shall be a Business Day at least three (3) Business Days (or one (1) Business Day in the case of a conversion into Base Rate Loans) after the date hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. (New York City time) on such day.

Exhibit A-2

an Interest Period of             ](2)].(3)

[The undersigned hereby certifies that no Event of Default under Section 11.05 of the Credit Agreement will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation].](4)

Very truly yours,

DYNEGY INC.

By:
Name:
Title:

(2)              In the case of a Proposed Conversion, the Interest Period shall be one (1) month if any Event of Default is in existence on the date of the Proposed Conversion.

(3)              In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.

(4)              In the case of a Proposed Conversion, insert this sentence only in the event that the conversion is from a Base Rate Loan to  a LIBOR Loan.  Base Rate Loans may not be converted into LIBOR Loans if the Administrative Agent or Required Lenders have notified the Borrower that Conversions will not be permitted during the existence of an Event of Default.

Exhibit A-2

EXHIBIT B-1

FORM OF TERM NOTE

$[ ]	New York, New York
[ ] [ ], [ ]

FOR VALUE RECEIVED, DYNEGY INC. (the “Borrower”), a Delaware corporation, hereby promises to pay to [            ] or its registered permitted assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) initially located at Eleven Madison Avenue, 23rd Floor, New York, NY 10010, on the [Initial Tranche B-1 Term Loan] [Initial Tranche B-2 Term Loan] [applicable] Maturity Date (as defined in the Credit Agreement) the principal sum of [                    ] DOLLARS ($[                    ]) or, if less, the unpaid principal amount of all [Initial Tranche B-1] [Initial Tranche B-2] [Incremental] [Extended] Term Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each [Initial Tranche B-1] [Initial Tranche B-2] [Incremental] [Extended] Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is one of the Term Notes referred to in the Credit Agreement, dated as of April 23, 2013 (as amended, restated, amended and restated or otherwise modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto (including the Lender) and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Trustee and is entitled to the benefits thereof and of the other Credit Documents.  This Note is secured by the Security Documents and is entitled to the benefits of the guaranties contained therein.  To the extent provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the [Initial Tranche B-1 Term Loan Maturity Date] [Initial Tranche B-2 Term Loan Maturity Date] [Maturity Date], in whole or in part, and [Initial Tranche B-1] [Initial Tranche B-2] [Incremental] [Extended] Term Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

DYNEGY INC.

By:
Name:
Title:

Exhibit B-1

EXHIBIT B-2

FORM OF REVOLVING NOTE

$[ ]	New York, New York
[ ] [ ], [ ]

FOR VALUE RECEIVED, DYNEGY INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [            ] or its registered permitted assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) initially located at Eleven Madison Avenue, 23rd Floor, New York, NY 10010, on the [Revolving Loan] [applicable] Maturity Date (as defined in the Credit Agreement) the principal sum of [                    ] DOLLARS ($[                    ]) or, if less, the unpaid principal amount of all [Revolving] [Extended Revolving] Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each [Revolving] [Extended Revolving] Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of April 23, 2013 (as amended, restated, amended and restated or otherwise modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto (including the Lender) and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Trustee, and is entitled to the benefits thereof and of the other Credit Documents.  This Note is secured by the Security Documents and is entitled to the benefits of the guaranties contained therein.  To the extent provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the [Initial Revolving Loan Maturity Date] [applicable Maturity Date], in whole or in part, and [Revolving] [Extended Revolving] Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-2

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

DYNEGY INC.

By:
Name:
Title:

Exhibit B-2

EXHIBIT B-3

FORM OF SWINGLINE NOTE

$[ ]	New York, New York
[ ] [ ], [ ]

FOR VALUE RECEIVED, DYNEGY INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [              ] or its registered permitted assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) initially located at Eleven Madison Avenue, 23rd Floor, New York, NY 10010, on the Revolving Loan Maturity Date (as defined in the Credit Agreement) the principal sum of [                    ] DOLLARS ($[                    ]) or, if less, the unpaid principal amount of all Swingline Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is the Swingline Note referred to in the Credit Agreement, dated as of April 23, 2013 (as amended, restated, amended and restated or otherwise modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto (including the Lender) and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Trustee, and is entitled to the benefits thereof and of the other Credit Documents.  This Note is secured by the Security Documents and is entitled to the benefits of the guaranties contained therein.  To the extent provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the [Initial Revolving Loan Maturity Date] [applicable Maturity Date], in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-3

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

DYNEGY INC.

By:
Name:
Title:

Exhibit B-3

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

Dated [             ](1)

Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the “Administrative Agent”), under the Credit Agreement, dated as of April 23, 2013 (as amended, restated, amended and restated or otherwise modified and/or supplemented from time to time, the “Credit Agreement”), among Dynegy Inc. (the “Borrower”), the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Trustee

Eleven Madison Avenue, 23rd Floor

New York, NY 10010

Attention: Sean Portrait — Agency Manager
Telephone No.: 919-994-6369
Telecopier No.: 212-322-2291
Email: agency.loanops@credit-suisse.com

[[                  ], as Issuing Lender
under the Credit Agreement

                                          ]

Attention: [                              ](2)

Ladies and Gentlemen:

Pursuant to Section 3.03 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [trade] [standby] Letter of Credit for the account of the undersigned on [      (3)     ] (the “Date of Issuance”) in the aggregate Stated Amount of [      (4)      ].

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning

(1)              Date of Letter of Credit Request.

(2)              Insert name and notice address of Issuing Lender.

(3)              Date of Issuance which shall be (x) a Business Day and (y) at least two (2) Business Days after the date hereof (or such shorter period as is reasonably acceptable to the applicable Issuing Lender).

(4)              Aggregate initial Stated Amount of the Letter of Credit which should not be less than $10,000 (or such lesser amount as is acceptable to the applicable Issuing Lender).

Exhibit C

provided therein.

The beneficiary of the requested Letter of Credit will be [      (5)      ], and such Letter of Credit will be in support of [     (6)       ] and will have a stated expiration date of [      (7)      ].

We hereby certify that:

(A)                               the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects on the Date of Issuance, both at the time of and immediately after giving effect to the issuance of the Letter of Credit requested hereby, as though made on such date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date); and

(B)                               no Default or Event of Default shall exist at the time of the issuance of the Letter of Credit requested hereby and immediately after giving effect thereto.

DYNEGY INC.

By:
Name:
Title:

(5)              Insert name and address of beneficiary.

(6)              Insert a description of permitted standby obligations (in the case of standby Letters of Credit) and insert description of permitted trade obligations of the Borrower or any of its Subsidiaries (in the case of trade Letters of Credit).

(7)              Insert the last date upon which drafts may be presented which must occur (A) in the case of standby Letters of Credit, on or before the earlier of (x) twelve (12) months after the Date of Issuance and (y) five (5) Business Days prior to the then latest Maturity Date applicable to the Revolving Loan Commitments and (B) in the case of trade Letters of Credit, on or before the earlier of (x) the date which occurs 180 days after the Date of Issuance and (y) five (5) Business Days prior to the Loan Maturity Date applicable to the Revolving Loan Commitments.

Exhibit C

EXHIBIT D-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT dated as of April 23, 2013 (as amended, restated, amended and restated or otherwise modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among DYNEGY INC. (the “Borrower”), a Delaware corporation, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Collateral Trustee, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

Pursuant to the provisions of Section 5.04(e)(ii)(B)(iii) and Section 13.04(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: [                ] [    ], 20[  ]

Exhibit D-1

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT dated as of April 23, 2013 (as amended, restated, amended and restated or otherwise modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among DYNEGY INC. (the “Borrower”), a Delaware corporation, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Collateral Trustee, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

Pursuant to the provisions of Section 5.04(e)(ii)(B)(iv) and Section 13.04(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [                ] [    ], 20[  ]

Exhibit D-2

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT dated as of April 23, 2013 (as amended, restated, amended and restated or otherwise modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among DYNEGY INC. (the “Borrower”), a Delaware corporation, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Collateral Trustee, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

Pursuant to the provisions of Section 5.04(e)(ii)(B)(iv) and Section 13.04(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [                ] [    ], 20[  ]

Exhibit D-3

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT dated as of April 23, 2013 (as amended, restated, amended and restated or otherwise modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among DYNEGY INC. (the “Borrower”), a Delaware corporation, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Collateral Trustee, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

Pursuant to the provisions of Section 5.04(e)(ii)(B)(iv) and Section 13.04(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: [                ] [    ], 20[  ]

Exhibit D-4

EXHIBIT E

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

(See Exhibit 10.2 of Dynegy’s Current Report on Form 8-K filed April 24, 2013)

Exhibit E

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:

[Date]

This Solvency Certificate is being executed and delivered pursuant to Section 6.10 of that certain Credit Agreement, dated as of [        ], 2013, among Dynegy Inc. (the “Borrower”), a Delaware Corporation, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Trustee (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [        ], the [chief financial officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.                                      I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (other than DNE), taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.                                      as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries (other than DNE), taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries (other than DNE), taken as a whole; (ii) the capital of the Borrower and its Subsidiaries (other than DNE), taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries (other than DNE), taken as a whole, contemplated as of the date hereof; (iii) the present fair saleable value of the assets of the Borrower and its Subsidiaries (other than DNE), taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including Contingent Obligations) of the Borrower and its Subsidiaries (other than DNE), taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; and (iv) the Borrower and its Subsidiaries (other than DNE), taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and Contingent Obligations) beyond their ability to pay such Indebtedness as they mature in the ordinary course of business.  For the purposes hereof, the amount of any Contingent Obligation at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

Exhibit F-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

DYNEGY INC.

By:
Name:
Title: [Chief Financial Officer/equivalent officer]

Exhibit F-2

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of April 23, 2013 (as amended, restated, amended and restated or otherwise modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among DYNEGY INC. (the “Borrower”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, including any permitted successor thereto, the “Administrative Agent”) and as Collateral Trustee and each lender from time to time party thereto.  In the event of any inconsistency between this certificate and the Credit Agreement, the terms of the Credit Agreement shall control.  Pursuant to Section 9.01(d) of the Credit Agreement, the undersigned, solely in his/her capacity as an Authorized Officer of the Borrower, certifies as follows:

1.                                      [Attached hereto as Exhibit A are the annual financial statements required by Section 9.01(b) of the Credit Agreement [(including the related financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such financial statements)] (1).](2)

2.                                      [Attached hereto as Exhibit A are the quarterly financial statements required by Section 9.01(a) of the Credit Agreement [(including the related financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such financial statements)] (3).](4)

3.                                      To my knowledge after due inquiry, no Default or Event of Default has occurred and is continuing on the date hereof.(5)

4.                                      [Calculations to be used to determine compliance with the covenant set forth in Section 10.07 of the Credit Agreement:

Senior Secured Leverage Ratio:

Consolidated Senior Secured Net Debt (as of the last day of the Test Period) =	[ ]
Consolidated Adjusted EBITDA (for such Test Period) =	[ ]
Actual Ratio =	[ ] to 1.0
Required Ratio =	[ ] to 1.0

(1)              To be included only to the extent any such adjustments are needed.

(2)              To be included if accompanying annual financial statements only.

(3)              To be included only to the extent any such adjustments are needed.

(4)              To be included if accompanying quarterly financial statements only.

(5)              If unable to provide the certification in paragraph 3, insert the following text as paragraph 3: “On the date hereof the Defaults and/or Events of Default set forth on Schedule 3 attached hereto have occurred and are continuing.” and specify the nature and extent therefor and the corrective action (if any) taken or proposed to be taken in connection therewith, on Schedule 3.

Exhibit G-1

Supporting detail showing the calculation of Senior Secured Leverage Ratio is attached hereto as Schedule 1.](6)

5.                                      Attached hereto as Schedule 2 is the other information required by Section 9.01(d)(ii) and (iii) of the Credit Agreement.

(6)              Paragraph 4 to be provided only to the extent that a Compliance Date occurred on the last day of the period covered by financial statements referenced in paragraphs 1 or 2 above.

Exhibit G-2

EXHIBIT G — SCHEDULE I

SCHEDULE 1

(A) Senior Secured Leverage Ratio:

(1) Consolidated Senior Secured Net Debt as of [ , 20 ]:

(a)                                the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries, consisting only of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations, Attributable Debt and debt obligations evidenced by promissory notes or similar instruments, that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary (other than Liens that are contractually subordinated to the Liens of the Collateral Trustee in the Collateral pursuant to intercreditor and subordination arrangements that are reasonably satisfactory to the Administrative Agent) outstanding on such date;(1)(2)

minus

(b)                                the aggregate amount of Unrestricted cash and Cash Equivalents together with the aggregate amount of Restricted cash and Cash Equivalents which secures the Obligations under the Credit Agreement and the other Credit Documents, in an aggregate amount not to exceed $150,000,000;

minus

(c) the Initial Tranche B-1 Term Loans.

Consolidated Senior Secured Net Debt:

(2) Consolidated Adjusted EBITDA:

(a) Consolidated Net Income for such period:

(1)                                 Determined on a basis in accordance with GAAP.

(2)                                 Excluding Indebtedness (i) in respect of (x) any cash collateralized letters of credit or (y) any other letter of credit, except to the extent of an Unpaid Drawing, (ii) of Unrestricted Subsidiaries, (iii) of Excluded Subsidiaries (but, for the avoidance of doubt, not secured Guarantees of such Indebtedness by the Loan Parties), (iv) of any Person other than the Borrower and its Restricted Subsidiaries and (v) in respect of Hedging Obligations.

Exhibit G-3

(i) the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; excluding, without duplication:

(A)                               the Net Income for such period of any Person that is not a Restricted Subsidiary of the Borrower or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or similar distributions (including pursuant to other intercompany payments but excluding Concurrent Cash Distributions) paid in cash to the Borrower or a Restricted Subsidiary;

(B)                               the Net Income of any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary of the Borrower or its stockholders;

(C) the cumulative effect of a change in accounting principles.

(D)                               any net after-tax non-recurring or unusual gains, losses (less all fees and expenses relating thereto) or other charges or revenue or expenses (including, without limitation, relating to severance, relocation and one-time compensation charges);

(E) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or

Exhibit G-4

employees, whether under FASB 123R or otherwise;

(F) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations;

(G) any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions; and

(H) any impairment charge or asset write-off pursuant to Financial Accounting Statement No. 142 and No. 144 or any successor pronouncement;

plus

(ii) to the extent not already included in Consolidated Net Income of the Borrower and its Restricted Subsidiaries:

(x) the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption;

(y)                                 reimbursements of any expenses or charges that are actually received and covered by indemnification or other reimbursement provisions, in each case to the extent such expenses, charges or losses were deducted in the calculation of Consolidated Net Income; and

(z)                                  the purchase accounting effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any acquisition (including the acquisition of AER and its subsidiaries) or other similar investment permitted under the Credit Agreement, or the amortization or write-off of any amounts thereof;

Exhibit G-5

(b)                                plus, in each case to the extent deducted in determining Consolidated Net Income of the Borrower for such period (other than with respect to clauses (b)(vii) and (b)(xiii), the sum of the following amounts:

(i)                                     total interest expense (inclusive of amortization of premiums, deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees, non-cash interest payments, the interest component of Capital Lease Obligations, net payments, if any, pursuant to interest rate protection agreements with respect to Indebtedness, the interest component of any pension or other post-employment benefit expense) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(ii)                                  provision for taxes based on income, profits or capital and foreign withholding taxes and franchise, state single business unitary and similar taxes for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(iii)                               all depreciation and amortization expense of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, including but not limited to amortization or impairment of intangibles (including, but not limited to goodwill), non-cash write offs of debt discounts and debt issuances, non-cash costs and commissions, non-cash discounts and other non-cash fees and charges with respect to Indebtedness, Interest Rate/Currency Hedging Agreements and Commodity Hedging Agreements;

(iv)                              other unusual or non-recurring cash charges, or expenses of the Borrower and its Restricted Subsidiaries during such period including, without limitation, costs of and payments of legal settlements, fines, judgments or orders;

(v)                                 the amount of all other non-cash charges, losses or expenses (including non-cash employee and officer equity compensation expense (including stock options), or asset write-offs, write-ups or write-downs) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (but excluding any additions to bad debt reserves or bad

Exhibit G-6

debt expense and any non-cash charge to the extent it represents amortization of a prepaid cash item that was paid in a prior period);

(vi)                              cash restructuring charges or reserves, including any restructuring costs and integration costs incurred in connection with the Transaction, acquisitions permitted under the Credit Agreement (including the acquisition of AER and its subsidiaries) or Significant Asset Sales or other Specified Transactions after the Closing Date, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses (including professional and underwriting fees), and consulting fees and any one-time expense relating to enhanced accounting function, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs or any other costs incurred in connection with any of the foregoing; provided that amounts added back pursuant to this clause (b)(vi) shall not, when taken together with any add-backs pursuant to clause (b)(vii) below and Section 1.06(iv) of the Credit Agreement, account for more than 15% of Consolidated Adjusted EBITDA in such Test Period (calculated before giving effect to any such add-backs and adjustments);

(vii)                           the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized in connection with the Transactions or any Specified Transaction (including the acquisition of AER and its subsidiaries) or the implementation of an operational initiative (including the termination, abandonment or discontinuance of operations and product lines) after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such

Exhibit G-7

period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by an Authorized Officer of Borrower shall be delivered to the Administrative Agent together with this compliance certificate, certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable, reasonably anticipated to be realizable and factually supportable in the good faith judgment of Borrower, and (y) such actions are to be taken within, in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with (I) the Transactions, 18 months after the Closing Date and (II) in all other cases, within 18 months after the consummation of the Specified Transaction or the implementation of an operational initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (B) projected amounts (and not yet realized) may not be added pursuant to this clause (b)(vii) to the extent occurring more than six Fiscal Quarters after the specified action taken in order to realize such projected cost savings, operating expense reduction, other operating improvements and synergies and (C) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (b)(vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided that amounts added back pursuant to this clause (b)(vii) shall not, when taken together with any add-backs pursuant to clause (b)(vi) above and Section 1.06(iv) of the Credit Agreement, account for more than 15% of Consolidated Adjusted EBITDA in such Test Period (calculated before giving effect to any such add-backs and adjustments);

(viii) pro forma adjustments set forth on Schedule 1.01(c) to the Credit Agreement;

(ix)                              other accruals, up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence, repayment, amendment or modification of Indebtedness permitted by the Credit Agreement (whether or not successful, and including costs and

Exhibit G-8

expenses of the Administrative Agent and Lenders that are reimbursed) and up-front or financing fees, transaction costs, commissions, expenses, premiums or charges related to the Transaction and any non-recurring merger or business acquisition transaction costs incurred during such period (in each case whether or not successful);

(x) fees, costs and expenses incurred in connection with the Transaction, including fees, costs and expenses of any counsel, consultants or other advisors;

(xi)                              expenses to the extent covered by contractual indemnification, insurance or refunding provisions in favor of the Borrower or any of its Restricted Subsidiaries and actually paid by such third parties, or, so long as Borrower has made a determination that a reasonable basis exists for payment and only to the extent that such amount is in fact paid within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so paid within such 365 days);

(xii)                           to the extent covered by business interruption insurance and actually reimbursed or otherwise paid, expenses or losses relating to business interruption or any expenses or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(xiii)                        in respect of any period which includes a Cure Quarter, the amount of proceeds from any sale or issuance of Qualified Equity Interests in connection with the exercise of a Cure Right in respect of such Cure Quarter;

(xiv) effects of adjustments in the consolidated financial statements of the Borrower pursuant to GAAP (including, without limitation, in the inventory,

Exhibit G-9

property and equipment, goodwill, software, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any acquisition permitted under the Credit Agreement (including the acquisition of AER and its subsidiaries) or the amortization or write-off of any amounts thereof; and

(xv) adjustments on upfront premiums received or paid by the Borrower and its Restricted Subsidiaries for financial options in periods other than the strike periods;

(c) minus, to the extent not otherwise deducted in determining Consolidated Net Income of the Borrower and without duplication, the sum of the following:

(i)                                     all cash payments or cash charges made (or incurred) by the Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated Adjusted EBITDA in a previous period;

(ii) income and gain items corresponding to those referred to in clauses (b)(iv) and (b)(v) above (other than the accrual of revenue in the ordinary course);

(iii) gains related to pensions and other post-employment benefits; and

(iv) federal, state, local and foreign income tax credits;

provided that:

(A)                               to the extent included in Consolidated Net Income of the Borrower, there shall be excluded in determining Consolidated Adjusted EBITDA (x) currency translation gains and losses related to currency re-measurements of Indebtedness and (y) gains or losses on Interest Rate/Currency Hedging Agreements and Commodity Hedging Agreements;

(B)                               to the extent included in Consolidated Net Income of the Borrower, there shall be excluded in determining Consolidated Adjusted EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related

Exhibit G-10

pronouncements and interpretations; and

(C)                               without duplication of amounts already deducted or excluded in determining the Consolidated Adjusted EBITDA (or the component defined terms), the Consolidated Adjusted EBITDA attributable to Excluded Project Subsidiaries shall be excluded from the calculation of Consolidated Adjusted EBITDA for all purposes of the Credit Documents, except to the extent (and solely to the extent) actually distributed or repatriated in cash by any such Excluded Project Subsidiary to the Borrower or any Subsidiary Guarantor.

Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated Adjusted EBITDA for any Test Period which includes any Fiscal Quarter ended on or prior to June 30, 2013, Consolidated Adjusted EBITDA for all portions of such period occurring prior to June 30, 2013 shall be calculated in accordance with the definition of “Test Period” contained in the Credit Agreement.

Consolidated Adjusted EBITDA:

Consolidated Senior Secured Net Debt to Consolidated Adjusted EBITDA	[ ]:1.00

Covenant Requirement	No more than [ ]:1.00

Exhibit G-11

EXHIBIT G — SCHEDULE 2

SCHEDULE 2

[(1)          List each additional Restricted Subsidiary since [insert date of delivery of last Compliance Certificate or, if later, the Closing Date]:  [              ]

(2)           List each additional Unrestricted Subsidiary since [insert date of delivery of last Compliance Certificate or, if later, the Closing Date]:  [              ]](1)

[There has been no change in the identity of Restricted and Unrestricted Subsidiaries since [the Closing Date] [the date of the last Compliance Certificate].](2)

[(3)          List each additional Immaterial Subsidiary since [insert date of delivery of last Compliance Certificate or, if later, the Closing Date]:  [              ]](3)

[There has been no change in the identity of Immaterial Subsidiaries since [the Closing Date] [the date of the last Compliance Certificate].](4)

[(4)          List each additional Excluded Project Subsidiary since [insert date of delivery of last Compliance Certificate or, if later, the Closing Date]:  [              ]](5)

[There has been no change in the identity of Excluded Project Subsidiaries since [the Closing Date] [the date of the last Compliance Certificate].](6)

(1)           Only required to list Restricted and Unrestricted Subsidiaries if there has been a change since the later of the Closing Date and the date of the last Compliance Certificate.

(2)           Use this language if there has not been a change in Restricted or Unrestricted Subsidiaries since the later of the Closing Date and the date of the last Compliance Certificate.

(3)           Only required to list Immaterial Subsidiaries if there has been a change since the later of the Closing Date and the date of the last Compliance Certificate.

(4)           Use this language if there has not been a change in Immaterial Subsidiaries since the later of the Closing Date and the date of the last Compliance Certificate.

(5)           Only required to list Excluded Project Subsidiaries if there has been a change since the later of the Closing Date and the date of the last Compliance Certificate.

(6)           Use this language if there has not been a change in Excluded Project Subsidiaries since the later of the Closing Date and the date of the last Compliance Certificate.

Exhibit G-12

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as an Authorized Officer of Dynegy Inc., has executed this certificate for and on behalf of Dynegy Inc. and has caused this certificate to be delivered this [        ] day of [                          ], 20[    ].

DYNEGY INC.

By:
Name:
Title:

Exhibit G-13

EXHIBIT H

FORM OF ASSIGNMENT
AND
ASSUMPTION AGREEMENT(1)

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.]  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”).  The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Classes identified below (including, to the extent included in any such Classes, Letters of Credit and Swingline Loans) and/or Letter of Credit Commitments identified below ([the] [each, an] “Assigned Interest”).  [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.           Assignor:

2.                                      Assignee:                                                                               ](2)

[1][3].     Credit Agreement:                                              Credit Agreement, dated as of April 23, 2013 (as amended, restated, amended and restated or otherwise modified and/or supplemented from time to time), among DYNEGY INC. (the “Borrower”), a Delaware corporation, the Lenders from time to time party thereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Collateral Trustee.

[2.           Assigned Interest:(3)

(1)               This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

(2)               If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively.  In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

(3)               Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

Exhibit H-1

Assignor	Assignee	Class Assigned(4)	Aggregate Amount of Commitment/Loans under Relevant Class for all Lenders	Amount of Commitment/Loans under Relevant Class Assigned
[Name of Assignor]	[Name of Assignee]
[Name of Assignor]	[Name of Assignee]

(4)              For complex multi-class assignments a separate chart for each class should be used for ease of reference.

Exhibit H-2

[4.           Assigned Interest:(5)

Class/Commitment Assigned	Aggregate Amount of Loans/Commitments under Relevant Class for all Lenders	Amount of Loans/Commitments under Relevant Class Assigned
Tranche B-1 Term Loans(6)	$	$
Tranche B-2 Term Loans	$	$
Revolving Loans(7)	$	$
Revolving Loan Commitments	$	$
Letter of Credit Commitments	$	$

Effective Date                       ,         ,         .

Assignor[s] Information		Assignee[s] Information

Payment Instructions:		Payment Instructions:

	Reference:		Reference:

Notice Instructions:		Notice Instructions:

(5)               Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

(6)              Shall not be less than an amount of $1,000,000 and in increments in an amount of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents.

(7)              Shall not be less than an amount of $5,000,000 and in increments in an amount of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents.

Exhibit H-3

Reference:	Reference:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE](8)

By:	By:
Name:	Name:
Title:	Title:

(8)              Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit H-4

[Consented to and](9) Accepted:

[CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH],
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[DYNEGY INC.

By:
Name:
Title:](10)

(9)              Insert only if the Administrative Agents’ consent is required pursuant to Section 13.04(b) or (c) of the Credit Agreement.  Consent of the Administrative Agent shall not be unreasonably withheld or delayed.

(10)       Insert only if the Borrower’s consent is required pursuant to 13.04(b) and/or 13.04(c), as applicable, of the Credit Agreement.

Exhibit H-5

ANNEX I TO
EXHIBIT H

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.             Representations and Warranties.

1.1.         Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.         Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is [an Eligible Transferee under Section 13.04(c) of the Credit Agreement] [and] [a commercial bank that issues letters of credit in the ordinary course of its business]; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a[n] [Lender] [and an] [Issuing Lender] thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) it has attached to this Assignment any tax documentation (including without limitation the IRS Forms, any FATCA documentation, and, if applicable, a U.S. Tax Compliance Certificate as required pursuant to Section 5.04(b)(ii)) required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender or Issuing Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent and the Collateral Trustee to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Trustee, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a[n] [Lender] [and an] [Issuing Lender].

Exhibit H-5

2.             Payment.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.             Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a[n] [Lender] [and an] [Issuing Lender] thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4.             General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment.  THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

*              *              *

Exhibit H-6

EXHIBIT I

FORM OF INTERCREDITOR AGREEMENT

(See Exhibit 10.3 of Dynegy’s Current Report on Form 8-K filed April 24, 2013)

Exhibit I-1